   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1998
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        RADIATION THERAPY SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               FLORIDA                                8011                               65-0768951
    (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
          OF INCORPORATION)                CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                              1850 BOY SCOUT DRIVE
                                  SUITE A-101
                           FORT MYERS, FLORIDA 33907
                                 (941) 931-7275
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              G. DAVID SCHIERING,
              EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
                        RADIATION THERAPY SERVICES, INC.
                              1850 BOY SCOUT DRIVE
                                  SUITE A-101
                           FORT MYERS, FLORIDA 33907
                                 (941) 931-7275
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                TIMOTHY E. HOBERG, ESQ.                                   DARRELL C. SMITH, ESQ.
            TAFT, STETTINIUS & HOLLISTER LLP                          SHUMAKER, LOOP & KENDRICK, LLP
                 1800 STAR BANK CENTER                                   SUITE 2800 BARNETT PLAZA
                   425 WALNUT STREET                                    101 EAST KENNEDY BOULEVARD
              CINCINNATI, OHIO 45202-3957                                  TAMPA, FLORIDA 33602
                     (513) 381-2838                                           (813) 229-7600

                            ------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]   ________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]   ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
              TITLE OF SECURITIES                         PROPOSED MAXIMUM                      AMOUNT OF
                TO BE REGISTERED                    AGGREGATE OFFERING PRICE(1)              REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value.................            $41,400,000                          $12,213
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1998

PROSPECTUS

                                             SHARES

[LOGO]                  RADIATION THERAPY SERVICES, INC.

                                  COMMON STOCK
                            ------------------------

     All      shares of Common Stock offered hereby (the "Offering") are being sold by Radiation Therapy Services, Inc. (the "Company"). Prior to this Offering, there has been no public market for the Common Stock. It is currently
estimated that the initial public offering price will be between $     and
$     per share. See "Underwriting" for information relating to the determination of the initial public offering price.

     The Company has applied to have the Common Stock approved for listing on the Nasdaq National Market under the symbol "RTSI."

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 10.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                          PRICE TO               UNDERWRITING             PROCEEDS TO
                                           PUBLIC                DISCOUNT (1)             COMPANY (2)
------------------------------------------------------------------------------------------------------------
Per Share.......................             $                        $                        $
------------------------------------------------------------------------------------------------------------
Total(3)........................             $                        $                        $
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Exchange Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, estimated to be $     , payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up
    to      additional shares of Common Stock, on the same terms and conditions as set forth above, to cover over-allotments, if any. If the Underwriters exercise the over-allotment option in full, the total Price to Public will
    be $     , the total Underwriting Discount will be $     and the total
    Proceeds to Company will be $     . See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates representing shares of Common Stock will be made on
or about               , 1998 through the Depository Trust Company or at the
offices of Robert W. Baird & Co. Incorporated, Milwaukee, Wisconsin.

ROBERT W. BAIRD & CO.                                          WHEAT FIRST UNION
                INCORPORATED

              THE DATE OF THIS PROSPECTUS IS               , 1998.

                    [PICTURE OF RADIATION THERAPY EQUIPMENT]

                  -------------------------------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SYNDICATE SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                  -------------------------------------------

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the risk factors and other information contained in this Prospectus before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of the federal securities laws. Discussions containing such forward-looking statements may be found in the material set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, dependence on reimbursement by third party payors, multiple risks associated with acquisitions and development strategy, need for additional financing, ability to manage growth, reliance on certain personnel, uncertainties related to the demand for the services provided by the Company, competition, extensive state and federal government regulation of the healthcare industry, potential litigation, effective control by principal shareholders, variations in quarterly operating results, volatility of the stock price and other factors including those set forth under "Risk Factors."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and the Unaudited Supplemental Combined and Consolidated Financial Statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus including the information under "Risk Factors." Unless otherwise indicated, the information included in this Prospectus assumes no exercise of the Underwriters' over-allotment option and has been adjusted to
reflect a      -for-1 stock split to occur immediately prior to the consummation of the Offering.

     References in this Prospectus to "RTS" or the "Company" refer to Radiation Therapy Services, Inc. and its subsidiaries on a consolidated basis, giving effect to the completion of a recapitalization and exchange transaction completed effective August 1, 1997 (the "Exchange Transaction"), and, for periods prior to the Exchange Transaction, refer to the Company's predecessors on a combined basis. References to the "Company's centers" or "centers operated by the Company" include (i) 13 centers owned by the Company in Florida where management and radiation therapy services are provided by employees of the Company, (ii) two centers in New York and two centers in Nevada which are owned and managed by the Company where radiation therapy services are provided by employees of professional corporations owned by certain shareholders of the Company, (iii) two hospital-based centers in Florida where the Company's employees provide management or radiation therapy services, and (iv) two hospital-based centers in New York which are owned by a joint venture in which the Company has an interest and which are managed by the Company and where radiation therapy services are provided by employees of a professional corporation owned by certain shareholders of the Company. References to the "Company's radiation oncologists" include those employed by the Company and those employed by the professional corporations, and references to the "Company's patients" include all patients who receive treatment at the Company's centers. See "The Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE COMPANY

     Radiation Therapy Services, Inc. is a leading developer and operator of radiation therapy centers. These centers, which are freestanding and hospital-based, provide a full spectrum of radiation therapy services to cancer patients, including conventional external beam radiation treatments and advanced services such as prostate seed implants and 3-D conformal treatment planning. In its 15 years of operation, the Company has developed an operating model which enables the Company's centers to deliver high quality, cost-effective patient care. Currently, the Company operates 21 centers clustered into regional networks in Florida, New York and Nevada. Ten centers were internally developed, seven were acquired and four are hospital-based.

INDUSTRY

     The Company estimates that the market for radiation therapy is between $4 and $5 billion annually, which represents a significant portion of the $37 billion spent on direct medical costs to treat cancer. Radiation therapy treatments are performed on approximately 50% of all cancer patients, both to cure cancer and as a palliative treatment. Radiation therapy is used as a stand-alone cancer treatment and in conjunction with other treatments.

     The radiation therapy market is highly fragmented. The Company believes that no single competitor currently operates more than three percent of the approximately 2,000 domestic treatment centers. The Company also believes that the radiation therapy market offers a consolidation opportunity because (i) efficiencies are available through economies of scale and use of standardized operating procedures, (ii) radiation oncologists seek to affiliate with larger companies to obtain access to capital and financial liquidity, to gain access to equipment and expertise in order to provide advanced treatment services and to facilitate contracting with managed care providers and (iii) managed care companies desire to contract with fewer providers.

     According to the American Cancer Society, the estimated number of cancer cases diagnosed annually in the United States (excluding certain skin cancers) increased from approximately 771,000 in 1979 to an estimated 1.2 million in 1998. This increase is attributable to several factors, including a growing and aging population, exposure to carcinogens and earlier detection of cancers. The probability of developing cancer increases significantly with age, and according to the National Cancer Institute, people over age 65 are ten times more likely to develop cancer than those under 65. The growth rate of the over-65 age group is nearly triple that of the under-65 age group.

BUSINESS

     The Company's centers focus exclusively on providing radiation therapy. The Company believes its centers are differentiated from competitors by their high standard of quality patient care and service, their ability to provide a full spectrum of advanced treatments and their efficient operations. Additionally, the Company's senior radiation oncologists are nationally recognized for excellence and leadership in the field of radiation oncology. For example, one of the Company's radiation oncologists is the current President of the American College of Radiation Oncology. These attributes have enabled the Company to increase its referrals from physicians, to continue to recruit highly regarded radiation oncologists and to secure contractual arrangements with managed care providers, all of which have allowed further expansion of the Company's regional networks of radiation therapy centers. External beam treatments performed at the Company's radiation therapy centers have increased from approximately 290 average daily treatments in 1993 to 560 treatments in 1997, a compound annual growth rate of 17.9%.

     The Company has developed an operating model based on standardized operating procedures and its radiation oncologists have developed proprietary clinical pathways that enable its centers to deliver cost-effective, high quality patient care. This standardized operating model, which includes manuals, policies and documented procedures, ensures uniformity and efficiency of operations among the centers. The Company's cancer registry of over 10,000 treated patients, one of the largest domestic cancer patient databases, and its ability to conduct real-time peer review over a proprietary wide area network are key components of the development of clinical pathways by the Company's radiation oncologists. The Company believes its systems have been proven over time and enable it to operate efficiently its existing centers, develop successfully its new centers and integrate acquisitions. The success of the Company's operating model is evidenced by its pro forma operating income margin of 17.3% in fiscal 1997.

GROWTH STRATEGY

     The Company's strategic objective is to expand its existing regional networks and develop new regional networks of freestanding and hospital-based radiation therapy centers. The Company continues to increase the penetration in its existing regional networks by (i) growing patient volume through increased referrals and new managed care contracts, (ii) adding advanced radiation therapy services, (iii) internally developing new centers, (iv) acquiring established centers, and (v) forming joint ventures or other arrangements with hospitals. The Company also intends to continue to grow by building new regional networks in attractive markets. As target markets are identified, the Company enters those markets through multiple methods, including internal center development, acquisition of established centers and the formation of hospital alliances.

     In 1998, the Company expanded its operations to 21 centers by augmenting an existing Florida network with an internally developed center and acquiring a center in an existing New York network. In addition, the Company established its second New York regional network through a joint venture with a hospital to operate two radiation therapy centers. The Company has also identified an attractive market for a new regional network in Maryland and has entered into a definitive Asset Purchase Agreement pursuant to which it expects to consummate the acquisition of a center in this market during the fourth quarter of 1998. The success of the Company's growth strategy is evidenced by its increase in net service revenues from $17.8 million in fiscal 1993 to $33.6 million in fiscal 1997, representing a 17.2% compound annual growth rate. In 1997 and the first six months of 1998, net service revenues increased by 20.1% and 27.9%, respectively, as compared to 1996 and the first six months of 1997.

                                  THE OFFERING

Common Stock offered by the
  Company...........................                         shares

Common Stock to be outstanding after
  the Offering......................                         shares (1)

Use of Proceeds.....................     To repay certain indebtedness of the
                                         Company and to finance certain
                                         distributions to existing shareholders
                                         in connection with the termination of
                                         the Company's S Corporation status. See
                                         "Use of Proceeds" and "Certain
                                         Relationships and Related Party
                                         Transactions."

Proposed Nasdaq National Market
symbol..............................     RTSI
---------------

(1) Excludes 558,076 shares issuable upon exercise of outstanding stock options
    and                shares issuable upon exercise of stock options to be
    granted at the time of the Offering to certain employees of the Company, radiation oncologists and consultants under the Company's 1997 Stock Option Plan. See "Management -- Stock Options." Also excludes $700,000 of Common
    Stock (               shares at an assumed initial offering price of
    $     per share) which will be issued pursuant to an agreement relating to the centers located in Utica, New York. See "Certain Relationships and Related Party Transactions -- Transactions."

                             SUMMARY FINANCIAL DATA

     The Company's principal predecessor was formed in the early 1980s to own and operate a radiation therapy center in Fort Myers, Florida. As this company prospered, its physician-owners began to buy and build additional radiation therapy centers, generally using additional corporations and partnerships to operate each center and own the related real estate. By late 1996, there were a total of 39 such companies under common management (the "Predecessor Companies"). As a result of the Exchange Transaction, on August 1, 1997, these companies became wholly-owned subsidiaries of the Company. For accounting purposes, 21 of the Predecessor Companies, which were substantially identically owned, were combined in a recapitalization and treated as the acquiror of the 18 remaining companies. As a result, the net assets of the 21 were carried forward at a historical basis, while the net assets of the remaining 18 were recorded at fair market value using the purchase method of accounting. Set forth below are Summary Consolidated Financial Data which give effect to the Exchange Transaction. Also set forth are Summary Supplemental Financial Data which include the combined results of the 39 companies taken as a whole up to the date of the Exchange Transaction and of the Company on a consolidated basis thereafter. The Summary Supplemental Financial Data is presented since the Company believes that this presentation results in the most meaningful comparison of the years presented, and that it provides a useful historical perspective on the development of the Company's business by its common managers.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
          (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)

                                                                                                       SIX MONTHS
                                                YEAR ENDED DECEMBER 31,                              ENDED JUNE 30,
                             -------------------------------------------------------------   -------------------------------
                                                                                PRO FORMA                         PRO FORMA
                                                                               AS ADJUSTED                       AS ADJUSTED
                              1993      1994      1995      1996      1997     1997(1)(2)     1997      1998       1998(2)
                             -------   -------   -------   -------   -------   -----------   -------   -------   -----------
STATEMENT OF OPERATIONS DATA:
  Net service revenues.....  $14,134   $17,537   $20,966   $22,166   $29,349     $33,626     $12,454   $21,078     $21,078
  Direct costs of therapy
    services...............    7,350     9,445    11,078    10,937    13,787      16,706       5,727    10,178      10,178
                             -------   -------   -------   -------   -------     -------     -------   -------     -------
  Treatment center
    contribution...........    6,784     8,092     9,888    11,229    15,562      16,920       6,727    10,900      10,900
  General and
    administrative.........    4,621     5,874     6,329     7,634    10,412      11,116       4,019     6,825       6,825
                             -------   -------   -------   -------   -------     -------     -------   -------     -------
  Operating income.........    2,163     2,218     3,559     3,595     5,150       5,804       2,708     4,075       4,075
  Interest expense.........      161       866     1,100     1,114     1,775          --         631     1,397          --
  Other income.............       13        39       105       123       130         159          48       152         152
                             -------   -------   -------   -------   -------     -------     -------   -------     -------
  Net income...............    2,015     1,391     2,564     2,604     3,505       5,963       2,125     2,830       4,227
  Pro forma provision for
    income taxes (3).......      766       529       974       990     1,367       2,326         808     1,104       1,649
                             -------   -------   -------   -------   -------     -------     -------   -------     -------
  Pro forma net income.....  $ 1,249   $   862   $ 1,590   $ 1,614   $ 2,138     $ 3,637     $ 1,317   $ 1,726     $ 2,578
                             =======   =======   =======   =======   =======     =======     =======   =======     =======
  Pro forma basic net
    income per common share
    (4)....................
  Pro forma diluted net
    income per common share
    (4)....................
  Weighted average common
    shares outstanding
    (4)....................
SELECTED OPERATING DATA:
  Number of average daily
    external beam
    treatments.............      211       286       342       380                   560         443       659         659
  Treatment centers at
    period end.............        6         8         9        10                    17          11        21          21
  EBITDA (000s) (5)........  $ 3,264   $ 4,481   $ 6,161   $ 5,887               $ 9,229     $ 3,772   $ 6,451     $ 6,451

                                                                               AS OF
                                                                           JUNE 30, 1998
                                                              ---------------------------------------
                                                                                        PRO FORMA AS
                                                              ACTUAL    PRO FORMA(6)   ADJUSTED(6)(7)
                                                              -------   ------------   --------------
BALANCE SHEET DATA:
  Working capital (deficit).................................  $(6,301)    $(8,801)
  Property and equipment, net...............................   33,393      33,393
  Total assets..............................................   59,238      59,238
  Total debt................................................   36,142      36,142
  Total shareholders' equity................................   18,231      15,501

(1) Represents the consolidated results of the Company for the year ended December 31, 1997, assuming the Exchange Transaction had occurred on January 1, 1997, and reflects the change in basis for the Predecessor Companies deemed to be acquired and the corresponding depreciation and amortization expense for the year ended December 31, 1997. See Note 8 of the Notes to Consolidated Financial Statements.

(2) Represents elimination of interest expense related to the repayment of certain indebtedness from the net proceeds of the Offering as if repayment had occurred at the beginning of the respective periods.

(3) Reflects combined federal and state income tax rates on a pro forma basis, as if the Company had been taxed as a C Corporation, at 38%. See the Consolidated Statements of Operations and Notes 2 and 16 of the Notes to Consolidated Financial Statements.

(4) Reflects the pro forma earnings per share assuming an increase in the weighted average number of outstanding shares to the extent necessary to repay existing indebtedness and to pay distributions aggregating approximately $2.5 million to existing shareholders in connection with the termination of the Company's S Corporation status (the "S Corporation Distribution"). See "Selected Financial Data" and Notes 2 and 16 of the Notes to Consolidated Financial Statements.

(5) Represents earnings before interest expense, pro forma income taxes, and depreciation and amortization expense.

(6) After giving effect to the S Corporation Distribution and to the recognition of a net deferred tax liability of $230,000 resulting from the termination of the Company's S Corporation status. See "Use of Proceeds," "Selected Financial Data" and Notes 2 and 16 of the Notes to Consolidated Financial Statements.

(7) After giving effect to the Offering (assuming an initial public offering
    price of $     per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                      SUMMARY SUPPLEMENTAL FINANCIAL DATA
          (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)

                                                                                             SIX MONTHS
                                            YEAR ENDED DECEMBER 31,                        ENDED JUNE 30,
                        ----------------------------------------------------------------   ---------------
                                     COMBINED(1)                             PRO FORMA
                        -------------------------------------   PRO FORMA   AS ADJUSTED       COMBINED
                         1993      1994      1995      1996      1997(2)     1997(2)(3)        1997(1)
                        -------   -------   -------   -------   ---------   ------------   ---------------
STATEMENT OF OPERATIONS DATA:
  Net service
    revenues..........  $17,816   $21,435   $25,436   $27,990    $33,626      $33,626          $16,481
  Direct costs of
    therapy
    services..........    9,564    11,247    12,321    13,540     16,706       16,706            7,547
                        -------   -------   -------   -------    -------      -------          -------
  Treatment center
    contribution......    8,252    10,188    13,115    14,450     16,920       16,920            8,934
  General and
    administrative....    5,562     7,018     8,446     9,431     11,116       11,116            5,058
                        -------   -------   -------   -------    -------      -------          -------
  Operating income....    2,690     3,170     4,669     5,019      5,804        5,804            3,876
  Interest expense....      540     1,218     1,461     1,563      2,065           --              870
  Other income........       34        33       213       125        159          159               49
                        -------   -------   -------   -------    -------      -------          -------
  Net income..........    2,184     1,985     3,421     3,581      3,898        5,963            3,055
  Pro forma provision
    for income taxes
    (4)...............      830       754     1,300     1,361      1,563        2,326            1,161
                        -------   -------   -------   -------    -------      -------          -------
  Pro forma net
    income............  $ 1,354   $ 1,231   $ 2,121   $ 2,220    $ 2,335      $ 3,637          $ 1,894
                        =======   =======   =======   =======    =======      =======          =======
  Pro forma basic net
    income per common
    share (5).........
  Pro forma diluted
    net income per
    common share
    (5)...............
  Weighted average
    common shares
    outstanding (5)...
SELECTED OPERATING
  DATA:
  Number of average
    daily external
    beam treatments...      290       356       380       480                     560              581
  Treatment centers at
    period end........        9        11        12        14                      17               15
  EBITDA (000s) (6)...  $ 4,564   $ 6,106   $ 7,929   $ 7,871                 $ 9,229          $ 5,191

                                SIX MONTHS
                              ENDED JUNE 30,
                        --------------------------
                                        PRO FORMA
                        CONSOLIDATED   AS ADJUSTED
                            1998         1998(3)
                        ------------   -----------
STATEMENT OF OPERATION
  Net service
    revenues..........    $21,078        $21,078
  Direct costs of
    therapy
    services..........     10,178         10,178
                          -------        -------
  Treatment center
    contribution......     10,900         10,900
  General and
    administrative....      6,825          6,825
                          -------        -------
  Operating income....      4,075          4,075
  Interest expense....      1,397             --
  Other income........        152            152
                          -------        -------
  Net income..........      2,830          4,227
  Pro forma provision
    for income taxes
    (4)...............      1,104          1,649
                          -------        -------
  Pro forma net
    income............    $ 1,726        $ 2,578
                          =======        =======
  Pro forma basic net
    income per common
    share (5).........
  Pro forma diluted
    net income per
    common share
    (5)...............
  Weighted average
    common shares
    outstanding (5)...
SELECTED OPERATING
  DATA:
  Number of average
    daily external
    beam treatments...        659            659
  Treatment centers at
    period end........         21             21
  EBITDA (000s) (6)...    $ 6,451        $ 6,451

                                                                               AS OF
                                                                           JUNE 30, 1998
                                                              ---------------------------------------
                                                                                        PRO FORMA AS
                                                              ACTUAL    PRO FORMA(7)   ADJUSTED(7)(8)
                                                              -------   ------------   --------------
BALANCE SHEET DATA:
  Working capital (deficit).................................  $(6,301)    $(8,801)
  Property and equipment, net...............................   33,393      33,393
  Total assets..............................................   59,238      59,238
  Total debt................................................   36,142      36,142
  Total shareholders' equity................................   18,231      15,501

(1) Prior to August 1, 1997, the Company's business was operated through the Predecessor Companies. On August 1, 1997, the Company issued 8,000,000 shares of Common Stock to the original shareholders and partners of the Predecessor Companies in the Exchange Transaction, and the Predecessor Companies became wholly-owned subsidiaries of the Company. For accounting purposes, the Predecessor Companies that were substantially identically owned were combined in a recapitalization and treated as the acquiror of the remaining entities. As a result, the net assets of the Predecessor Companies that were substantially identically owned were carried forward at historical basis while the net assets of the remaining entities were recorded at fair market value using the purchase method of accounting. The combined results of the Predecessor Companies are presented for the years ended December 31, 1993, 1994, 1995 and 1996 and the six months ended June 30, 1997.

(2) Represents the combined results of the Predecessor Companies for the seven months ended July 31, 1997 and the consolidated results of the Company for the five months ended December 31, 1997, which reflect the change in basis for the Predecessor Companies deemed to be acquired and the corresponding depreciation and amortization expense assuming the Exchange Transaction had occurred on January 1, 1997.

(3) Represents elimination of interest expense related to the repayment of certain indebtedness from the net proceeds of the Offering as if repayment had occurred at the beginning of the respective periods.

(4) Reflects combined federal and state income tax rates on a pro forma basis, as if the Company had been taxed as a C Corporation, at 38%. See the Unaudited Supplemental Combined and Consolidated Statements of Operations and Notes 2 and 16 of the Notes to Unaudited Supplemental Combined and Consolidated Financial Statements.

(5) Reflects the pro forma earnings per share assuming an increase in the weighted average number of outstanding shares to the extent necessary to repay existing indebtedness and to pay the S Corporation Distribution. See "Selected Financial Data" and Notes 2 and 16 of Notes to the Unaudited Supplemental Combined and Consolidated Financial Statements.

(6) Represents earnings before interest expense, pro forma income taxes, and depreciation and amortization expense.

(7) After giving effect to the S Corporation Distribution and to the recognition of a net deferred tax liability of $230,000 resulting from the termination of the Company's S Corporation status. See "Use of Proceeds," "Selected Financial Data" and Notes 2 and 16 of the Notes to Unaudited Supplemental Combined and Consolidated Financial Statements.

(8) After giving effect to the Offering (assuming an initial public offering
    price of $     per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the Common Stock offered hereby.

DEPENDENCE UPON MEDICARE AND OTHER THIRD PARTY PAYORS; REIMBURSEMENT RISKS

     For the year ended December 31, 1997 and the six-month period ended June 30, 1998, the percentage of the Company's net service revenues derived from government sources (Medicare and Medicaid), commercial sources (private health insurance and other benefit programs) and private pay were 45.2%, 52.2% and 2.6%, and 46.8%, 50.8% and 2.4%, respectively. The Company's net service revenues and profitability are affected by the continuing efforts of all third party payors to contain or reduce the costs of healthcare by lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of services and negotiating reduced contract pricing. The Company believes that per-patient revenue from radiation therapy services may decline due to such actions by third party payors. While Medicare and Medicaid reimbursement rates fluctuate, these rates have remained relatively constant over the past several years. In 1998, the Company's reimbursement rates increased by approximately 8%. However, recent proposed changes in Medicare rates could reduce payment for radiation therapy services. The current proposal will reduce Medicare reimbursement rates by approximately 4% annually over the next five years beginning on January 1, 1999, unless prevented by Congressional action. Typically, Medicare represents 95% of the Company's government source revenues. In addition to Medicare, this proposed change would reduce reimbursement from commercial payors whose reimbursement is based on Medicare rates. The Company estimates that approximately 60% of its total reimbursements would be affected. Third party payors may deny reimbursement for certain medical services provided by the Company if they determine that a treatment was not performed in accordance with treatment protocols established by such payors or for other reasons. Any material changes in reimbursement levels under Medicare, Medicaid or commercial programs and any changes in applicable government regulations could have a material adverse effect on the Company's financial condition, results of operation and cash flow. Changes in the mix of the Company's patients among governmental, commercial and private pay categories and among different types of payors may also affect the Company's net service revenues and profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Payor Mix" and
"Business -- Reimbursement and Cost Containment."

     As an increasing percentage of patients become members of managed care organizations, the Company believes that its success will be dependent, in part, on its ability to negotiate contracts with health maintenance organizations ("HMOs"), employer groups and other private third party payors, pursuant to which its services will be provided on a risk-sharing or capitated basis. Under a capitated agreement, the Company agrees to accept a predetermined amount per member per month in exchange for undertaking to provide defined covered radiation oncology services to enrollees. Such contracts could pass much of the economic risk of providing care from the payor to the provider. Currently, capitated contracts represent less than 5% of the Company's net service revenues. To the extent that patients or enrollees covered by such contracts require more frequent or extensive care than the Company anticipates, additional costs would be incurred, resulting in a material reduction in the Company's operating margins.

RISKS ASSOCIATED WITH ACQUISITION AND DEVELOPMENT STRATEGY

     A major element of the Company's growth strategy is to continue to pursue acquisitions, construct facilities or form hospital alliances in new or existing markets. The Company may not be able to identify and acquire acceptable acquisition candidates on favorable terms and in a timely manner to the extent necessary to fulfill its expansion plans. Acquisitions may involve a number of special risks, including adverse short-term effects on the Company's operating results (such as potential earnings dilution), increased debt, diversion of management's attention to the assimilation of the operations and personnel of the acquired entities, inability to integrate successfully the acquired business into the Company's core business, dependence on retention, hiring and training of key personnel, risks associated with unanticipated legal liabilities, exposure to varying regulatory requirements and other unanticipated problems, any or all of which could have a material adverse effect on the Company's business, operating results and financial condition. Newly constructed centers typically incur initial operating losses and the time frame within which such centers become profitable, if at all, may vary. In addition, the development of new centers requires substantial management attention and investment in working capital, property and equipment, which may adversely affect the Company's business, operating results and financial condition. To the extent acquisitions are consummated or new centers are constructed, they ultimately may not be beneficial to the Company's operations or may not contribute to its growth. As the Company consummates acquisitions under purchase accounting, it will incur certain non-cash charges related to the amortization of intangible assets and goodwill. The Company expects to amortize intangible assets and goodwill over an average life of 25 years. In certain circumstances, all or a certain portion of the carrying amount of the intangible assets and goodwill may no longer be recoverable, in which event an additional charge to earnings would become necessary. As the Company's acquisitions increase, the Company's related intangible assets will correspondingly increase and any subsequent circumstance requiring the write-off of a substantial amount of unamortized intangible assets could have a material adverse effect.

     Additionally, approximately 23 states require that the Company have or obtain a certificate of need ("CON") in the state before the Company can operate healthcare facilities there. Management believes that none of the three states in which the Company currently is operating requires a CON for a radiation therapy center. However, there can be no assurance, due to ambiguities in state laws, that a governmental regulatory body could not determine otherwise and require CONs of certain centers. If a CON were to be required at a facility which does not have one, and a CON could not be obtained, the center could be forced to close, which would have a material adverse effect on the Company. Also, in certain of the states that have CON requirements, it is unlikely that a CON could be obtained through the application process, either because the total number of CONs allotted by the state already have been issued or because it is probable that the state would determine that additional facilities are not necessary. If the Company is unable to secure a CON through the application process, or by purchasing a CON from an existing holder or acquiring an entity that has a CON, it would be precluded from expanding into that state. The need either to purchase a CON or to acquire an entity with a preexisting CON also could increase substantially the cost to the Company to operate in or enter a region.

     Historically, the Company has operated within the state of Florida under an operating model which involves direct employment of radiation oncologists. The Company has expanded to Nevada and New York and anticipates that future growth will occur largely in states other than Florida. The Company's operations and form of relationship with radiation oncologists will have to be structured differently in states outside of Florida to comply with regulatory requirements, which could have an adverse effect on the Company. In Nevada and New York, existing state regulations have required the Company to modify its Florida form of operations with respect to its employment relationship with radiation oncologists and to enter into administrative services agreements with professional corporations that employ the radiation oncologists. As the Company continues to expand outside of Florida, the costs and risks associated with operating under different structures will correspondingly increase and could have a material adverse effect on the Company. In addition, the greater distances between networks and centers may lead to operating difficulties and the patient population demographics in other states may not be as favorable as Florida's. Furthermore, the Company's financial arrangements with the radiation oncologists in other states may differ unfavorably from its Florida arrangements. For example, in Florida, the Company generally may grant stock options as a component of compensation for employee-physicians without incurring compensation expense. In other states, the Company's use of stock options as a benefit to radiation oncologists could be adversely affected by the negative impact that the accounting treatment for such stock option grants to non-employees would have on the Company's earnings. Finally, the Company has limited experience operating radiation oncology centers outside of Florida and has limited experience in operating pursuant to administrative services agreements. For these reasons, it is possible that the operating results attained by the Company in Florida may not be achieved in other states.

AVAILABILITY OF FINANCING; POTENTIAL DILUTION TO SHAREHOLDERS

     The Company's growth strategy will require substantial capital, and the Company anticipates that it may, in the future, seek to raise additional funds through debt financing or the issuance of equity securities. Capital is also necessary for the integration of operations and the addition of equipment and technology. There can be no assurance that sufficient funds will be available on terms acceptable to the Company or at all. In addition, the

Company may issue equity or convertible securities as consideration for acquisitions. If additional equity or convertible securities are issued, dilution to the Company's shareholders may result, and if additional funds are raised through the incurrence of debt, the Company may become subject to restrictions on its operations and finances. Any limitation on the Company's ability to obtain additional financing could have a material adverse effect on the Company's business, operating results and financial condition.

ABILITY TO MANAGE GROWTH

     As the Company's business develops and expands, the Company will need to implement enhanced operational and financial systems and will require additional employees, management and operational and financial resources. The Company may not be able successfully to implement and maintain such operational and financial systems or successfully to obtain, integrate or utilize the employees, management and operational and financial resources required to manage a developing and expanding business. Failure to implement such systems successfully, adequately staff acquired businesses with competent employees and management, and use such resources effectively could have a material adverse effect on the Company's business, operating results and financial condition.

     The success of the Company's growth strategy is dependent in part on its ability to manage and control the costs and operations of its centers. The Company may not be able to integrate additional centers into the Company's operations or effectively manage or control the costs of such centers.

DEPENDENCE ON RADIATION ONCOLOGISTS AND OTHER QUALIFIED HEALTHCARE PROFESSIONALS

     The success of the Company is dependent upon its continuing ability to recruit, train and retain, or affiliate with, radiation oncologists, physicists and other qualified healthcare professionals in new and existing markets. The Company faces competition for such personnel from other healthcare providers, research and academic institutions, government entities and other organizations. The availability of such personnel is limited. The Company may not be successful in hiring or affiliating with and retaining its relationships with sufficient numbers of qualified healthcare professionals, or may experience delays from the need to train new personnel, which could have a material adverse effect on the Company's future growth and operations.

     In particular, for the foreseeable future, the Company's success is likely to depend upon the continued efforts of certain of its senior radiation oncologists, including Drs. Katin, Dosoretz, Blitzer, Garton and Rubenstein. A decision by any of these individuals to leave the Company's employ, to reduce his or her involvement on the Company's behalf or to compete with the Company could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of its executive officers and senior management, particularly its President and Chief Executive Officer, Daniel E. Dosoretz, M.D. The Company's continued growth will depend, in part, on its ability to attract and retain such high quality personnel. If the executive officers, senior managers or other key personnel of the Company become unable or decide not to continue in their present positions, and the Company is unable to attract and retain replacements, the Company's business, operating results and financial condition could be adversely affected. See "Management."

ENFORCEABILITY OF NON-COMPETITION COVENANTS

     The Company's radiation oncologists are employed under employment agreements which, among other provisions, provide that the radiation oncologists will not compete with the Company (or the professional corporations contracting with the Company) for a period of time after employment terminates. Such covenants not to compete are enforced to varying degrees from state to state. In most states, a covenant not to compete will be enforced only to the extent that it is necessary to protect the legitimate business interest of the party seeking enforcement, that it does not unreasonably restrain the party against whom enforcement is sought, and that it is not contrary to the public interest. This determination is made based upon all the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is unclear whether a court will enforce such a covenant in a given situation. Since the success of the Company depends in substantial part on the ability of the Company to preserve the business of its radiation oncologists, a determination that these provisions will not be enforced, which would allow professionals to compete, could have an adverse effect on the Company.

     Further, in New York and Nevada, and possibly in other states in the future, the radiation oncologists providing services at the Company's centers are employed by professional corporations which have administrative services agreements with the Company rather than by the Company itself. See "The Company." It is unclear whether the Company's interests under such administrative services agreements will be viewed by courts as the type of protected business interest that would permit the Company or the professional corporations to enforce a non-competition covenant against the radiation oncologists. The inability of the Company or the professional corporations to enforce such covenants could have an adverse effect on the Company.

POSSIBLE CONFLICTS UNDER ADMINISTRATIVE SERVICES AGREEMENTS

     In New York and Nevada, radiation therapy is provided at the Company's centers by radiation oncologists who are employed by professional corporations which are owned by certain of the Company's shareholders. These professional corporations have entered into administrative services agreements (the "Administrative Services Agreements") with the Company. Under the Administrative Services Agreements, the professional corporations are responsible for all medical and professional matters relating to the provision of radiation therapy and oncology services at the centers, while the Company is responsible for providing management, technical and administrative services and owns the furniture and equipment of the centers. The Company's standard form of Administrative Services Agreement has a term of 25 years. It is anticipated that similar arrangements will be implemented as the Company expands into other states where it cannot employ radiation oncologists. The Company is paid fixed monthly fees by the professional corporations for its services, which will be adjusted on a yearly basis. In the future, it is possible that the interests of the Company and the professional corporations may diverge and lead to possible conflicts of interest. In such case, the professional corporations could seek to reduce the fees paid to the Company, take a position that fees should remain the same (regardless of the success of the centers), or seek to terminate the Administrative Services Agreements or compete with the Company, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "The Company" and "Business -- Administrative Services Agreements."

TECHNOLOGICAL AND THERAPEUTIC CHANGES

     The treatment of cancer patients is subject to potentially revolutionary change. Although radiation therapy equipment has remained relatively free of technical obsolescence since the commercial introduction in the early 1970s of the linear accelerator (which produces radiation artificially, rather than by using the radiation emitted by natural cobalt isotopes), future technological developments could render the Company's equipment obsolete. Significant costs may have to be incurred in the replacement or modification of equipment in which the Company has a substantial investment prior to the end of its anticipated useful life. In addition, advances in other cancer treatment methods, such as chemotherapy, surgery and immunotherapy, or in cancer prevention techniques, could reduce demand or eliminate the need for the radiation therapy services provided by the Company. The development and commercialization of new radiation therapy technology or advances in other cancer treatment or prevention methods could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION; RELIANCE ON REFERRALS

     The Company's business is highly competitive. The principal competitive factors are patient service and satisfaction, pricing, quality of care, radiation oncologists' experience and expertise, strength of operational systems, access to advanced treatment procedures, technologically advanced equipment, management information systems, managed care expertise, patient referrals and access, management strength, regional network area coverage and quality assurance programs. The Company's centers face competition from several sources, including sole practitioners, single and multiple specialty physician groups, physician practice management companies, hospitals and operators of other radiation therapy centers. The Company may have to compete against these entities for patient referrals, contracts with payors and/or acquisitions. Increased competition could have a material adverse effect on the Company's financial condition and results of operations. The Company's success is significantly dependent on the ability of its radiation oncologists to attract patient referrals from third parties. A substantial portion of these referrals are made by physicians who have no contractual obligation to refer patients to the Company's radiation oncologists. The inability of the Company's physicians to attract sufficient referrals or the loss of a significant number of referring physicians could have a material adverse effect on the Company's financial condition and operating results. See "Business -- Competition."

GOVERNMENT REGULATION

     As a participant in the healthcare industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. The Company believes its operations are in material compliance with applicable laws. Nevertheless, many of the aspects of the Company's business arrangements and operations have not been the subject of federal, state or local regulatory interpretation and there can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or that the healthcare regulatory environment will not change so as to restrict the Company's existing operations or expansion.

     FALSE CLAIMS LAWS. State and federal civil and criminal statutes impose substantial penalties, including civil and criminal fines and imprisonment, on healthcare providers that fraudulently or wrongfully bill governmental or other third party payors for healthcare services. The federal law prohibiting false billings allows a private person to bring a civil action in the name of the United States government for violations of its provisions. The Company believes it is in material compliance with such laws, but there is no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities. If the Company's practices were successfully challenged, it could have a material adverse effect on the Company. Moreover, technical Medicare and other reimbursement rules affect the structure of physician billing arrangements. The Company believes it is in material compliance with such regulations. If regulatory authorities should interpret such laws differently, the Company may have to modify its billing procedures. Noncompliance with such regulations may adversely affect the operation of the Company and subject it to penalties and additional costs. See "Business -- Government Regulation."

     ANTI-KICKBACK STATUTES. The federal law commonly known as the "Anti-kickback Statute" prohibits the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind) which is intended to induce the referral of Medicare or Medicaid patients, or the ordering, purchasing or leasing of items, goods, facilities or services reimbursable under those programs. The law also prohibits remuneration that is intended to induce the recommendation of, or the arranging for, the provision of items, goods, facilities or services reimbursable under Medicare and Medicaid. Most states have similar laws. The penalties for violations of the federal law include criminal sanctions (including fines and/or imprisonment) and exclusion from the federal healthcare program.

     Regulations relating to the Anti-kickback Statute include exemptions or "safe harbors" for certain transactions that are not deemed to violate the Anti-kickback Statute. For example, there is an exemption for payments to employees for employment in the provision of healthcare items or services. Since the Company and its subsidiaries provide Medicare and Medicaid covered services that are ordered in some cases by the Company's radiation oncologists who hold shares, or options to purchase shares, of the Company's Common Stock, a question could be raised whether the physician's investment in the Company, and the return on that investment, is an arrangement to include referrals. The same question could apply to physicians who buy Common Stock after the Offering and refer patients to the Company's radiation oncologists. These relationships are not covered by a specific exemption. Nevertheless, the Company believes that such arrangements are not of the type which the Anti-Kickback Statute was designed to prevent. However, there can be no assurance that the enforcement agencies will not attempt to demonstrate that the arrangements violate these laws. In addition, certain of the Company's radiation oncologists own interests in a nuclear pharmacy that provides radioactive seed implants for use at the Company's centers. The Company does not believe its arrangements violate the Anti-kickback Statute, but there can be no assurance that an enforcement agency will not challenge this position. If successful, such challenge could have a material adverse effect on the Company's business, operating results and financial condition. See "Certain Relationships and Related Party Transactions."

     SELF-REFERRAL LAWS. Under certain provisions of the Omnibus Budget Reconciliation Act of 1993, commonly known as "Stark II," physicians who refer Medicare and Medicaid patients to the Company for certain healthcare items and services, including radiation therapy services and supplies, are prohibited from having a financial relationship (ownership interest or compensation arrangement) with the Company, and the Company may not accept Medicare or Medicaid referrals from such physicians unless certain specified exceptions to the law apply. Similar state laws exist in certain states, including Florida and New York. The federal law contains an exception for services performed by physicians within the same group practice or individuals who are directly supervised by one of the physicians within the same group practice and a specific radiation oncology exception where the services are provided in consultation with a referring physician. The Florida Patient Self Referral Act contains a similar but potentially broader exception, providing that a referral does not occur when a physician specializing in the provision of radiation therapy services orders such services.

     The Company believes that it is in compliance with these laws. However, there can be no assurance that governmental agencies will not interpret the various rules in a manner that would result in a determination of a violation. Violation of Stark II or similar state statutes by the Company could have a material adverse effect on the Company's business, operating results and financial condition.

     CORPORATE PRACTICE OF MEDICINE/FEE-SPLITTING. The laws of many states prohibit business corporations such as the Company from exercising control over the medical judgments or decisions of physicians through employment or other arrangements (i.e., the "corporate practice of medicine") and from engaging in certain financial arrangements. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. In Florida, the Company employs its radiation oncologists directly. Expansion of the operations of the Company to New York and Nevada, where this is not permitted, has required structural and organizational modifications of the Company's form of relationship with radiation oncologists. Future expansion in other states with corporate practice of medicine laws could have an adverse effect on the Company. If the Company is unable to make these modifications, it could limit the Company's ability to expand into or continue operations within such jurisdictions, which also could have a material adverse effect on the Company's business, operating results and financial condition.

     In addition to prohibiting the corporate practice of medicine, numerous states prohibit entities like the Company from engaging in certain healthcare related activities such as fee-splitting with physicians. In most cases, these laws have been construed as prohibiting payment of a portion of a fee to another person for referring a patient or otherwise generating business, but permitting payment of reasonable compensation for facilities and services (other than the generation of referrals), even if the payment is based on a percentage of fees.

     The Florida fee-splitting statute prohibits paying or receiving any commission, bonus, kickback, or rebate or engaging in any split-fee arrangement in any form for patient referrals to providers of healthcare goods or services. The Florida Court of Appeals has held that compensation arrangements with employed physicians violate the fee-splitting statute if they include a percentage of fees for ancillary services ordered by the physician.

     New York has a fee-splitting statute that prohibits manager compensation arrangements based on a percentage of physician revenues.

     Although the Company believes that its centers operate in compliance with such state laws or satisfy exemptions thereto, neither this aspect of the Company's business nor the Company's compensation programs or the ownership interests of the radiation oncologists have been the subject of state regulatory interpretation and there can be no assurance that a review by state courts or regulatory authorities will not result in a determination that could have a material adverse effect on the Company's business, operating results and financial condition.

     LICENSURE. Every state imposes licensing requirements on physicians and on their facilities and services. Certain states have separate licensure requirements for radiation therapy centers. In addition, the Federal Nuclear Regulation Commission regulates radiation therapy centers. The Company believes that it is in compliance with all these requirements.

     HEALTHCARE INITIATIVES. In addition to extensive existing governmental healthcare regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. Aspects of certain of these healthcare proposals, such as further reductions in capitation of Medicare and Medicaid payments and additional prohibitions on direct or indirect physician ownership of facilities to which they refer patients, if adopted, could have a material adverse effect on the results of operations and stock prices of companies in healthcare and related industries and may similarly affect the price of the Common Stock. See "Business -- Government Regulation."

     ADMINISTRATIVE SERVICES AGREEMENTS/NEW YORK. The Company believes its centers are not "designated healthcare facilities" as defined by New York regulatory law. In the event the Company's centers are ever determined to be designated healthcare facilities, the Company's Administrative Services Agreements in New York would be subject to state approval. Additionally, in such instance, the Administrative Services Agreements could be no longer than three years in duration (subject to renewal by the parties). Such result could have a material adverse effect on the Company's centers in New York.

POTENTIAL EXPOSURE TO LIABILITY; INSURANCE

     In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related claims. Many of these lawsuits involve large claims and result in substantial defense costs. Although the Company has not been subject to malpractice claims in the past, it may become involved in such litigation in the future. The Company maintains medical malpractice insurance which it believes to be adequate in amount and coverage for the current size and scope of its operations, although there can be no assurance of that fact. In the future, insurance coverage maintained by the Company for medical malpractice suits may not be sufficient to cover any future claims brought against the Company, may not be available or, if available, may be prohibitive in cost or insufficient to cover the Company's expenses or losses in connection with such claims.

HAZARDOUS MATERIALS

     Although the Company's linear accelerators and simulators do not use radioactive or other hazardous materials, the Company's centers also provide specialized treatment involving the use of radioactive material in the treatment of the lungs, prostate, cervix and other organs. The materials are obtained from, and, if not permanently placed in a patient or used up, returned to, a related-party provider of supplies to hospitals and other radiation therapy practices (see "Certain Relationships and Related Party Transactions"), which has the ultimate responsibility for their proper disposal. The Company, however, remains subject to state and federal laws regulating the protection of employees who may be exposed to hazardous material and regulating the proper handling and disposal of that material. The Company believes it is in compliance with all applicable laws; however, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject the Company to liability, or require it to incur costs that would have a material adverse effect on its business, operating results and financial condition.

CONTROL BY MANAGEMENT

     After the Offering, the Company's current shareholders will constitute a
majority of the Company's directors and own approximately      % of the
Company's outstanding Common Stock (     % if the Underwriters' over allotment
option is exercised in full). As a result, these persons will be able to control [most] matters requiring approval by shareholders, including the election of directors. In addition, the Board of Directors has the authority to issue 1,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without further action by shareholders. Florida law contains provisions that may discourage takeover bids for the Company that have not been negotiated with the Board of Directors. Each of these factors could have the effect of delaying or preventing a change in control of the Company and, accordingly, could limit the price that investors might be willing to pay for the Common Stock. See "The Company," "Principal Shareholders" and "Description of Capital Stock."

BENEFITS OF THE OFFERING TO CURRENT SHAREHOLDERS

     The Company intends to use a portion of the net proceeds of the Offering to repay approximately $2.2 million of outstanding indebtedness to existing shareholders and members of their families and approximately $2.5 million to make the S Corporation Distribution to existing shareholders. See "Use of Proceeds" and "Certain Relationships and Related Party Transactions."

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

     A significant portion of the Company's radiation therapy centers, particularly those in the state of Florida, are subject to fluctuations in results of operations due to seasonal variations in population. Population levels increase during the winter months in these locations and the demand for radiation therapy during these months also increases. As a result, the Company historically has experienced, and expects to continue to experience, quarterly fluctuations in net service revenues and net income, with higher amounts in the first and fourth quarters. The Company has a high level of fixed operating costs which cannot be reduced at times of lower demand. Fluctuations in seasonal demand for radiation therapy may have a material effect on the Company's quarterly results. In addition, results for a given period may be affected by expenses associated with the opening or acquisition of additional centers in that or prior periods. Results of operations for any quarter are not necessarily indicative of results of operations for any future period or for a full year. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Company's Common Stock. The initial public offering price will be determined by negotiations among the Company and representatives of the Underwriters and will not necessarily be indicative of the market price at which the Common Stock will trade after this Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. There has been significant volatility in the market price of securities of healthcare companies that often has been unrelated to the operating performance of such companies. The Company believes that a variety of factors, including legislative and regulatory developments, announcements by the Company or its competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of the Common Stock to fluctuate substantially. These market fluctuations may affect adversely the price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering,                shares of Common Stock will
be outstanding. The                shares offered hereby will be freely
tradeable without restriction under the Securities Act of 1933 (the "Securities
Act"). All of the remaining                shares (the "Restricted Shares") of
outstanding Common Stock (including                shares held by affiliates)
may not be resold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration, including Rule 144 under
the Securities Act.                of the Restricted Shares will be available
for resale under Rule 144 beginning 90 days after the date of this Prospectus.
An additional               Restricted Shares will be eligible for resale under
Rule 144 beginning in May 1999. The remaining                Restricted Shares
will be eligible for resale under Rule 144 until at least one year after the date of the Offering. In addition, the Company has reserved up to 2,000,000 shares of Common Stock for issuance under its 1997 Stock Option Plan; options to purchase 558,076 shares have been granted (116,615 of which are now exercisable), and it is anticipated that options to purchase an additional shares will be granted at the time of the closing of this Offering. The Company currently intends to register all shares issuable under the 1997 Stock Option Plan shortly after the completion of this Offering, at which time all shares issued upon option exercise will be eligible for sale in the public market. However, all of the Restricted Shares and any shares issued upon option exercise are subject to "lock-up" agreements with the Underwriters expiring 180 days after the date of this Prospectus and may be sold during that period only with the prior written consent of Robert W. Baird & Co. Incorporated. The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Robert W. Baird & Co. Incorporated, in its sole discretion, and at any time without prior notice, may release all or any portion of the Common Stock subject to the lock-up agreements. See "Shares Eligible For Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the Common Stock in the Offering will experience immediate
and substantial dilution of $     per share in the net tangible book value from
the initial public offering price per share (assuming an initial public offering
price of $     per share). See "Dilution."

ABSENCE OF DIVIDENDS

     Other than the S Corporation Distribution, the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future and currently intends to retain all future earnings for the development of its business. In addition, the Company's current bank credit facilities place certain restrictions on the future payment of dividends. See "Dividend Policy."

YEAR 2000 COMPLIANCE

     Although the Company believes that its internal computer hardware and software systems and other equipment and technology are, or in a timely manner will be, able to produce accurate results relating to calculations and information for Year 2000 and subsequent years, the Company is dependent on governmental and numerous other third party payors for the majority of its revenue. The failure by these payors to implement successfully their own Year 2000 programs could result in a failure to reimburse, or a failure to properly reimburse, the Company for its services and, therefore, could have a material adverse effect on the Company. Also, if the Company's assessment of the Year 2000 capabilities of its internal computer hardware is incorrect, it could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Articles of Incorporation and Bylaws, as well as the Florida Business Corporation Act (the "FBCA"), could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors, even though such a transaction might be economically beneficial to the Company's shareholders. All of these provisions also could adversely affect the market price of the Common Stock. These provisions include the ability of the Company's Board of Directors to issue shares of preferred stock, in one or more series without further authorization of the Company's shareholders, with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. The preferred stock could also be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no current intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. Furthermore, the Company is subject to the anti-takeover provisions of the FBCA, including those governing "control share acquisitions" and transactions with "interested shareholders," which could have the effect of delaying or preventing a change of control of the Company. Certain other provisions of the Company's Articles of Incorporation and Bylaws may have the effect of delaying or preventing changes of control or management of the Company. Among these are provisions requiring a demand of at least 50% of the Company's shareholders to call a special meeting of shareholders and requiring shareholder actions by written consent to be unanimous. See "Description of Capital Stock."

ANTITRUST ISSUES

     The Company and its affiliated professional corporations are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. Among other things, these laws limit the ability of the Company to enter into management agreements with separate practice groups that compete with one another in the same geographic market. This does not apply to professionals within the same practice group. In addition, these laws prevent acquisitions of business assets that would be integrated into existing professional associations if such acquisitions substantially lessen competition or tend to create a monopoly.

                                  THE COMPANY

     Radiation Therapy Services, Inc. is a Florida corporation which was incorporated under the name Radiation Therapy Regional Centers, Inc. on April 15, 1997. The Company changed its name to Radiation Therapy Services, Inc., a name formerly used by one of its subsidiaries, on February 12, 1998. The Company's principal predecessor was formed in the early 1980s to own and operate a radiation therapy center in Fort Myers, Florida. As this predecessor company prospered, its physician owners began to buy and build additional radiation therapy centers through commonly owned corporations to operate each center and through partnerships to own the related real estate. By late 1996, Drs. Daniel
E. Dosoretz, Michael J. Katin, Peter H. Blitzer, James H. Rubenstein and Howard
M. Sheridan (and Graciela R. Garton, with respect to one corporation) (the "Initial Shareholders"), owned a network of 26 corporations, 12 general partnerships and one limited partnership (the "Predecessor Companies"). In the Exchange Transaction, and pursuant to the terms of transfer agreements among the Company, the Predecessor Companies and the Initial Shareholders, the Predecessor Companies became wholly owned subsidiaries of the Company effective August 1, 1997. The Initial Shareholders received a total of 8,000,000 shares of Common Stock of the Company in the Exchange Transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Exchange Transaction" and "Principal Shareholders."

     The Company, through three of its subsidiaries, operates 21 radiation therapy centers in Florida, New York and Nevada. The Company's Florida subsidiary, 21st Century Oncology, Inc. ("21st Century"), currently owns and operates 13 freestanding centers in Southwest and Southeast Florida. At these centers, the physicians providing radiation therapy treatments are employees of the Company. Eleven of these centers were internally developed or acquired by RTS through 1994 and an additional center was internally developed in each of 1996 and 1998. These centers are located in Arcadia, Cape Coral, Coral Springs, Deerfield Beach, Englewood, Ft. Myers (2), Naples, Plantation, Port Charlotte, Punta Gorda, Sarasota, and Venice.

     Through a November 1995 agreement with South Florida Oncology and Hematology Consultants ("South Florida Oncology"), 21st Century provides management, administrative and physicist services at a radiation therapy center located at the Florida Medical Center in Lauderdale Lakes, Florida. South Florida Oncology provides the services of a radiation oncologist. 21st Century receives a fixed fee plus charges for other specific services. The agreement renews annually through November 3, 2000.

     Through a professional services agreement with Lifemark Hospitals of Florida, Inc., 21st Century provides all professional radiation oncology services at Palmetto General Hospital in Hialeah, Florida. 21st Century has complete responsibility for all professional operations of the Department of Radiation Oncology of the hospital and a physician-employee of 21st Century serves as medical director of the department. The hospital provides the office space, equipment, supplies and all non-physician, technical and clerical personnel for the department. 21st Century bills and receives all professional fees generated by the physician-employee at the hospital. The agreement became effective May 6, 1996 and has been renewed annually by the mutual agreement of the parties.

     The Company's wholly-owned Nevada subsidiary, Nevada Radiation Therapy Management Services, Incorporated ("NRT"), owns or leases the real estate for, owns the equipment in and manages two freestanding centers in Las Vegas, Nevada which were acquired in 1997. Pursuant to an Administrative Services Agreement, radiation oncologists employed by a Nevada professional corporation owned by a current shareholder of the Company, Michael J. Katin, M.D., Prof. Corp. ("MJK"), provide radiation therapy services at the centers. The Administrative Services Agreement runs through January 9, 2023. MJK is responsible for all medical and professional matters relating to the provision of radiation therapy and oncology services at the centers, including hiring and supervising all medical personnel. NRT provides financial and accounting, administrative, strategic and tactical support services to the centers, owns all equipment and either owns or leases the facilities. Insurance is provided by the Company. In exchange for its management services, MJK pays NRT a fixed monthly fee. The Administrative Services Agreement contains restrictive covenants that preclude the engagement by MJK of another management services organization for some period after termination and requires employment agreements with physician-employees of MJK to contain standard non-competition provisions. See "Business" and "Certain Relationships and Related Party Transactions."

     The Company's wholly-owned New York subsidiary, New York Radiation Therapy Management Services, Incorporated, ("NYRT") owns the equipment and leases the real estate for and manages two freestanding radiation therapy centers in Yonkers, New York. One of these centers was acquired by the Company while it was in the final stages of construction, and was subsequently opened by the Company in 1997. The other center was acquired in March 1998. Pursuant to Administrative Services Agreements, physicians employed by two New York professional corporations owned by certain of the Initial Shareholders, Yonkers Radiation Medical Practice, P.C. ("YRM") and Riverhill Radiation Oncology, PC ("Riverhill"), provide radiation therapy services at these centers. The Administrative Services Agreements run through July 31, 2022. YRM and Riverhill are responsible for all medical and professional matters relating to the provision of radiation therapy and oncology services at the centers, while NYRT is responsible for providing fiscal and administrative services to YRM and Riverhill. NYRT owns the furniture and equipment of the centers, as well as the office space itself or a leasehold interest in such space, and provides billing, accounting, financial and regulatory reporting, facility management, public relations, and human resources services to YRM and Riverhill. All non-professional employees of the centers are employed by NYRT. Insurance coverage for the centers is provided through the Company, and the Company assists YRM with the negotiation of managed care contracts. In exchange for services rendered to YRM and Riverhill through the Administrative Services Agreements, NYRT is paid a fixed monthly fee. The Administrative Services Agreements contain restrictive covenants that preclude the engagement by YRM or Riverhill of another management services organization for some period after termination, and require employment agreements with physician-employees of YRM and Riverhill to contain standard non-competition provisions. See "Business" and "Certain Relationships and Related Party Transactions."

     Since June 1998, the Company has been involved in the operation or management of two hospital-based centers in Utica, New York. Faxton Leasing, LLC ("Faxton Leasing") is a joint venture entity 40% owned by NYRT and 60% owned by Faxton Hospital ("Faxton"). Faxton leases the assets for a freestanding center and a hospital-based center from Faxton Leasing. Faxton contracts with YRM for physician services. Faxton also contracts with NYRT for certain administrative services. In particular, NYRT provides a full time chief technician, a full time office manager, a medical director and a consulting physicist and generally assists Faxton in other administrative functions. In exchange for such services, NYRT receives from Faxton an administrative fee based on a percentage of the operating expenses of both centers. The agreement will continue until November 20, 2005, and may be renewed thereafter for additional five-year terms. See "Business" and "Certain Relationships and Related Party Transactions."

     The Company's principal business address is 1850 Boy Scout Drive, Suite A-101, Fort Myers, Florida 33907; its telephone number is (941) 931-7275.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the                shares
of Common Stock offered hereby (at an assumed initial public offering price of
$     per share), after deducting the estimated underwriting discount and offering expenses payable by the Company, are estimated to be approximately
$          million ($          million if the Underwriters' over-allotment
option is exercised in full).

     The Company intends to use the net proceeds to repay a portion of its existing indebtedness and for the S Corporation Distribution of approximately $2.5 million. The Company's outstanding debt, totalling approximately $36.1 million at June 30, 1998, includes amounts owed to financial institutions and other unrelated parties and amounts owed to shareholders and related parties. Approximately $29.5 million owed to the following banks will be repaid to the extent proceeds are available: SouthTrust Bank, $17.4 million; First Union National Bank (an affiliate of Wheat First Union), $5.6 million; First Community Bank, $3.0 million; Barnett Bank, $2.4 million; Colonial Bank $0.8 million; and Edison Bank, $0.3 million. These loans bear interest ranging from 7.5% to 10% per annum and maturity dates ranging from September 1998 to December 2008. The majority of these loans bear interest at the prime rate (8.5% at June 30, 1998) or one half of one percent below the prime rate. Approximately $4.4 million owed to other unrelated parties for asset purchase agreements will be repaid. These loans bear interest rates ranging from the prime rate to 13% and maturity dates ranging from May 2000 to August 2000. Of the debt owed to financial institutions and unrelated parties, $29.8 million is personally guaranteed by the Initial Shareholders. The Company currently has a commitment for a $45.0 million multi-year credit agreement and anticipates that the $29.5 million of bank debt will be repaid prior to the Offering from this credit agreement. The proceeds of this Offering will then be used to repay a portion of the indebtedness then outstanding under the credit agreement as well as the $4.4 million owed in connection with asset purchase agreements. Additionally, approximately $2.2 million of debt owed to certain of the Initial Shareholders and to other related parties will be repaid. This debt, along with the related interest rates and maturity dates, is described further under "Certain Relationships and Related Party Transactions -- Indebtedness to Related Parties." See also "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Underwriting" and Note 7 of the Notes to Consolidated Financial Statements.

     The amounts actually expended for the purposes identified above are subject to change at the Company's discretion, depending upon certain factors, including economic conditions, the competitive environment and strategic opportunities that may arise. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term investment grade instruments.

     Following the closing of the Offering and the completion of the anticipated $45.0 million credit agreement, the Company anticipates that it will have
approximately $     million of outstanding indebtedness and approximately $
available for future borrowings under the new credit agreement, which funds may be used for general corporate purposes, including the financing of acquisitions and internally developed centers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Growth Strategy."

                                DIVIDEND POLICY

     Historically, due to its status as an S Corporation, the Company distributed essentially all of its operating profits to its shareholders. Distributions for the years ended December 31, 1995, 1996 and 1997 amounted to approximately $3.1 million, $2.7 million and $4.1 million, respectively. Distributions for 1998 amounted to $554,000 for the six months ended June 30, 1998. Additionally, the Company will distribute approximately $2.5 million to existing shareholders in connection with the S Corporation Distribution.

     It is expected that any future earnings will be used to finance the Company's operations and for the growth and development of its business. Accordingly, the Company currently does not anticipate paying cash dividends on its shares of Common Stock in the foreseeable future. The future payment of any dividends will be subject to the discretion of the Board of Directors of the Company and will depend on the Company's results of operations, financial position and capital requirements, general business conditions, any restrictions imposed by financing arrangements, legal restrictions on the payment of dividends and other factors the Board of Directors deems relevant. The Company's new line of credit will prohibit the Company from paying cash dividends on its Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Use of Proceeds."

                                    DILUTION

     The Company's pro forma net tangible book value as of June 30, 1998, giving
effect to the S Corporation Distribution, was $          million, or $     per
share, based on                shares of Common Stock then outstanding. Pro
forma net tangible book value per share represents the amounts the Company's pro forma tangible assets less its pro forma total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of
the                shares of Common Stock offered hereby at an assumed initial
public offering price of $     per share and the application of the estimated
net proceeds therefrom, the pro forma net tangible book value of the Company as
of June 30, 1998 would have been $          million, or $     per share of
Common Stock. This represents an immediate increase in net tangible book value
of approximately $     per share to existing shareholders and an immediate
dilution of $     per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this per share dilution to new investors purchasing Common Stock in the Offering:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share as of June 30,
     1998...................................................  $
  Decrease in net tangible book value per share attributable to the S Corporation Distribution......................
  Pro forma net tangible book value per share...............
  Increase per share attributable to new investors..........
                                                              -------
Pro forma net tangible book value per share after the
  Offering..................................................
                                                                         -------
Dilution of pro forma net tangible book value per share to
  investors in the Offering.................................             $
                                                                         =======

     The following table sets forth, on a pro forma basis as of June 30, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company for those shares and the average price per share of Common Stock paid by the existing shareholders and by new investors purchasing shares of Common Stock in the Offering (at an assumed initial public
offering price of $     per share and without giving effect to the estimated
underwriting discount and offering expenses payable by the Company):

                                          SHARES PURCHASED      TOTAL CONSIDERATION
                                         -------------------    -------------------    AVERAGE PRICE
                                          NUMBER     PERCENT     AMOUNT     PERCENT      PER SHARE
                                         --------    -------    --------    -------    -------------
Existing shareholders (1)..............                                                   $
New investors..........................
                                         --------      ---      --------      ---
          Total........................                100%                   100%
                                         ========      ===      ========      ===

---------------

(1) Excludes 558,076 shares of Common Stock issuable upon exercise of
    outstanding stock options and                     shares issuable upon
    exercise of stock options to be granted at the time of the Offering at the initial public offering price to employees of the Company, radiation oncologists, and consultants under the Company's 1997 Stock Option Plan. See "Management -- Stock Options." Also excludes $700,000 of Common Stock
    (               shares at an assumed initial offering price of $     per
    share) which will be issued pursuant to an agreement relating to the centers located in Utica, New York. See "Certain Relationships and Related Party Transactions -- Transactions."

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company as of June 30, 1998 on an actual basis, pro forma to reflect the transactions set forth in Note (1) below and pro forma as adjusted to reflect the transactions set forth in Notes (1) and (2) below and as adjusted for the
sale of the                shares of Common Stock offered hereby (assuming an
initial public offering price of $     per share) and the application of the net
proceeds therefrom described in "Use of Proceeds." The table should be read in conjunction with the Company's Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

                                                                          AS OF
                                                                      JUNE 30, 1998
                                                       --------------------------------------------
                                                                                      PRO FORMA
                                                       ACTUAL     PRO FORMA(1)    AS ADJUSTED(1)(2)
                                                       -------    ------------    -----------------
                                                                      (IN THOUSANDS)
Short-term debt:
  Demand notes payable -- related parties............  $   569      $   569            $
  Current portion of long-term debt..................   12,149       12,149
  Current portion notes payable -- shareholders......    1,313        1,313                 --
                                                       -------      -------            -------
          Total short-term debt......................  $14,031      $14,031            $
                                                       =======      =======            =======
  Long-term debt -- shareholder......................  $   300      $   300            $
  Long-term debt.....................................   21,811       21,811                 --
                                                       -------      -------            -------
          Total long-term debt.......................   22,111       22,111                 --
                                                       -------      -------            -------
Shareholders' equity:
  Common Stock, $.0001 par value, 20,000,000 shares
     authorized, 8,538,822 shares outstanding,
                    shares outstanding, as
     adjusted(3).....................................        1            1
  Additional paid-in capital.........................   11,511       17,281
  Retained earnings..................................    8,500           --
                                                       -------      -------            -------
                                                        20,012       17,282                 --
Less amounts receivable from shareholders............   (1,781)      (1,781)
                                                       -------      -------            -------
  Total shareholders' equity.........................   18,231       15,501
                                                       -------      -------            -------
          Total capitalization.......................  $40,342      $37,612            $
                                                       =======      =======            =======

---------------

(1) Pro forma data give effect to: (i) the S Corporation Distribution, (ii) the recognition of a net deferred tax liability of $230,000 resulting from the termination of the Company's S Corporation status, and (iii) the reclassification of the retained earnings of the Company upon its becoming a C Corporation to additional paid-in capital. See "Use of Proceeds" and Notes 2 and 16 of the Notes to Consolidated Financial Statements.

(2) As adjusted data give effect to the sale of                shares of Common
    Stock offered hereby at an assumed initial public offering price of
    $     per share, after deducting estimated underwriting discount and offering expenses. See "Use of Proceeds."

(3) Excludes 558,076 shares issuable upon exercise of outstanding stock options
    and                shares issuable upon exercise of stock options to be
    granted at the time of the Offering to certain employees of the Company, radiation oncologists and consultants under the Company's 1997 Stock Option Plan. See "Management -- Stock Options." Also excludes $700,000 of Common
    Stock (               shares at an assumed initial offering price of
    $     per share) which will be issued pursuant to an agreement relating to the centers located in Utica, New York. See "Certain Relationships and Related Party Transactions -- Transactions."

                            SELECTED FINANCIAL DATA

     Set forth below are Selected Consolidated Financial Data. Also set forth are Selected Supplemental Financial Data which include the combined results of the Predecessor Companies taken as a whole up to the date of the Exchange Transaction and the results of the Company on a consolidated basis thereafter. The Supplemental Financial Data is presented since the Company believes that this presentation results in the most meaningful comparison of the periods presented, and that it provides a useful historical perspective on the development of the Company's business by its common managers.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected consolidated financial data presented below as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 have been derived from the consolidated financial statements of the Company which have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report included elsewhere herein. The selected consolidated financial data as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 have been derived from unaudited consolidated financial statements included elsewhere herein. The selected consolidated financial data as of December 31, 1993, 1994 and 1995 and June 30, 1997 and for the years ended December 31, 1993 and 1994 have been derived from the Company's unaudited consolidated financial statements not included herein. In the opinion of management, the six-month financial data reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of such data. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results which may be expected for the year ending December 31, 1998. The pro forma financial data are provided for informational purposes only and do not purport to represent what the Company's financial position or results of operations actually would have been had the events described in the Notes thereto been completed as of the date or at the beginning of the periods indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The selected consolidated financial data and the pro forma financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                            SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,                              ENDED JUNE 30,
                                  -------------------------------------------------------------   -------------------------------
                                                                                     PRO FORMA                         PRO FORMA
                                                                                    AS ADJUSTED                       AS ADJUSTED
                                   1993      1994      1995      1996      1997     1997(1)(2)     1997      1998       1998(2)
                                  -------   -------   -------   -------   -------   -----------   -------   -------   -----------
STATEMENT OF OPERATIONS DATA:
 Net service revenues...........  $14,134   $17,537   $20,966   $22,166   $29,349     $33,626     $12,454   $21,078     $21,078
 Direct costs of therapy
   services.....................    7,350     9,445    11,078    10,937    13,787      16,706       5,727    10,178      10,178
                                  -------   -------   -------   -------   -------     -------     -------   -------     -------
 Treatment center
   contribution.................    6,784     8,092     9,888    11,229    15,562      16,920       6,727    10,900      10,900
 General and administrative.....    4,621     5,874     6,329     7,634    10,412      11,116       4,019     6,825       6,825
                                  -------   -------   -------   -------   -------     -------     -------   -------     -------
 Operating income...............    2,163     2,218     3,559     3,595     5,150       5,804       2,708     4,075       4,075
 Interest expense...............      161       866     1,100     1,114     1,775          --         631     1,397          --
 Other income...................       13        39       105       123       130         159          48       152         152
                                  -------   -------   -------   -------   -------     -------     -------   -------     -------
 Net income.....................    2,015     1,391     2,564     2,604     3,505       5,963       2,125     2,830       4,227
 Pro forma provision for income
   taxes(3).....................      766       529       974       990     1,367       2,326         808     1,104       1,649
                                  -------   -------   -------   -------   -------     -------     -------   -------     -------
 Pro forma net income...........  $ 1,249   $   862   $ 1,590   $ 1,614   $ 2,138     $ 3,637     $ 1,317   $ 1,726     $ 2,578
                                  =======   =======   =======   =======   =======     =======     =======   =======     =======
 Pro forma basic net income per
   common share(4)..............
 Pro forma diluted net income
   per common share(4)..........
 Weighted average common shares
   outstanding(4)...............

                                                      AS OF                                            AS OF
                                                  DECEMBER 31,                                        JUNE 30,
                                 -----------------------------------------------   ----------------------------------------------
                                                                                                             PRO     PRO FORMA AS
                                                                                                            FORMA      ADJUSTED
                                  1993      1994      1995      1996      1997        1997        1998     1998(5)    1998(5)(6)
                                 -------   -------   -------   -------   -------   -----------   -------   -------   ------------
BALANCE SHEET DATA:
 Working capital (deficit).....  $   126   $(1,697)  $(1,102)  $(1,541)  $(4,645)    $(1,609)    $(6,301)  $(8,801)
 Total assets..................   16,689    27,963    21,303    25,226    48,852      27,079      59,238    59,238
 Total debt....................    7,104    18,698    12,744    15,101    28,774      17,369      36,142    36,142
 Total shareholders' equity....    5,496     5,520     5,986     6,314    15,851       7,634      18,231    15,501

---------------

(1) Represents the consolidated results of the Company for the year ended December 31, 1997, assuming the Exchange Transaction had occurred on January 1, 1997, and reflects the change in basis for the Predecessor Companies deemed to be acquired and the corresponding depreciation and amortization expense for the year ended December 31, 1997. See Note 8 of the Notes to Consolidated Financial Statements.

(2) Represents the elimination of interest expense related to the repayment of certain indebtedness from the net proceeds of the Offering as if repayment had occurred at the beginning of the respective period.

(3) Reflects combined federal and state income tax rates on a pro forma basis, as if the Company had been taxed as a C Corporation at 38%. See the Consolidated Statements of Operations and Notes 2 and 16 of the Notes to Consolidated Financial Statements.

(4) Reflects the pro forma earnings per share assuming an increase in the weighted average number of outstanding shares to the extent necessary to repay existing indebtedness and to pay the S Corporation Distribution. See Notes 2 and 16 of the Notes to Consolidated Financial Statements.

(5) After giving effect to the S Corporation Distribution and to the recognition of a net deferred tax liability of $230,000 resulting from the termination of the Company's S Corporation status. See "Use of Proceeds" and Notes 2 and 16 of the Notes to Consolidated Financial Statements.

(6) After giving effect to the Offering (assuming an initial public offering
    price of $     per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                      SELECTED SUPPLEMENTAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The supplemental selected financial data presented below as of December 31, 1996 and 1997 and June 30, 1998, and for each of the two years in the period ended December 31, 1996, for the seven months ended July 31, 1997 and for the five months ended December 31, 1997 and for the six months ended June 30, 1997 and 1998 have been derived from the Unaudited Supplemental Combined and Consolidated Financial Statements of the Company included elsewhere herein. The supplemental combined financial data as of and for the year ended December 31, 1993, 1994 and 1995 and as of June 30, 1997 have been derived from the Company's Unaudited Supplemental Combined and Consolidated Financial Statements not included herein. In the opinion of management, the six-month financial data reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of such data. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results which may be expected for the year ending December 31, 1998. The pro forma financial data are provided for informational purposes only and do not purport to represent what the Company's financial position or results of operations actually would have been had the events described in the notes thereto been completed as of the date or at the beginning of the periods indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The supplemental selected financial data and the pro forma financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Unaudited Supplemental Combined and Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                       YEAR ENDED DECEMBER 31,             SEVEN           FIVE        YEAR ENDED
                                -------------------------------------   MONTHS ENDED   MONTHS ENDED   DECEMBER 31,
                                             COMBINED(1)                  JULY 31,     DECEMBER 31,    PRO FORMA
                                -------------------------------------     COMBINED     CONSOLIDATED   AS ADJUSTED
                                 1993      1994      1995      1996       1997(1)        1997(1)       1997(2)(3)
                                -------   -------   -------   -------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
  Net service revenues........  $17,816   $21,435   $25,436   $27,990     $18,494        $15,132        $33,626
  Direct costs of therapy
    services..................    9,564    11,247    12,321    13,540       8,842          7,783         16,706
                                -------   -------   -------   -------     -------        -------        -------
  Treatment center
    contribution..............    8,252    10,188    13,115    14,450       9,652          7,349         16,920
  General and
    administrative............    5,562     7,018     8,446     9,431       5,936          5,150         11,116
                                -------   -------   -------   -------     -------        -------        -------
  Operating income............    2,690     3,170     4,669     5,019       3,716          2,199          5,804
  Interest expense............      540     1,218     1,461     1,563       1,099            965             --
  Other income................       34        33       213       125          88             71            159
                                -------   -------   -------   -------     -------        -------        -------
  Net income..................    2,184     1,985     3,421     3,581       2,705          1,305          5,963
  Pro forma provision for
    income taxes(4)...........      830       754     1,300     1,361       1,055            509          2,326
                                -------   -------   -------   -------     -------        -------        -------
  Pro forma net income........  $ 1,354   $ 1,231   $ 2,121   $ 2,220     $ 1,650        $   796        $ 3,637
                                =======   =======   =======   =======     =======        =======        =======
  Pro forma basic net income
    per common share(5).......
  Pro forma diluted net income
    per common share(5).......
  Weighted average common
    shares outstanding(5).....

                                                SIX MONTHS
                                              ENDED JUNE 30,
                                -------------------------------------------
                                                                 PRO FORMA
                                 COMBINED      CONSOLIDATED     AS ADJUSTED
                                  1997(1)         1998(1)         1998(3)
                                -----------   ---------------   -----------
STATEMENT OF OPERATIONS DATA:
  Net service revenues........    $16,481         $21,078         $21,078
  Direct costs of therapy
    services..................      7,547          10,178          10,178
                                  -------         -------         -------
  Treatment center
    contribution..............      8,934          10,900          10,900
  General and
    administrative............      5,058           6,825           6,825
                                  -------         -------         -------
  Operating income............      3,876           4,075           4,075
  Interest expense............        870           1,397              --
  Other income................         49             152             152
                                  -------         -------         -------
  Net income..................      3,055           2,830           4,227
  Pro forma provision for
    income taxes(4)...........      1,161           1,104           1,649
                                  -------         -------         -------
  Pro forma net income........    $ 1,894         $ 1,726         $ 2,578
                                  =======         =======         =======
  Pro forma basic net income
    per common share(5).......
  Pro forma diluted net income
    per common share(5).......
  Weighted average common
    shares outstanding(5).....

                                                         AS OF                                              AS OF
                                                     DECEMBER 31,                                         JUNE 30,
                                -------------------------------------------------------   -----------------------------------------
                                             COMBINED(1)
                                -------------------------------------    CONSOLIDATED      COMBINED      CONSOLIDATED     PRO FORMA
                                 1993      1994      1995      1996         1997(1)         1997(1)         1998(1)        1998(6)
                                -------   -------   -------   -------   ---------------   -----------   ---------------   ---------
BALANCE SHEET DATA:
  Working capital (deficit)...  $    25   $(1,683)  $(1,916)  $(3,040)      $(4,645)        $(3,153)        $(6,301)       $(8,801)
  Total assets................   24,561    35,436    31,298    35,596        48,852          38,100          59,238         59,238
  Total debt..................   13,625    22,049    18,351    20,441        28,774          23,343          36,142         36,142
  Total shareholders'
    equity....................    8,564     9,379    10,196    10,420        15,851          12,070          18,231         15,501

                                    AS OF
                                   JUNE 30,
                                --------------
                                 PRO FORMA AS
                                   ADJUSTED
                                  1998(6)(7)
                                --------------
BALANCE SHEET DATA:
  Working capital (deficit)...
  Total assets................
  Total debt..................
  Total shareholders'
    equity....................

(1) Prior to August 1, 1997, the Company's business was operated through the Predecessor Companies. On August 1, 1997, the Company issued 8,000,000 shares of Common Stock to the original shareholders and partners of the Predecessor Companies in the Exchange Transaction, and the Predecessor Companies became wholly-owned subsidiaries of the Company. For accounting purposes, the Predecessor Companies that substantially were identically owned were combined in a recapitalization and treated as the acquiror of the remaining entities. As a result, the net assets of the Predecessor Companies that were substantially identically owned were carried forward at historical basis while the net assets of the remaining entities were recorded at fair market value using the purchase method of accounting. The combined results of the Predecessor Companies are presented for the years ended December 31, 1993, 1994, 1995 and 1996, for the six months ended June 30, 1997 and for the seven months ended July 31, 1997. The consolidated results of the Company for the five months ended December 31, 1997 and for the six months ended June 30, 1998 reflect the change in basis for the Predecessor Companies and depreciation and amortization since July 31, 1997.

(2) Represents the combined results of the Predecessor Companies for the seven months ended July 31, 1997 and the consolidated results of the Company for the five months ended December 31, 1997, which reflect the change in basis for the Predecessor Companies deemed to be acquired and the corresponding depreciation and amortization expense assuming the Exchange Transaction had occurred on January 1, 1997.

(3) Represents elimination of interest expense related to the repayment of certain indebtedness from the net proceeds of the Offering as if repayment had occurred at the beginning of the respective periods.

(4) Reflects combined federal and state income tax rates on a pro forma basis, as if the Company had been taxed as a C Corporation, at 38%. See the Unaudited Supplemental Combined and Consolidated Statements of Operations and Notes 2 and 16 of the Notes to Unaudited Supplemental Combined and Consolidated Financial Statements.

(5) Reflects the pro forma earnings per share assuming an increase in the weighted average number of outstanding shares to the extent necessary to repay existing indebtedness and to pay the S Corporation Distribution. See Notes 2 and 16 of the Notes to Unaudited Supplemental Combined and Consolidated Financial Statements.

(6) After giving effect to the S Corporation Distribution and to the recognition of a net deferred tax liability of $230,000 resulting from the termination of the Company's S Corporation status. See "Use of Proceeds" and Notes 2 and 16 of the Notes to Unaudited Supplemental Combined and Consolidated Financial Statements.

(7) After giving effect to the Offering (assuming an initial public offering
    price of $     per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Included in this Prospectus are both Consolidated Financial Statements of the Company and Unaudited Supplemental Combined and Consolidated Financial Statements of the Company. For the reason given below, the following discussion of results of operations and financial condition is based upon and should be read in conjunction with the Company's Unaudited Supplemental Combined and Consolidated Financial Statements and Notes thereto and the Selected Supplemental Financial Data. As a result of the Exchange Transaction, on August 1, 1997, the Predecessor Companies became wholly-owned subsidiaries of the Company. For accounting purposes, 21 of the Predecessor Companies which were substantially identically owned were combined in a recapitalization and treated as the acquiror of the 18 remaining companies using the purchase method of accounting. Therefore, prior to the Exchange Transaction, the Consolidated Financial Statements reflect the results of the 21 entities and only include the 18 acquired companies after August 1, 1997. The Unaudited Supplemental Combined and Consolidated Financial Statements include all 39 Predecessor Companies for all periods prior to the Exchange Transaction on a combined basis. As the 39 Predecessor Companies were managed and operated as a combined entity, the Company believes that the Unaudited Supplemental Combined and Consolidated Financial Statements permit a more meaningful comparison of the periods presented and provide a more useful historical perspective on the development of the Company's business by its common management by eliminating substantial increases in compared items which resulted only from the inclusion of the 18 acquired companies.

OVERVIEW

     The Company began operating radiation therapy centers in 1983 and currently operates 21 centers clustered into eight regional networks in Florida, New York and Nevada. Of these 21 centers, ten centers were internally developed, seven were acquired and four are hospital-based. While the Company provides a full spectrum of radiation therapy services, over 85% of net service revenues are related to external beam treatments. For the six month period ending June 30, 1998, the centers collectively averaged over 650 daily external beam treatments to cancer patients.

     Where the corporate practice of medicine is not prohibited, including Florida, the Company derives its net service revenues through fees earned for the provision of the professional and technical components of radiation therapy services. Many states prohibit the corporate practice of medicine, including New York and Nevada where the Company currently operates and other states where the Company expects to expand. At its Yonkers, New York and Las Vegas, Nevada centers, the Company derives its fees from Administrative Services Agreements with professional corporations by providing various management and administrative services. The Company employs the radiation oncologists at its Florida centers. The professional corporations with which it has agreements, and which are owned by certain shareholders of the Company, employ the radiation oncologists at its two Yonkers, New York centers and two Las Vegas, Nevada centers. The Administrative Services Agreements between the Company and the professional corporations have initial terms of 25 years with automatic five-year extensions thereafter. The Company is paid a fixed monthly management fee, renegotiated annually, which is based on the levels of services provided by the Company. As the Company expands into additional states, it will consider other forms of permitted fee arrangements, including where available those based on a percentage of center revenues.

     The Company clusters its centers into regional networks to maximize net service revenues and operating income. By having multiple centers in a region, the Company obtains a larger share of the market by capturing a greater number of referrals and managed care contracts. Operating efficiencies are achieved at the regional level through the sharing of certain personnel including dosimetrists, physicists, engineers, block cutters and patient representatives and, at the corporate level, by centralizing functions such as billing and coding, managed care negotiation, purchasing and recruiting. Efficiencies are also realized at the regional level by sharing equipment, including 3-D treatment planning and other advanced equipment.

     The Company's growth strategy is to expand its existing regional networks and add new regional networks, which has consistently resulted in increases in net service revenues. The Company's operating strategy also has resulted in consistent increases in operating income. Net service revenues have increased by $15.8 million, or a compound annual growth rate ("CAGR") of 17.2%, from $17.8 million in 1993 to $33.6 million in 1997, and operating income has increased by $3.1 million, or a CAGR of 21.2%, from $2.7 million in 1993 to $5.8 million in 1997. These increases have been primarily driven by an increase in the number of average daily external beam treatments which have increased by 270, or a CAGR of 17.9%, from 290 in 1993 to 560 in 1997. The Company plans to continue to expand its regional networks by adding internally developed centers, acquiring new centers and forming alliances, joint ventures or other arrangements with hospitals.

     A typical center achieves break-even profitability at an average of 15 to 20 daily external beam treatments. This level of treatment volume generally covers the fixed costs associated with a center, including the non-variable component of the cost of the radiation oncologist, the center-based technicians and other center personnel, occupancy cost and other center expenses. There are few variable costs associated with patient treatment. Therefore, after achieving break-even treatment volume, center profitability improves significantly until the growth in treatment volume at a center matures.

     As a regional network grows and the centers within the region mature, treatment center contribution and profitability of the centers typically increase. Conversely, when a region is first established and the centers have not yet achieved break-even daily treatment volume, the Company's overall treatment center contribution may be adversely impacted. For example, during the first six months of 1998, net service revenues grew by 27.9%, while treatment center contribution grew by only 22.0% as compared to the first six months in 1997. The lower rate of treatment center contribution growth was due to the effects of developing new regional networks, consisting of two centers in Las Vegas, Nevada and two centers in Yonkers, New York since mid-1997. Without the effects of these new regional networks, net service revenues and treatment center contribution both would have grown at approximately 19.5%.

  Exchange Transaction

     The Company's principal predecessor was formed in the early 1980s to own and operate a radiation therapy center in Fort Myers, Florida. As this company prospered, its physician owners began to buy and build additional radiation therapy centers, generally using additional corporations and partnerships to operate each center and own the related real estate. By late 1996, the Initial Shareholders owned a network of 26 corporations, 12 general partnerships and one limited partnership to operate the various centers.

     The Predecessor Companies were under common management. Prior to August 1997, 21 of the Predecessor Companies were controlled by five of the Initial Shareholders who had substantially equal ownership interests. As a result of the Exchange Transaction on August 1, 1997, the Predecessor Companies became wholly-owned subsidiaries of the Company. For accounting purposes, 21 of the commonly owned companies were combined in a recapitalization and treated as the acquiror of the 18 remaining entities. As a result, the net assets of the 21 companies were carried forward at an historical basis while the net assets of the 18 remaining entities deemed to be acquired were recorded at fair market value using the purchase method of accounting. The five Initial Shareholders received 5,781,464 shares of the Company's Common Stock in the recapitalization.

     For accounting purposes, the fair value of the 18 acquired corporations and partnerships was approximately $7.8 million and the acquired corporations and partnerships were deemed to have been acquired through the issuance of 2,218,536 shares of Common Stock to the Initial Shareholders. The purchase price was allocated as follows: $6.3 million to net tangible assets and $1.5 million to goodwill and other intangible assets.

     The 1997 pro forma results of operations represent the combined results of the Predecessor Companies for the seven months ended July 31, 1997 and the consolidated results of the Company for the five months ended December 31, 1997, which reflect the change in basis for the combined Predecessor Companies and depreciation and amortization expense assuming the Exchange Transaction had occurred on January 1, 1997. As a result, the pro forma 1997 results include a full year of depreciation and amortization expense in 1997 on the step-up in basis rather than the five months of depreciation and amortization expense actually incurred by the Company in 1997.

  Internally Developed Centers

     The Company opened one internally developed center in 1992, two centers in 1993 and one center in 1996, each located in Florida, and one center in 1997 located in New York. In March 1998, the Company opened an internally developed center located in Venice, Florida. The Company has a center in North Naples, Florida under development, which is expected to open in the third quarter of 1999. The cost of opening internally developed centers has ranged from $2.5 million to $3.9 million, depending on the center's size and location. The total amount represents the cost of real estate, building and equipment. Internally developed centers usually take approximately six months to develop and open and have typically achieved profitability within six to twelve months of opening.

  Acquired Centers

     The Company's acquisitions include one center in 1991, one center in 1993 and two centers in 1994, all located in Florida. In 1997, the Company established a new regional network through the acquisition of two centers located in Las Vegas, Nevada. In March 1998, the Company added to its existing regional network in Westchester County, New York, through the acquisition of substantially all the assets of one center located in Yonkers, New York. The Company currently plans to establish in the fourth quarter of 1998 a new regional network through the acquisition of the assets of a center in Berlin, Maryland for aggregate consideration of approximately $3.9 million.

     The Nevada and New York acquisitions were accounted for under the purchase method of accounting, which resulted in the recording of approximately $3.5 million of intangible assets which are being amortized over 25 years. The aggregate consideration for the purchase of these three centers was approximately $8.5 million, consisting of approximately $3.3 million in cash financed through bank borrowings and $5.2 million of assumed liabilities. The Maryland acquisition also is expected to be accounted for under the purchase method of accounting. Had the New York, Nevada and Maryland acquisitions each occurred on January 1, 1998, the Company estimates that the combined effect would have been to generate approximately $5.0 million in net service revenues for 1998.

     The Company has Administrative Services Agreements with professional corporations in New York and Nevada pursuant to which the Company is the sole provider of business and administrative services for the non-professional aspects of the practices. These agreements obligate the Company to provide certain facilities and equipment, accounting services, billing and collection services, management and administrative personnel, assistance in managed care contracting and assistance in public relations. Concurrently with the acquisition of the Berlin, Maryland center, the Company expects to enter into an Administrative Services Agreement with a related Maryland professional corporation.

  Hospital-Based Centers

     The Company currently operates four hospital-based centers, two located in southeast Florida and two located in Utica, New York. At one of the Florida centers, the Company provides the services of its radiation oncologists to the hospital and receives the professional fee charged for such services. At the other hospital-based Florida center, the Company provides management services for an annual fixed fee and charges an hourly rate for physics, dosimetry and transcription and a fixed amount for 3-D treatment plans. In 1998, the Company entered into a joint venture arrangement with a hospital in Utica, New York. The Company has a 40% interest in the joint venture, which provides the facilities and equipment for two centers. The Company also manages the two centers pursuant to an agreement with the hospital. A professional corporation owned by certain of the Company's shareholders provides the radiation oncologists for these centers.

  Certain Trends

     The Company's future financial results are likely to be impacted by many factors, including (i) increased amortization of intangible assets which may arise as a result of acquisitions, (ii) lower interest expense in the immediate future due to the repayment of debt from the net proceeds of this Offering,
(iii) the Company becoming subject to corporate income taxation at a rate of 39% due to the termination of its S Corporation status at the time of the Offering and (iv) a modest decline in general and administrative expense as a percentage of net service revenues due to the Company's previous investments in management, information systems and other infrastructure requirements in preparation for the Offering and in anticipation of future growth. In addition, in connection with the Offering, the Company entered into employment agreements with certain key shareholder-physicians, the effect of which will be to reduce compensation expense by approximately $1.5 million per annum effective from the closing of the Offering. To the extent that the Company grants stock options to physicians employed by professional corporations with which the Company has entered into Administrative Service Agreements, accounting guidelines may require the recognition of non-cash expense in future financial statements.

     Additionally, unlike reimbursement levels for many services provided in the medical industry, Medicare rates for services provided at the Company's centers have remained relatively constant over the past several years. At the beginning of 1998, however, such reimbursement rates increased 8% and there is a proposal for an annual reduction of approximately 4% for each of the next five years beginning on January 1, 1999, unless prevented by Congressional action. In addition to Medicare reimbursements, the proposed change would also likely reduce reimbursements from commercial payors whose reimbursement rates are based on Medicare rates. Approximately 60% of the Company's total net service revenues would be effected.

     The Company's provision for bad debts approximated 1.3% and 1.4% of net service revenues in 1995 and 1996, respectively. The Company increased its provision from $403,000 in 1996 to $1,065,000 in 1997, reflecting an increase in the amount and age of its receivable balances, particularly its self-pay accounts. As a result, the Company's provision for bad debts as a percentage of net service revenue increased to 3.2% for 1997 and to 2.8% for the six months ended June 30, 1998. As part of its strategy for maintaining strong relationships with referring physicians, the Company treats uninsured patients who are referred from time to time to the Company's radiation oncologists. While there can be no assurance, the Company expects the provision for bad debts, as a percent of net service revenues, to approximate 2% in the future.

SEASONALITY

     A significant portion of the Company's radiation therapy centers, particularly those in Florida, are subject to fluctuations in results of operations due to seasonal variations in population. Population levels increase during the winter months in those locations and the demand for radiation therapy during these months also increases. As a result, the Company historically has experienced, and expects to continue to experience, quarterly fluctuations in net service revenues and net income, with higher amounts in the first and fourth quarters. The Company has a high level of fixed operating costs which cannot be reduced at times of lower demand.

PAYOR MIX

     The Company's sources of net service revenues, or payor mix, for the years 1995 to 1997 and the six month periods ended June 30, 1997 and 1998 were as follows:

                                                                       SIX MONTHS
                                          YEAR ENDED DECEMBER 31     ENDED JUNE 30
                                          -----------------------    --------------
                                          1995     1996     1997     1997     1998
                                          -----    -----    -----    -----    -----
Government..............................  44.8%    49.7%    45.2%    49.2%    46.8%
Commercial..............................  51.5%    47.4%    52.2%    48.1%    50.8%
Private.................................   3.7%     2.9%     2.6%     2.7%     2.4%

     Government sources consist primarily of Medicare and Medicaid. Medicare reimbursement rates are determined by the U.S. Healthcare Financing Administration and are somewhat lower than the Company's normal charges. Medicaid reimbursement rates are less than one-half of the Medicare rates. Medicare typically represents more than 95% of the Company's government source revenues.

     Commercial sources include private health insurance and other health benefit programs. The Company is aggressively and increasingly entering into contracts with HMOs and preferred provider organizations by granting discounts to such organizations in return for the patient volume they provide. The Company expects a continuing increase in the number of patients covered by contracts with such organizations.

     Most of the Company's commercial revenues are from managed care business and are attributable to contracts where a set fee is negotiated relative to services provided at the Company centers. In these cases, the Company does not bear the risk of over-utilization of services by patients. Less than 5% of the Company's net service revenues are attributable to contracts where the Company bears utilization risk. With those capitated contracts, a fixed payment is received by a center per member, per month, for a pre-determined benefit level of services, as negotiated between the Company and the third party payor. Although the terms and conditions of the Company's managed care contracts vary considerably, they are typically for a one-year term. See "Risk
Factors -- Dependence upon Medicare and Other Third Party Payors; Reimbursement Risks."

     Private sources are payments from patients who are not covered by government or commercial sources.

RESULTS OF OPERATIONS

     Results of Operations periods are compared on the basis of the Unaudited Supplemental Combined and Consolidated Financial Statements rather than the Consolidated Financial Statements since the Company believes that this presentation results in the most meaningful comparison of the periods presented and that it provides a useful historical perspective on the development of the Company's business by its common management. See Unaudited Supplemental Combined and Consolidated Financial Statements.

     The following table sets forth certain supplemental financial data of the Company expressed as a percentage of net service revenues for the periods indicated. The pro forma data for the year ended December 31, 1997 represents the combined results of the Predecessor Companies for the seven months ended July 31, 1997 and the consolidated results of the Company for the five months ended December 31, 1997, which reflect the change in basis for the Predecessor Companies deemed to be acquired and the corresponding depreciation and amortization expense assuming the Exchange Transaction had occurred on January 1, 1997.

                                                                                 SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                    -----------------------    --------------
                                                    1995     1996     1997     1997     1998
                                                    -----    -----    -----    -----    -----
                                                                   (PRO FORMA)
STATEMENT OF OPERATIONS DATA:
Net service revenues..............................  100.0%   100.0%   100.0%   100.0%   100.0%
Direct costs of therapy services..................   48.4     48.4     49.7     45.8     48.3
                                                    -----    -----    -----    -----    -----
  Treatment center contribution...................   51.6     51.6     50.3     54.2     51.7
General and administrative........................   33.2     33.7     33.0     30.7     32.4
                                                    -----    -----    -----    -----    -----
  Operating income................................   18.4     17.9     17.3     23.5     19.3
Interest expense..................................    5.7      5.6      6.2      5.3      6.6
Other income......................................    0.7      0.5      0.5      0.3      0.7
                                                    -----    -----    -----    -----    -----
  Net income......................................   13.4     12.8     11.6     18.5     13.4
Pro forma provision for income taxes..............    5.1      4.9      4.7      7.0      5.2
                                                    -----    -----    -----    -----    -----
Pro forma net income..............................    8.3%     7.9%     6.9%    11.5%     8.2%
                                                    =====    =====    =====    =====    =====

SIX MONTHS ENDED JUNE 30, 1998 CONSOLIDATED COMPARED TO SIX MONTHS ENDED JUNE 30, 1997 COMBINED

     Net Service Revenues. Net service revenues increased by $4.6 million, or 27.9%, from $16.5 million in 1997 to $21.1 million in 1998. Approximately $3.2 million of the increase was attributable to growth in existing regions. Existing regions are defined as regions that have been in operation throughout the periods compared ("same region"). Same region growth of 19.5% primarily resulted from the growth of advanced treatment services, a Medicare fee increase and an increase in external beam treatment volume. External beam treatment volume increased in part due to the March 1998 opening of an internally developed center in Venice, Florida.

Approximately $1.4 million of the increase was attributable to new regions. New regions are defined as regions that were not in operation throughout the periods compared ("new regions"). The increase in new regions was due to the Company's expansion into one new region in New York and one in Nevada. Specifically, the Company acquired two centers in Nevada in July 1997 and completed the internal development of a center in Yonkers, New York in June 1997. Additionally, a significant portion of new region growth reflects the March 1998 acquisition of a treatment center in Yonkers, New York, which was added to the Company's existing New York regional network.

     Treatment Center Contribution. Treatment center contribution increased by $2.0 million, or 22.0%, from $8.9 million in 1997 to $10.9 million in 1998 and decreased as a percentage of net service revenues ("contribution margin") by 2.5 percentage points from 54.2% in 1997 to 51.7% in 1998. Treatment center contribution margin on a same region basis was 54.5% in 1997 and 54.4% in 1998. New regions contributed $221,000 in treatment center contribution in 1998. The lower treatment center contribution margin of Nevada and New York was partially offset by a favorable treatment center contribution from the acquisition of a center in New York which was more consistent with the Company's established regions. A change at the end of 1997 in the practicing radiation oncologist servicing the Nevada centers resulted in a reduction in the number of patients receiving treatment at these centers. The number of patients receiving treatment at the Nevada centers has increased since the current radiation oncologist has been servicing such centers, and the number of daily treatments neared the break-even point in August 1998. The internally developed center in New York, opened in mid-1997, achieved a break-even treatment volume during the second quarter of 1998.

     General and Administrative. General and administrative expenses increased by $1.7 million, or 34.9%, from $5.1 million in 1997 to $6.8 million in 1998. General and administrative expenses consist of salaries and fringe benefits, corporate depreciation and amortization, bad debts, office rent, accounting and legal, consultant services, insurance, office supplies, repairs and maintenance, taxes and other expenses. As a percentage of net service revenues, general and administrative expenses increased from 30.7% in 1997 to 32.4% in 1998. The increase reflects the addition of employees to support future growth, including the Company's preparation for an initial public offering. Specifically, salaries and benefits increased $890,000 reflecting the addition of a chief financial officer and a director of mergers and acquisitions, as well as increased administrative staff supporting the billing and coding functions, among other staff positions. Depreciation and amortization increased by $324,000 principally due to acquisitions completed since June 30, 1997. Other increases of $500,000 were in telephone, professional services, insurance, travel, bad debts and miscellaneous expenses resulting from the Company's growth.

     Operating Income. Operating income increased by $199,000, or 5.1%, from $3.9 million in 1997 to $4.1 million in 1998 and decreased as a percentage of net service revenues from 23.5% to 19.3% as a result of the factors discussed above.

     Interest Expense. Interest expense increased $527,000, or 60.6%, from $870,000 in 1997 to $1.4 million in 1998. The increase was due primarily to additional borrowings to fund the acquisition of treatment centers in New York and Nevada and the construction and equipping of internally developed treatment centers in Florida and New York.

     Other Income. Other income increased by $103,000, or 208.0%, from $49,000 in 1997 to $152,000 in 1998. Other income consists of grants and other revenues not related to therapy services. The largest component of the increase was a $45,000 grant from the National Institute of Health for developing data management software for clinical treatment field sites.

YEAR ENDED DECEMBER 31, 1997 PRO FORMA COMPARED TO YEAR ENDED DECEMBER 31, 1996 COMBINED

     Net Service Revenues. Net service revenues increased by $5.6 million, or 20.1%, from $28.0 million in 1996 to $33.6 million in 1997. On a same region basis, the Company's growth in net service revenues was $2.3 million, or 8.8%. The increase resulted from growth in daily external beam treatment volume offset by a slight reduction in Medicare fee levels. New regions contributed $3.3 million of the increase. Most of this increase was contributed by growth in the Company's internally developed center in Sarasota, Florida, which opened in March 1996. The remainder of the increase resulted from the acquisition of two centers in June 1997 and the opening of an internally developed center in July 1997.

     Treatment Center Contribution. Treatment center contribution increased by $2.5 million, or 17.1%, from $14.5 million in 1996 to $16.9 million in 1997 and decreased as a percentage of net service revenues by 1.3 percentage points from 51.6% in 1996 to 50.3% in 1997. Contribution margin on a same region basis was 52.6% in 1996 and 49.3% in 1997. The decrease in contribution margin resulted from higher costs relating to the introduction of new technology, including 3-D computerized treatment planning systems, and the cost of supplies for seed implants used in the treatment of prostate cancer. Increases in salaries and staffing also contributed to the decrease in margin. New regions contributed $2.2 million to treatment center contribution. This increase principally resulted from growth in treatment volume at the Sarasota, Florida internally developed center and treatment center contribution from the acquisition of two centers in Nevada in June 1997.

     General and Administrative. General and administrative expenses increased by $1.7 million, or 17.9%, from $9.4 million in 1996 to $11.1 million in 1997. As a percent of net service revenues, general and administrative expenses decreased from 33.7% in 1996 to 33.0% in 1997. Salaries and benefits increased $632,000 and reflect staff additions for business growth and the cancellation of contracts for previously outsourced billing and collection services. Staff additions also were made in the accounting and information systems areas to support the Company's growth. Bad debts increased by $662,000, reflecting management's review of the Company's aged accounts receivable and a strengthening of its reserves.

     Operating Income. Operating income increased by $785,000, or 15.6%, from $5.0 million in 1996 to $5.8 million in 1997 and decreased as a percentage of net service revenues from 17.9% to 17.3% as a result of the factors discussed above.

     Interest Expense. Interest expense increased by $502,000, or 32.1%, from $1.6 million in 1996 to $2.1 million for 1997. The increase was due primarily to additional borrowings in 1997 of approximately $8.3 million for acquisitions and the construction of new treatment centers in New York and Sarasota.

     Other Income. Other income increased by $34,000, or 27.4%, from $125,000 in 1996 to $159,000 in 1997.

YEAR ENDED DECEMBER 31, 1996 COMBINED COMPARED TO YEAR ENDED DECEMBER 31, 1995 COMBINED

     Net Service Revenues. Net service revenues increased by $2.6 million, or 10.0%, from $25.4 million in 1995 to $28.0 million in 1996. On a same region basis the Company's growth in net service revenues was $860,000, or 3.4%, and resulted from growth in daily treatment volume partially offset by new competition at one operating region. The Company's entry to a new region in Florida contributed $1.7 million to the growth in net service revenues.

     Treatment Center Contribution. Treatment center contribution increased by $1.3 million, or 10.2%, from $13.1 million in 1995 to $14.4 million in 1996 and was 51.6% as a percentage of net service revenues in both years. Contribution margin on a same region basis was 51.6% in 1995 and 52.6% in 1996. Treatment volume increased while reimbursement rates remained at the same levels as 1995. New regions contributed $607,000 in center contribution.

     General and Administrative. General and administrative expenses increased by $1.0 million, or 11.7%, from $8.4 million in 1995 to $9.4 million in 1996. As a percentage of net service revenues, general and administrative expense increased from 33.2% in 1995 to 33.7% in 1996. On-going expenses for a new operating region, general increases in salaries and costs associated with terminating several consulting agreements are the principal contributors to the increase.

     Operating Income. Operating income increased by $351,000, or 7.5%, from $4.7 million in 1995 to $5.0 million in 1996 and decreased as a percentage of net service revenues from 18.4% to 17.9% as a result of the factors discussed above.

     Interest Expense. Interest expense increased by $103,000, or 7.0%, from $1.5 million for 1995 to $1.6 million for 1996. The increase is primarily due to additional borrowings to finance the construction of a new treatment center in Sarasota, Florida.

     Other Income. Other income decreased by $88,000, or 41.1%, from $213,000 in 1995 to $125,000 in 1996.

QUARTERLY FINANCIAL INFORMATION

     The following table sets forth certain unaudited quarterly operating data for each of the Company's last four quarters as well as such data expressed as a percentage of revenues for the periods indicated. This information has been prepared by the Company on a basis consistent with the Company's Unaudited Supplemental Combined and Consolidated Financial Statements and includes all adjustments (consisting of normal and recurring adjustments) that management considers necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with the Unaudited Supplemental Combined and Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                             QUARTER ENDED
                                               --------------------------------------------------------------------------
                                                                       DEC. 31,           MAR. 31,           JUNE 30,
                                               SEPT. 30, 1997(1)         1997               1998               1998
                                               -----------------       --------           --------           --------
Net service revenues.........................       $7,801              $9,344            $10,904            $10,174
Direct costs of therapy services.............        4,278               4,812              5,024              5,154
                                                    ------              ------            -------            -------
  Treatment center contribution..............        3,523               4,532              5,880              5,020
General and administrative...................        2,891               3,141              3,419              3,406
                                                    ------              ------            -------            -------
  Operating income...........................          632               1,391              2,461              1,614
Interest expense.............................          547                 649                615                782
Other income.................................           65                  45                 83                 69
                                                    ------              ------            -------            -------
  Net income.................................          150                 787              1,929                901
Pro forma provision for income taxes.........           59                 307                753                351
                                                    ------              ------            -------            -------
Pro forma net income.........................       $   91              $  480            $ 1,176            $   550
                                                    ======              ======            =======            =======

                                                                             QUARTER ENDED
                                               --------------------------------------------------------------------------
                                                                       DEC. 31,           MAR. 31,           JUNE 30,
                                               SEPT. 30, 1997(1)         1997               1998               1998
                                               -----------------       --------           --------           --------
Net service revenues.........................        100.0%              100.0%             100.0%             100.0%
Direct costs of therapy services.............         54.8                51.5               46.1               50.7
                                                    ------              ------            -------            -------
  Treatment center contribution..............         45.2                48.5               53.9               49.3
General and administrative...................         37.1                33.6               31.4               33.5
                                                    ------              ------            -------            -------
  Operating income...........................          8.1                14.9               22.5               15.8
Interest expense.............................          7.0                 7.0                5.6                7.7
Other income.................................          0.8                 0.5                0.8                0.7
                                                    ------              ------            -------            -------
  Net income.................................          1.9                 8.4               17.7                8.8
Pro forma provision for income taxes.........          0.8                 3.3                6.9                3.4
                                                    ------              ------            -------            -------
Pro forma net income.........................          1.1%                5.1%              10.8%               5.4%
                                                    ======              ======            =======            =======

---------------

(1) The data for the quarter ended September 30, 1997, which is pro forma, represents the combined results of the Predecessor Companies for the month ended July 31, 1997 and the consolidated results of the Company for the two months ended September 30, 1997, which reflect the change in basis for the Predecessor Companies deemed to be acquired and the corresponding depreciation and amortization expense assuming the Exchange Transaction had occurred on January 1, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity and Capital Resources information is presented on the basis of the Unaudited Supplemental Combined and Consolidated Financial Statements rather than the Consolidated Financial Statements since the Company believes that this presentation is the most meaningful and that it provides a useful historical perspective on the development of the Company's business by its common managers. See Unaudited Supplemental Combined and Consolidated Financial Statements.

     The Company has historically financed its operations, capital expenditures and acquisitions through a combination of commercial borrowings, cash generated from operations, shareholder loans and seller financing. Net cash provided by operating activities for the years ended December 31, 1995, 1996, 1997 and for the six months ended June 30, 1998 was $6.3 million, $5.2 million, $6.0 million and $3.3 million, respectively. Net cash provided by operating activities for 1995, 1996, 1997 and for the six months ended June 30, 1998 consisted primarily of net income, plus non-cash charges to operations, and increases in accounts payable offset by increases in accounts receivable.

     Net cash used in investing activities for 1995, 1996, 1997 and the six months ended June 30, 1998 was $938,000, $1.2 million, $2.6 million and $1.1 million, respectively, and was used primarily for the purchase of property and equipment. Net cash used in financing activities for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1998 was $9.3 million, $3.9 million, $2.6 million and $2.4 million, respectively. The decrease was primarily due to repayments of debt and distributions to shareholders in connection with the Company's election to be taxed as an S Corporation for federal and state income tax purposes.

     On September 30, 1997, the Company entered into a revolving line of credit agreement with SouthTrust Bank, which provided $5.0 million for acquisitions and business expansion. The interest rate on the line of credit is 8.0% per annum and the line is payable September 30, 1998. Amounts borrowed pursuant to the line of credit are secured by working capital and personally guaranteed by certain of the Company's shareholders. The line of credit contains negative and affirmative covenants and agreements restricting the Company's disposition of assets as well as requiring the maintenance of cash flow and other financial ratios. As of June 30, 1998, the Company had available approximately $0.7 million for borrowing under the line of credit.

     As of June 30, 1998, the Company had other outstanding borrowings aggregating $31.8 million, including $9.0 million under various lines of credit, $16.2 million under secured and amortizing arrangements with commercial banks, $4.4 million under asset purchase agreements with financing companies and $2.2 million from related parties. The interest rates on outstanding borrowings range from 8.0% to 8.5% for the lines of credit, bank debt and related party debt, and from 8.3% to 10.8% for borrowings from finance companies.

     On August 21, 1998, the Company obtained a commitment from First Union National Bank (an affiliate of Wheat First Union) to provide a revolving credit facility in the principal amount of $45.0 million for 364 days, to be extended to 3 years upon completion of a qualified initial public offering by the Company. The commitment is subject to customary contingencies. The terms and conditions of the revolving credit facility will be similar to those under the Company's current line of credit, except that personal guarantees by shareholders of the Company will not be required. The Company expects to repay all outstanding borrowings, other than for asset purchase agreements and amounts due to related parties, upon the closing of the revolving credit facility. The borrowings for asset purchase agreements and amounts due to related parties and, to the extent possible, amounts drawn under the $45.0 million revolving credit facility are expected to be repaid from the net proceeds of the Offering. Based upon amounts outstanding on June 30, 1998 and assuming net offering proceeds of
$          million, the Company expects to have $          million in
outstanding borrowings and $          million available under the credit
facility after the Offering, with all other debt having been repaid.

     In connection with the Exchange Transaction and pursuant to the terms of transfer agreements among the Company, the Predecessor Companies and the Initial Shareholders, a total of 8,000,000 shares of Common Stock was issued to the Initial Shareholders. In connection with its acquisitions, the Company has principally paid consideration in the form of cash and seller notes. The Company currently expects to continue this acquisition financing model in the future, although the Company could utilize its stock in connection with acquisitions when management determines such use to be appropriate and expects the transaction to be accretive to earnings.

     Based upon the Company's anticipated capital needs for operation of its business, general corporate purposes and anticipated expansion, management believes that the combination of funds available from the net proceeds of the Offering, the new $45.0 million credit facility, the Company's operations and seller financing will be sufficient to meet the Company's funding requirements for a period of approximately 18 months. After such period, or in the event the Company's capital expenditures are greater than currently expected and to the extent additional capital resources are needed, the Company expects to utilize supplemental borrowings to the extent available and/or net proceeds from the future offering of debt or equity securities.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS:

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and disclosure of comprehensive income and its components in a full set of financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not expect the standard to have a significant impact on its reporting practices.

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131), was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and interim financial reports issued to shareholders. Generally, certain financial information is required to be reported on the basis that is used internally for evaluating performance of and allocation of resources to operating segments. The Company has not previously issued formal interim financial reports to its shareholders, but intends to implement SFAS 131 when it becomes a public company.

     Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" (SFAS 132), was issued in February 1998 and is effective for periods ending after December 15, 1998. This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when FASB Statements No. 87, "Employers' Accounting for Pensions," No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," were issued. The Company does not expect the standard to have a significant impact on its reporting practices.

     Statement of Financial Accounting Standards No. 133," Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), was issued in June 1998 and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect the standard to have a significant impact on its reporting practices.

YEAR 2000 ISSUES

     The Company has assessed the potential impact on its business of issues arising as a result of the Year 2000. The Company uses three main information technology systems. The Year 2000 compliant modules for the Company's general ledger system are scheduled to be released later this year and will be purchased by the Company when available. The Company already has acquired a Year 2000 compliant upgrade for its medical management system and its desktop operating system is already Year 2000 compliant. The Company estimates that approximately $100,000 will be required to complete these upgrades and expects that the necessary modifications will be completed by early 1999, with testing and verification to take place immediately thereafter. The Company also has completed a survey of all of its equipment and non-information technology systems and has determined that no significant modifications are necessary for Year 2000.

     The principal Year 2000 risks to the Company arise as a result of its dependence on governmental and numerous other third party payors for over 95% of its net service revenues. If these payors do not successfully implement their own Year 2000 programs, the Company may not be reimbursed in a timely or proper manner for its services. The consequences to the Company will depend on the extent of third party failures, and could range from relatively minor cash delays to serious shortfalls which could have a material impact on the Company's overall financial condition. The Company believes that these payors will be under significant pressure to make estimated payment arrangements with providers. However, there can be no assurance that payment arrangements will be made.

                                    BUSINESS

THE COMPANY

     Radiation Therapy Services, Inc. is a leading developer and operator of radiation therapy centers. These centers, which are freestanding and hospital-based, provide a full spectrum of radiation therapy services to cancer patients, including conventional external beam radiation treatments and advanced services such as prostate seed implants and 3-D conformal treatment planning. In its 15 years of operation, the Company has developed an operating model which enables the Company's centers to deliver high quality, cost-effective patient care. Currently, the Company operates 21 centers clustered into regional networks in Florida, New York and Nevada. Ten centers were internally developed, seven were acquired and four are hospital-based.

INDUSTRY

     Cancer care in the United States constitutes a significant percentage of healthcare expenditures. The National Cancer Institute estimates that total cancer costs (including lost productivity and mortality costs) were approximately $104 billion in 1994, with direct medical costs constituting approximately $37 billion of that total. According to the American Cancer Society, the estimated number of cancer cases diagnosed annually in the United States (excluding certain skin cancers) increased from approximately 771,000 in 1979 to an estimated 1.2 million in 1998. The increase in reported cancer cases is attributable to such factors as a growing and aging population, exposure to carcinogens and earlier detection of cancers. The probability of developing cancer increases significantly with age and, according to the National Cancer Institute, people over age 65 are ten times more likely to develop cancer than those under 65. The growth rate of the over-65 age group is nearly triple that of the under-65 age group. Furthermore, earlier diagnosis and more effective treatments have increased the relative five-year survival rate of cancer patients from approximately 39% in 1963 to 56% in 1997.

     The Company estimates that the market for radiation therapy is between $4 and $5 billion annually. Radiation therapy treatments are typically performed on approximately 50% of all cancer patients, both to cure cancer by destroying cancer cells and, where curing the cancer is not possible, as a palliative treatment. Radiation therapy is used as a stand-alone cancer treatment and in conjunction with other treatments. Industry-wide, external beam therapy is provided to approximately 90% of radiation therapy patients. This therapy involves exposing the patient to an external source of radiation from a linear accelerator (which produces radiation artificially, rather than using the radiation emitted by natural cobalt isotopes). Linear accelerators were introduced in the early 1970s and the core technology has remained relatively free of significant change since that time. A course of external beam radiation therapy treatment normally ranges from 20 to 30 daily treatments. Recently developed advanced treatments, such as prostate seed implants and high dose rate remote after-loading, involve the internal placement of radioactive sources in order to more directly treat malignant cells.

     The radiation therapy market is highly fragmented. The Company believes that no single competitor currently operates more than three percent of the approximately 2,000 domestic treatment centers. The Company also believes that the radiation therapy market offers a consolidation opportunity because (i) efficiencies are available through economies of scale and use of standardized operating procedures, (ii) radiation oncologists seek to affiliate with larger companies to obtain access to capital and financial liquidity, to gain access to equipment and expertise in order to provide advanced treatment services and to facilitate contracting with managed care providers and (iii) managed care companies desire to contract with fewer providers.

OPERATING STRATEGY

     The Company's centers focus exclusively on providing radiation therapy. The Company's objective is to operate centers that provide the highest quality radiation therapy services in a patient-friendly and cost-effective manner. The Company's operating philosophy reflects its core belief that medicine is a service industry and that the patient is the client. The key elements of the Company's operating strategy are:

     Emphasize Patient Service. The Company is focused on providing superior patient service to minimize the stress and uncertainty experienced by patients diagnosed with cancer and to assure referring physicians that their patients receive the best care available. Patients are seen within 24 hours of referral and typically begin treatment within several days. The radiation oncologist discusses the proposed treatment, the possible side effects and the expected results of treatment with the patient and is available to respond to questions or concerns. The Company's centers are designed to provide comfortable patient settings at accessible locations with ample parking. The Company provides other services including van transportation, nutritional counseling and assistance with reimbursement from third party payors. The Company uses patient satisfaction surveys to identify continuous improvement opportunities. The Company believes that these ancillary services enhance the quality of care provided to patients and differentiate the Company's centers from those of other radiation therapy providers.

     Provide Advanced Treatments and High Quality Care. The Company's centers provide among the most advanced spectrum of radiation therapy available, including conventional external beam radiation therapy and newer, advanced services such as brachytherapy (including prostate seed implants and high dose rate remote after-loading of radioactive sources) and stereotactic radiosurgery and radiotherapy. The standard of excellence at the Company's centers is the result of investment in state-of-the-art equipment, the use of treatment pathways and leading protocols and the employment of leading radiation oncologists with national reputations for expertise.

     Establish and Maintain Strong Relationships with Referring Physicians. The Company seeks to develop and maintain strong working relationships with referring physicians. The Company believes that strong relationships with referring physicians result in the best possible patient care and also encourage future referrals to the Company's radiation oncologists. Each of the Company's radiation oncologists seeks to establish a presence in the medical community and receives referrals for radiation therapy based on the Company's reputation for providing a high standard of radiation therapy at its centers, excellent patient service and the involvement of the referring physician in the treatment of the patient. The Company familiarizes its existing and potential referring physicians with new methods of radiation therapy treatments, because the Company's advanced services often are provided in conjunction with those of the referring physician.

     Recruit and Retain Highly Regarded Radiation Oncologists. The Company recruits radiation oncologists with excellent academic and clinical backgrounds and potential for professional growth. The Company's more senior oncologists are members of numerous professional organizations and have developed national reputations for excellence. The Company attracts physicians by offering them the opportunity to develop expertise in advanced treatment procedures and by enabling them to conduct ongoing research and encouraging them to publish their results. To facilitate research by its radiation oncologists, the Company maintains a research department and a patient registry, the Cancer Registry, which contains detailed data on over 10,000 patients treated at the Company's centers. The Company's compensation arrangements with radiation oncologists which it employs include salary, incentives and stock options, and are designed to provide successful radiation oncologists with compensation above industry averages.

     Enhance Operating Performance and Quality of Care Through
Standardization. During its 15 years of operation, the Company has developed a standardized operating model which includes proprietary processes and procedures that have enabled its centers to cost-effectively deliver the highest quality patient care. These systems have been proven over time and enable the Company to develop successfully new radiation therapy centers, manage its existing centers efficiently and integrate acquisitions. The Company has developed a total quality management program which allows management and the Company's radiation oncologists to monitor and evaluate the quality of patient care and the procedures followed at all of the Company's centers. Integral to this program is the Company's proprietary encrypted wide area network which permits real-time peer review of prescribed treatments. In addition to established clinical pathways, the Company has developed a centralization approach that consolidates certain aspects of operations such as accounting, administration, coding, billing, collection, marketing and purchasing. The Company believes it achieves significant economies of scale from the implementation of its operating model.

     Develop and Operate Radiation Therapy Center Networks. Management believes that clustering its centers into regional networks better enables the Company to maximize revenues, profitability, patient services and quality of care. By leveraging the other key elements of its operating strategy into regional networks, the Company is able to provide its services more efficiently and cost-effectively. Key benefits of regional networks include (i) the ability to share resources among centers including certain personnel and equipment; (ii) the ability to market its regional networks to managed care providers; and (iii) the opportunity to capture greater market share by offering several locations to referring physicians and their patients. With 15 centers in Florida, the Company has successfully built the largest radiation oncology presence in the state. The Company intends to enter new regions that can support such networks.

GROWTH STRATEGY

     The Company's strategy is to develop and expand regional networks of radiation therapy centers. The Company has established five networks in Florida, two in New York and one in Nevada and is in the process of establishing an additional network in Maryland. The Company evaluates markets based on historical and projected patient volumes, demographic characteristics including concentration of elderly residents, number of Medicare recipients and population trends, and the market's regulatory and competitive environment.

     The Company believes that the national market for radiation therapy services offers substantial growth opportunities based on (i) the expected increase in the elderly population; (ii) the highly fragmented market of radiation therapy providers; (iii) the growth in the provision of advanced therapy treatments; (iv) the economies of scale and revenue enhancements available to integrated, cost-efficient providers; and (v) the barriers to new market entrants created by the significant capital and technology required to develop treatment centers.

     The Company plans to capitalize on these expansion opportunities by increasing its market penetration in existing regional networks and developing new regional networks. The Company plans to develop and expand its regional networks by increasing its share in established markets, developing new centers, acquiring established centers, and forming hospital alliances.

Increase Share in Established Markets

     The Company plans to increase patient volume and net service revenues at its centers within established regional networks by expanding their base of referring physicians, continuing to increase the offering of advanced services, aggressively pursuing managed care contracts and adding equipment including more linear accelerators. The Company believes that these strategies will enable its centers to continue to increase share in established regional markets and will leverage the Company's core operating strengths.

Expand Through New Center Development

     The Company plans to develop new centers to further enhance and expand its regional networks. The Company has developed significant experience in the design and construction of radiation therapy centers, having developed ten centers in the past 15 years. The Company's newly developed centers typically have achieved profitability within six to twelve months after becoming operational. The Company's recently developed center in Venice, Florida achieved profitability within six months of its opening in March 1998. Currently, the Company plans to develop two to three centers per year, which, for 1999, includes a center currently under development in North Naples, Florida.

Acquire Established Centers

     The Company seeks to acquire established centers that provide the opportunity to leverage and optimize its existing regional networks and to enter new markets. The Company seeks to acquire centers with highly regarded radiation oncologists, strong referral relationships and a leading market share position. The Company believes that significant opportunity exists to add value to acquired centers by implementing its standardized operating model and adding advanced radiation therapy services. The Company has acquired seven centers and recently signed a definitive Asset Purchase Agreement to acquire a center in Berlin, Maryland.

Form Hospital Alliances

     Management believes that alliances with hospitals will continue to represent a growth opportunity as hospitals refocus on their core business. Alliances enable the Company to be a value-added partner for hospitals through the application of the Company's expertise in radiation therapy. The Company currently has strategic relationships with two hospitals in southeastern Florida and a joint venture with a hospital in Utica, New York with respect to two centers where the Company provides management services. Management believes these alliances are an effective means for the Company to enter a new market as well as to gain additional market share in an existing region.

MARKETING

     The Company's centers receive patients from referring physicians. RTS's radiation oncologists are expected to actively develop the Company's regional markets by establishing strong relationships with referring physicians. To obtain referrals, the Company's radiation oncologists focus on establishing relationships with medical oncologists, urologists, pulmonologists, neurosurgeons and other physicians within the medical communities in which the Company's centers are located. The Company's radiation oncologists develop these relationships by describing the variety and advanced nature of the therapies offered at the Company's centers, by providing seminars on advanced treatment procedures and by involving the referring physicians in those advanced treatment procedures. In addition to their clinical expertise, the Company's radiation oncologists receive referrals as a result of their high level of accessibility to patients and referring physicians.

     Patient referrals to the Company's radiation oncologists also are influenced by managed care organizations with which the Company has entered into agreements. One factor considered by a physician in making a referral is whether the services of the radiation oncologist will be paid for by the managed care organization covering the patient. The Company employs two full-time individuals who are responsible for contracting with managed care organizations. The Company competes for managed care contracts on the basis of quality of care, cost, patient service and satisfaction, network area coverage, and information technology.

THERAPY CENTER OPERATIONS

     The Company's centers are designed specifically to deliver high quality radiation therapy in a patient-friendly environment. A center typically has one or two linear accelerators, with additional rooms for simulators, CT scans, physician offices, film processing and physics functions. In addition, centers include a patient waiting room, dressing rooms, exam rooms and hospitality rooms designed to minimize patient stress.

     The Company's radiation therapy centers generally have one radiation oncologist and a staff of up to seven people, depending on center treatment capacity and patient volume. The center staff includes up to three radiation therapists who deliver the radiation therapy, a nurse, receptionist, transcriptionist and van driver. Because the Company is organized into regional networks, it can more efficiently provide certain specialized functions. The regional networks employ a staff of approximately five people who service the centers in the region, which includes a physicist, dosimetrist, engineer, block cutter and patient representative. This staffing model enables the Company to leverage the cost and expense of its center personnel across a region.

RTS OPERATING MODEL

     The Company has 15 years of experience operating radiation therapy centers. The Company has developed an integrated operating model which is centered around its radiation oncologists and which is comprised of several key elements.

     Radiation Oncologists. The radiation oncologists provide the nucleus around which the Company's operating model is structured. The Company believes that its radiation oncologists are among the leading physicians in its industry. The Company recruits and hires radiation oncologists with excellent academic and clinical backgrounds who have the motivation and initiative required to develop leading radiation therapy centers. RTS provides its radiation oncologists with the opportunity for continued development by enabling them to provide certain advanced services not typically available at traditional centers. In addition, radiation oncologists use the Company's proprietary resources such as the Cancer Registry and clinical pathways. The Company's senior radiation oncologists perform ongoing research into advanced treatment techniques and procedures and have published the results in leading industry journals. They are members of numerous professional organizations and have developed national reputations for excellence. The Company believes that its radiation oncologists have the opportunity to earn compensation above the industry average based on their ability to meet RTS's quality of care and growth objectives. The Company has experienced little turnover of its radiation oncologists.

     Standardized Treatment Pathways. The Company's radiation oncologists have developed standardized treatment pathways, by disease site and stage, which are continually revised and refined. The standardized treatment pathways are based on the leading radiation oncology medical literature, including published national protocols, as well as the radiation oncologists' treatment results. Standardized treatment pathways serve to assure uniformity in treatment among the Company's radiation oncologists and also enable the Company's radiation oncologists to more efficiently and effectively utilize their time to treat and care for patients. Through quality patient care, the radiation oncologists are able to gain the trust and confidence of referring physicians and develop reputations for excellence in the community, thereby increasing the prospects for future referrals.

     Standardized Operating Procedures. The Company also has developed standardized operating procedures in order to ensure that its centers operate uniformly and efficiently. The Company's standardized procedures apply to the acquisition, installation, calibration, use, maintenance and replacement of linear accelerators, simulators and related equipment as well as to the overall operation of its centers. The Company's manuals, policies and procedures are continuously refined and modified to increase productivity and efficiency and to provide for the safety of employees and patients. The Company believes that its standard operating procedures facilitate the interaction of physicians, physicists, dosimetrists and radiation therapists and permit the interchange of employees among centers. In addition, standardized procedures facilitate the training of new employees at existing centers as well as new internally developed centers.

     Centralized Coding and Billing. The Company maintains a centralized coding and billing staff in order to leverage the highly technical and specialized skills required to perform these functions. Coding involves the translation of data from a patient's medical chart to the Company's billing system for submission to third party payors. The Company's centers provide radiation therapy services under 60 different professional and technical codes used to determine reimbursement. Centralization of the coding function provides economies of scale and ensures a higher degree of accuracy and efficiency.

     Management Information Systems. The Company utilizes centralized management information systems to closely monitor important data related to each center's operation and financial performance. The Company's management information systems provide monthly budget analyses, financial comparisons to prior periods and comparisons among centers, thus enabling management to evaluate center performance. The Company's management information systems are also used to track patient data, as well as in connection with coding and billing functions. The Company periodically reviews its management information systems for possible refinements and upgrading. The Company's management information systems personnel install and maintain system hardware and develop specialized software for use by the Company. For example, the Company recently developed a proprietary image and text retrieval system referred to as the Oncology Wide Area Network ("OWAN") which facilitates the storage and review of patient medical charts and films. OWAN permits real time peer review of each patient's course of treatment. The Company anticipates that in the future OWAN will be accessible by referring physicians, who will thereby be able to monitor the progress of the referred patient's treatment. The Company also maintains three separate UNIX servers which provide capacity to meet the Company's expected future growth.

     Engineering and Physics Departments. The Company's commitment to an integrated approach to radiation oncology care includes specialized engineering and physics departments. The Company's engineers perform active preventive maintenance, repairs and installation of linear accelerators. This enables the Company's centers to maximize equipment productivity and to minimize downtime. In addition, the engineering department maintains a warehouse of linear accelerators and parts in order to provide equipment backup. The Company's physicists monitor and test the accuracy and integrity of each of the Company's linear accelerators on a regular basis to ensure the safety and effectiveness of patient treatment. This testing also helps ensure that the linear accelerators are uniformly and properly calibrated.

     Total Quality Management Program. The Company strives to achieve total quality management throughout its organization. The Company's centers, either directly or in cooperation with the appropriate professional corporation or hospital, have a standardized total quality management program in place consisting of programs to monitor the design of the individual treatment of the patient via the evaluation of charts by physicians, physicists, dosimetrists and therapists and for the ongoing validation of radiation therapy equipment. The Company's focus on quality management is maintained by a committee of two radiation oncologists, the director of physics, the technical director and the education director, which objectively and systematically monitors and evaluates the quality of patient care and the procedures followed at all of the Company's centers. Each of the Company's radiation oncologists is assigned to a senior radiation oncologist who reviews each patient's course of treatment through the patient's medical chart using OWAN. In addition, patient questionnaires are utilized in the program to monitor the patient's satisfaction with radiation therapy treatment.

     Clinical Research. The Company believes that a well-managed clinical research program enhances the reputation of its radiation oncologists and the Company's ability to recruit new radiation oncologists. The Company's centers participate in national cooperative group trials and the Company has an in-house full-time research staff to assure compliance with such trials and to perform outcome analyses. The Company maintains a proprietary database of over 10,000 patients. The data collected includes tumor characteristics such as stage, histology and grade, radiation treatment parameters, other treatments delivered, complications and information on disease recurrences. In addition, follow-up data on the disease status and patient survival is collected. This data is used by the radiation oncologists to perform research. The Company also assists the radiation oncologists with research in the form of outcome studies. These studies often are presented at international conferences and/or published. Additionally, the data is used to evaluate patient outcomes and to modify treatment patterns, resulting in improved patient care.

     School of Radiation Therapy. In 1988, the Company founded the School of Radiation Therapy Technology which is accredited by the Joint Review Committee on Education in Radiologic Technology and the Committee on Allied Health and Education of the American Medical Association. The school trains individuals to become radiation therapists. Upon graduation, students become eligible to take the national registry examination administered by the American Registry of Radiologic Technologists. Radiation therapists are responsible for administrating treatments prescribed by radiation oncologists and monitoring patients while under treatment. Since opening in 1988, the school has produced 60 graduates, 20 of whom are currently employed by the Company.

RADIATION THERAPY

     The Company believes its centers distinguish themselves from those of many of its competitors by offering a full spectrum of radiation therapy, including conventional external beam radiation therapy and advanced services such as brachytherapy (including prostate seed implants and high dose rate remote after-loading of radioactive sources), stereotactic radiosurgery and radiotherapy and 3-D conformal treatment planning.

     Cancer patients referred to one of the Company's radiation oncologists are provided with an initial consultation which includes an evaluation of the patient's condition to determine if radiation therapy is appropriate, followed by a dialogue about the effects of the therapy. If radiation therapy is selected as a method of treatment, the medical staff engages in clinical treatment planning. Clinical treatment planning utilizes x-rays, CT imaging, ultrasound and, in many cases, advanced computerized 3-D conformal imaging programs, to localize the tumor and determine the choice of treatment modality, the treatment's optimal radiation dosage, and the selection of appropriate treatment devices.

     In 3-D conformal treatment planning, state-of-the-art radiation therapy immobilization devices and computerized dosimetric software are utilized so that CT scans can be directly incorporated into the radiation therapy planning. Such CT scan-based planning enables the Company's radiation oncologist to more accurately demarcate on the computer screen the target area where radiation therapy is to be delivered, as well as surrounding normal critical body structures. The radiation oncologist then can use the computer to devise ways to deliver radiation therapy to the target while avoiding the surrounding critical body structures.

     External Beam Therapy. External beam therapy involves exposing the patient to an external source of radiation from a linear accelerator, a device which utilizes electricity on subatomic particles to produce a beam of high energy radiation. After clinical treatment planning is completed, the final configuration of the treatment parameters in the linear accelerators is tested on the patient by using a computerized fluoroscopic simulator or by means of computer simulation. The simulator is employed to test the prescribed coordinates of the beam for effective treatment and minimization of exposure (and, therefore, risk of injury) of healthy tissue and critical body structures. Before radiation is administered, custom protective blocks are designed and shaped for each patient to ensure that non-targeted tissue is blocked as thoroughly as possible from radiation.

     External beam radiation treatment takes place with the patient positioned on the platform of the linear accelerator and often involves the use of immobilization devices. The head of the accelerator can rotate to the proper position above or around the patient and the treatment platform is movable to allow attainment of the precise beam angles for treatment. Activation, control and timing of the beam exposure is conducted with the aid of computer technology at a station outside of the heavily shielded vault in which the linear accelerator is located. A course of external beam radiation therapy treatment normally ranges from 20 to 30 treatments. Treatments generally are given to a patient once each day and are scheduled by the Company in ten minute intervals.

     Advanced Services. The Company's centers are distinguished from those of many of the Company's competitors by their ability to offer advanced radiation therapy treatments such as brachytherapy (including prostate seed implants and high-dose rate remote after-loading of radioactive sources) and stereotactic radiosurgery and radiotherapy, which may be particularly appropriate for certain forms of cancer. These forms of treatment require highly specialized expertise (and in certain cases, equipment) and are performed with the active involvement and participation of the referring physician.

     Brachytherapy involves the use of surgical and fiberoptic procedures to place high or low dose sources of radiation in the patient's body. This technique is used for ultrasound-guided implantation of sources into the prostate, intraluminal therapy within the esophagus and endobronchial therapy within the lungs. Prostate seed implants involve the permanent placement of radioactive pellets within the prostate gland. This form of therapy requires the combined expertise of the Company's radiation oncologist, the Company's physicist and the referring urologist. Ultrasound capabilities are required in treatment planning to determine the precise location and dosage of pellets to be implanted. Traditionally, prostate seed implant therapy has required extensive treatment planning over a two- to three-day period of time. However, the Company has developed a proprietary software package that allows for real time planning during the implant surgery, thereby eliminating the need for this delay in treatment. High dose rate remote after-loading is a technique whereby a catheter is placed in or around the cancer and a computerized planning and delivery system allows a radioactive source to be mechanically loaded into and delivered through the catheter.

     Stereotactic radiosurgery involves a single intense high dose radiation beam therapy treatment to a small area. This form of therapy typically is used to treat tumors of the brain that cannot be treated by other means, such as surgery or chemotherapy, without undue risk of damage to the brain. Precise calculations for radiation delivery are required. Treatment also requires extensive clinical planning and is provided in conjunction with the referring surgeon and under the direct supervision of the Company's radiation oncologist and physicist. Stereotactic radiosurgery often involves immobilization of the head through the use of a neurosurgical frame to assure precise immobilization for the delivery of radiation therapy.

ADMINISTRATIVE SERVICES AGREEMENTS

     In Florida, radiation therapy services at the Company's centers are provided by radiation oncologists who are employees of the Company. In many other states, including New York and Nevada, in which the Company now operates, and Maryland, into which it expects to expand, state laws prohibit the corporate practice of medicine and the Company's employees cannot provide radiation oncology services. In such states, the Company's centers operate through Administrative Services Agreements with professional corporations which employ the radiation oncologists who provide services at the Company's centers. The professional corporations formed to date are owned by shareholders of the Company and it is anticipated that this practice will be followed in most cases in the future. The Administrative Services Agreements are of standard form and obligate the Company to provide certain facilities and equipment, accounting services, billing and collection services, management and administrative personnel, assistance in managed care contracting and assistance in public relations. The professional corporations pay a fixed monthly management fee to the Company, which will be re-negotiated annually. The initial terms of the Administrative Services Agreements are 25 years and they are automatically renewable for five-year periods. Under related agreements, the Company has the right under certain circumstances to designate purchasers of shares held by an individual in the professional corporations. The

Administrative Services Agreements contain restrictive covenants that preclude the engagement by the professional corporation of a management services organization other than the Company for some period after termination, and require that the professional corporations enter into employment agreements with the radiation oncologists employed by them. These employment agreements with the professional corporations typically are for three-year terms, require the radiation oncologists to use their best efforts to network with referring physicians and otherwise contain covenants not to compete. See "Risk
Factors -- Risks Associated With Acquisition and Development Strategy," "Risk Factors -- Non-Competition Covenants" and "Certain Relationships and Related Party Transactions -- Administrative Services Agreements."

MANAGED CARE CONTRACTS

     Most of the Company's commercial revenues are from managed care business and are attributable to contracts where a fee schedule is negotiated relative to services provided at the Company's centers. None of these contracts represents over 5% of the Company's total net service revenues.

     The Company receives its managed care contracted revenue under two primary arrangements. Approximately 95% of its managed care business is attributable to contracts where a fee schedule is negotiated for services provided at the Company centers. In these cases, the Company does not bear the risk of over-utilization of services by patients. Approximately 5% of its managed care business is attributable to contracts where the Company bears utilization risk. With a capitated contract, a fixed payment is received by a center per member, per month, for a pre-determined benefit level of services, as negotiated between the Company and the third party payor. Although the terms and conditions of the Company's managed care contracts vary considerably, they are typically for a one-year term. See "Risk Factors -- Dependence upon Medicare and Other Third Party Payors; Reimbursements Risks."

PROPERTIES

     The Company's executive and administrative offices occupy several locations in Fort Myers, Florida. These offices consist of an aggregate of approximately 17,763 square feet of space. The Company's centers range in size from 5,100 square feet to 13,400 square feet. The Company operates 21 radiation therapy centers in Florida, Nevada and New York. The Company leases land and/or space at 7 of these locations. These leases expire at various dates between 2002 and 2027. Two of these leases have renewal options of 10 and 20 years, respectively. The Company considers all of its offices and centers to be well-suited to its present and currently anticipated future requirements.

     The following is a list of the locations of the Company's radiation therapy centers:

                   LOCATION                        OWNED/LEASED             CENTER           DATE
                   --------                        ------------      --------------------    ----
Fort Myers, FL (Broadway Avenue)...............       Leased         Internally developed    1983
Cape Coral, FL.................................       Owned          Internally developed    1984
Port Charlotte, FL.............................       Owned          Internally developed    1986
Fort Myers, FL (Gladiolus Drive)...............       Owned          Internally developed    1987
Punta Gorda, FL................................       Leased         Acquired                1991
Englewood, FL..................................       Owned          Internally developed    1992
Plantation, FL.................................       Owned          Acquired                1993
Naples, FL.....................................        (1)           Internally developed    1993
Arcadia, FL....................................       Owned          Internally developed    1993
Coral Springs, FL..............................       Leased         Acquired                1994
Deerfield Beach, FL............................       Owned          Acquired                1994
Lauderdale Lakes, FL...........................        (2)           Hospital-based          1995
Sarasota, FL...................................       Owned          Internally developed    1996
Hialeah, FL....................................        (3)           Hospital-based          1996
Las Vegas, NV (North Buffalo Drive)............       Leased         Acquired                1997
Las Vegas, NV (Vegas Valley Drive).............       Owned          Acquired                1997
Yonkers, NY (South Broadway)...................       Leased         Internally developed    1997
Yonkers, NY (North Broadway)...................       Leased         Acquired                1998
Venice, FL.....................................       Owned          Internally developed    1998
Utica, NY (Sunset Avenue)......................        (4)           Hospital-based          1998
Utica, NY (Genesee Street).....................        (4)           Hospital-based          1998

---------------

(1) The Company leases the land and owns the building for this center.

(2) The Company manages the radiation therapy center for the Florida Medical Center located in Lauderdale Lakes, Florida.

(3) The Company provides the services of its radiation oncologists for the radiation therapy center in Palmetto General Hospital located in Hialeah, Florida.

(4) Through a joint venture, the Company is involved in the operation of two hospital-based centers in Utica, New York.

GOVERNMENT REGULATION

     The delivery of healthcare items and services has become one of the most highly regulated professional and business endeavors in the United States. Both the federal government and the individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of healthcare services. Federal law and regulations are based primarily upon the Medicare and Medicaid programs, each of which is financed, at least in part, with federal money. State jurisdiction is based upon the state's authority to license certain categories of healthcare professionals and providers and the state's interest in regulating the quality of healthcare in the state, regardless of the source of payment.

     The Company has a Medicare Compliance Committee that reviews periodically the Company's procedures and a Corporate Compliance Program as well as external auditors to review its practices. Although the Company believes it is in material compliance with all applicable laws, a review of the Company's practices by a court or law enforcement or regulatory authority could result in a determination that could have a material adverse effect on the Company. Furthermore, the laws applicable to the Company are subject to evolving interpretation and amendment, either of which could adversely affect the Company.

  FEDERAL LAW

     The federal healthcare laws apply in any case in which the Company is providing an item or service that is reimbursable under Medicare or Medicaid. The principal federal laws include those that prohibit the filing of false or improper claims with the Medicare or Medicaid programs, those that prohibit unlawful inducements for the referral of business reimbursable under Medicare or Medicaid and those that prohibit the provision of certain services by a provider to a patient if the patient was referred by a physician with which the provider has certain types of financial relationships.

     False and Other Improper Claims. The federal government is authorized to impose criminal, civil and administrative penalties on any healthcare provider that files a false claim for reimbursement from Medicare or Medicaid. Examples of the type of activity giving rise to liability for filing false claims include billing for services not rendered, misrepresenting services rendered (i.e., mis-coding) and application for duplicate reimbursement. Criminal penalties also are available in the case of claims filed with private insurers if the government can show that the claims constitute mail fraud or wire fraud. While the criminal statutes generally are reserved for instances evincing an obviously fraudulent intent, the civil and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. For example, the government takes the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant should have known that the services were unnecessary. The government also takes the position that claiming reimbursement for services that are substandard is a violation of these statutes if the claimant should have known that the care was substandard.

     Anti-Kickback Law. Federal law commonly known as the "Anti-kickback Statute" prohibits the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind) which is intended to induce the referral of Medicare or Medicaid patients, or the ordering, purchasing or leasing of items, goods, facilities or services reimbursable under those programs. The law also prohibits remuneration that is intended to induce the recommendation of, or the arranging for, the provision of items, goods, facilities or services reimbursable under Medicare and Medicaid. The law has been broadly interpreted by a number of courts to prohibit remuneration which is offered or paid for otherwise legitimate purposes if the circumstances show that one purpose of the arrangement is to induce referrals. Even bona fide investment interests in a healthcare provider may be questioned under the Anti-kickback Statute if the government concludes that the opportunity to invest was offered as an inducement for referrals. The penalties for violations of this law include criminal sanctions including fines and/or imprisonment and exclusion from the federal healthcare program.

     There are several aspects of the Company's relationships with physicians to which the Anti-kickback Statute may be relevant. The Company claims reimbursement from Medicare or Medicaid for services that are ordered, in some cases, by the Company's radiation oncologists who hold shares, or options to purchase shares, of the Company's Common Stock. In addition, other physicians who become investors in the Company pursuant to or after this Offering may refer patients to the Company for those services. Although neither the existing nor potential investments in the Company by physicians qualify for protection under the safe harbor regulations, the Company does not believe that these activities fall within the type of activities the Anti-kickback Statute was intended to prohibit. See "Risk Factors -- Government Regulation."

     The Stark Self-Referral Law. The Stark Self-Referral Law ("Stark II") prohibits a physician from referring a patient to a healthcare provider for certain designated health services reimbursable by Medicare or Medicaid if the physician has a financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. The designated services covered by the law include radiology services, infusion therapy, radiation therapy and supplies, outpatient prescription drugs and hospital services, among others. In addition to the conduct directly prohibited by the law, the statute also prohibits "circumvention schemes," that are designed to obtain referrals indirectly that cannot be made directly. The penalties for violating the law include (i) a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral, (ii) civil fines and (iii) exclusion from the Medicare and Medicaid programs. Stark II contains a number of exceptions potentially applicable to the Company's operations. These include exceptions for a physician's ownership of publicly traded securities in a corporation with shareholders' equity exceeding $75 million as of the end of its most recent fiscal year, for certain in-office services and for radiation oncology services provided in consultation with a referring physician.

     The Company believes that any designated health services provided by radiation oncologists who are employed by it or by professional corporations owned by certain of its shareholders with which the Company has an Administrative Services Agreement will qualify under the exceptions in Stark II for in-office services and for radiation oncology services. The Company does not believe that it will be considered as the provider for those services. If, however, that should result, the referrals from radiation oncologists employed by the professional corporations will be permissible only if (i) the Company qualifies for the exception for publicly-traded corporations or (ii) the Administrative Services Agreement meets an exception in Stark II for payments by physicians to a healthcare entity. To qualify for such exception, payments under the Administrative Services Agreement must be set at a fair market value. The Company believes it has structured its arrangements so as to qualify for applicable exceptions under Stark II; however, there can be no assurance that a review by courts or regulatory authorities would not result in a contrary determination which could have a material adverse effect on the Company's business. See "Risk Factors -- Government Regulation."

  STATE LAW

     State Anti-Kickback Laws. Many states have laws that prohibit the payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under the state Medicaid program. However, a number of these laws apply to all healthcare services in the state, regardless of the source of payment for the service. Although the Company believes that these laws prohibit payments to referral sources only where a principal purpose for the payment is for the referral, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation and, therefore, no assurances can be given that the Company's activities will be found to be in compliance. Noncompliance with such laws could have a material adverse effect upon the Company and subject it and the physicians involved to penalties and sanctions.

     State Self-Referral Laws. A number of states such as Florida have enacted self-referral laws that are similar in purpose to Stark II. However, each state law is unique. For example, some states only prohibit referrals where the physician's financial relationship with a healthcare provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. Finally, some states do not prohibit referrals, but merely require that a patient be informed of the financial relationship before the referral is made. The Company believes that it is in compliance with the self-referral law of each state in which the Company has a financial relationship with a physician.

     Fee-Splitting Laws. Many states prohibit a physician from splitting with a referral source the fees generated from physician services. Other states have a broader prohibition against any splitting of a physician's fees, regardless of whether the other party is a referral source. In most cases, it is not considered to be fee-splitting when the payment made by the physician is reasonable reimbursement for services rendered on the physician's behalf.

     In certain states, the Company receives fees from professional corporations owned by certain of the Initial Shareholders under Administrative Services Agreements. The Company believes it has structured these fee provisions to comply with applicable state laws relating to fee-splitting. However, there can be no certainty that, if challenged, the Company and the professional corporations will be found to be in compliance with each state's fee-splitting laws, and, if challenged successfully, this could have a material adverse effect upon the Company.

     Corporate Practice of Medicine. Most states prohibit any person or entity other than a licensed professional from holding him, her or itself out as a provider of diagnoses, treatment or care of patients. Many states extend this prohibition to bar companies from employing physicians, a practice called the "Corporate Practice of Medicine," in an attempt to maintain physician independence and clinical judgment and to prevent the commercialization of the practice of medicine. Corporate Practice of Medicine laws vary widely regarding the extent to which a licensed physician can affiliate with corporate entities for the delivery of medical services. Florida is an example of a state that requires all practicing physicians to meet requirements for safe practice, but it has no provisions setting forth how physicians can be organized. In Florida, it is not uncommon for regular corporations to own medical practices. New York, by contrast, prohibits physicians from sharing revenue received in connection with the furnishing of medical care, other than with a partner, employee or associate in a professional corporation, subcontractor or physician consultant relationship.

     The Company has developed arrangements which it believes are in compliance with the Corporate Practice of Medicine laws in the states in which the Company operates. See "The Company" and "Business -- Administrative Services Agreements."

     Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of the Company and its contractual arrangements with the professional corporations will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. While the precise penalties for violation of state laws relating to the Corporate Practice of Medicine vary from state to state, violations could lead to fines, injunctive relief dissolving a corporate offender or criminal felony charges. There can be no assurance that review of the business of the Company and the professional corporations by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or their expansion. In the event of action by any regulatory authority limiting or prohibiting the Company or any affiliate from carrying on its business or from expanding the operations of the Company and its affiliates to certain jurisdictions, structural and organizational modifications of the Company may be required, which could have a material adverse effect on the Company's business, operating results and financial condition.

     Antitrust Laws. In connection with the Corporate Practice of Medicine laws referred to above, certain of the physician practices with which the Company is affiliated necessarily are organized as separate legal entities. As such, the physician practice entities may be deemed to be persons separate both from the Company and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anticompetitive conduct among separate legal entities. The Company believes it is in compliance with these laws and intends to comply with any state and federal laws that may affect its development of integrated radiation therapy treatment centers. There can be no assurance, however, that a review of the Company's business by courts or regulatory authorities would not adversely affect the operations of the Company and its affiliated physician practice entities.

     State Licensing. As a provider of radiation therapy services in Florida, New York and Nevada, the Company must maintain current occupational and use licenses for its centers as healthcare facilities and machine registrations for its linear accelerators and simulators. Additionally, the Company must maintain radioactive material licenses for each of its centers which utilize radioactive sources. The Company believes that it possesses all requisite state and local licenses and is in compliance with all state and local licensing requirements.

REIMBURSEMENT AND COST CONTAINMENT

     Reimbursement. The Company provides a full range of both professional and technical services. Those services include the initial consultation, clinical treatment planning, simulation, medical radiation physics, dosimetry, treatment devices, special services and clinical treatment management procedures.

     The initial consultation is charged as a professional fee for evaluation of the patient prior to the decision to treat the patient with radiation therapy. The clinical treatment planning also is reimbursed as a professional component. Simulation of the patient prior to treatment involves both a technical and a professional component, as the treatment plan is verified with the use of a simulator but with the physician's approval of the plan. The medical radiation physics, dosimetry, treatment devices and special services also include both professional and technical components. The basic dosimetry calculation is accomplished, treatment devices are specified and approved, and the physicist consults with the radiation oncologist, all as professional components of the charge. Special blocks, wedges, shields, or casts are fabricated, all as a technical service.

     The delivery of the radiation treatment from the linear accelerator is a technical charge. The clinical treatment management fee is the professional fee charged weekly for the physician's management of the patient's treatment. Global fees containing both professional and technical components also are charged for specialized treatment such as hyperthermia, clinical intracavitary hyperthermia, clinical brachytherapy, interstitial radioelement applications, and remote after-loading of radioactive sources.

     Coding and billing for radiation therapy is complex. The Company maintains a staff of coding professionals responsible for interpreting the services documented on the patients' charts to determine the appropriate coding of services for billing of third party payors. This staff provides coding services for all of the centers and billing services for all but one of the centers. The Company provides training for its coding staff and believes that its coding and billing expertise results in appropriate and timely reimbursement.

     Cost Containment. Approximately 50% of the Company's net service revenues are derived from payments made by government sponsored healthcare programs (principally, Medicare and Medicaid). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. In recent years, the federal government has sought to constrain the growth of spending in the Medicare and Medicaid programs. Through the Medicare program, the federal government has implemented a resource-based relative value scale ("RBRVS") payment methodology for physician services. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. The implementation of RBRVS may result in reductions in payment rates for procedures provided by the Company. RBRVS-type payment systems also have been adopted by certain private third party payors and may become a predominant payment methodology. A broader implementation of such programs would reduce payments by private third party payors and could indirectly reduce the Company's operating margins to the extent that the cost of providing management services related to such procedures could not be proportionately reduced. To the extent the Company's costs increase, the Company may not be able to recover such cost increases from government reimbursement programs. In addition, because of cost containment measures and market changes in non-governmental insurance plans, the Company may not be able to shift cost increases to non-governmental payors. The Company expects a reduction from historical levels in per patient Medicare revenue received by the Company; however, the Company does not believe such reductions would, if implemented, result in a material adverse effect on the Company.

     In addition to current governmental regulation, both federal and state governments periodically propose legislation for comprehensive reforms affecting the payment for and availability of healthcare services. Aspects of certain of such healthcare proposals, such as reductions in Medicare and Medicaid payments, if adopted, could adversely affect the Company. Other aspects of such proposals, such as universal health insurance coverage and coverage of certain previously uncovered services, could have a positive impact on the Company's business. It is not possible at this time to predict what, if any, reforms will be adopted by Congress or state legislatures, or when such reforms would be adopted and implemented. As healthcare reform progresses and the regulatory environment accommodates reform, it is likely that changes in state and federal regulations will necessitate modifications to the Company's agreements and operations. While the Company believes it will be able to restructure in accordance with applicable laws and regulations, the Company cannot assure that such restructuring in all cases will be possible or profitable.

     Rates paid by private third party payors, including those that provide Medicare supplemental insurance, are based on established physician, clinic and hospital charges and are generally higher than Medicare payment rates.

Changes in the mix of the Company's patients between non-governmental payors and government sponsored healthcare programs, and among different types of non-government payor sources, could have a material adverse effect on the Company.

COMPETITION

     The Company's business is highly competitive. The principal competitive factors are patient service and satisfaction, pricing, quality of care, radiation oncologists' experience and expertise, strength of operational systems, access to advanced treatment procedures, technologically advanced equipment, management information systems, managed care expertise, patient referrals and access, management strength, regional network area coverage and quality assurance programs. The Company faces competition from several sources, including sole practitioners, single and multiple specialty physician groups, physician practice management companies, hospitals and operators of other radiation therapy centers, some of whom have greater financial resources than the Company. The Company also believes that changes in governmental and private reimbursement policies, among other factors, have resulted in increased competition among providers of medical services. Competitors, including hospitals, could construct radiation therapy centers in close proximity to the Company's centers, and the absence of a CON requirement for outpatient facilities in Florida allows an ease of entry for potential competition. However, the Company emphasizes the quality of its care, advanced technology, and the expertise of its radiation oncologists and staff to maintain excellent relationships with the community, patients, and referring physicians. As a result, the Company has developed a strong presence in its regions of operation and believes it is well positioned to meet any new competition.

     The healthcare reform programs being discussed at the national and state levels increasingly propound a "managed competition" approach pursuant to which larger buying groups, comprised of both private and governmental employees in regional areas, select providers on the basis of cost and services. The Company believes it is well positioned to successfully compete for selection as the radiation therapy provider in certain regions and for management services in others.

EMPLOYEES AND AFFILIATED PHYSICIANS

     At September 1, 1998, there were 20 radiation oncologists at the Company's centers, 14 of whom are employed by the Company. The Company has 303 other employees, including 8 physicists, 72 radiation therapists and nurses and 5 engineers. The Company's employees are not represented by any union and are not covered by any collective bargaining agreements. The Company has not experienced any work stoppages or employee related slowdowns and believes that its relationship with its employees is good.

HAZARDOUS MATERIALS

     Although the Company's linear accelerators and other equipment do not use radioactive or other hazardous materials, the Company's centers do provide specialized treatment involving the implantation of radioactive material in the prostate and other organs. The radioactive sources generally are obtained from, and returned to, a related-party provider of supplies to hospitals and other radiation therapy practices (see "Certain Relationships and Related Party Transactions"), which has the ultimate responsibility for their proper disposal. The Company, however, remains subject to state and federal laws regulating the protection of employees who may be exposed to hazardous material and regulating the proper handling and disposal of that material.

LEGAL PROCEEDINGS

     The Company is not involved in any material litigation or legal proceedings at this time and is not aware of any material litigation or proceeding threatened against it.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of September 1, 1998 concerning each of the directors, nominees for director and executive officers of the Company:

NAME                                 AGE    POSITION
----                                 ---    --------
Michael J. Katin, M.D............    50     Chairman of the Board
Daniel E. Dosoretz, M.D..........    45     President, Chief Executive Officer and Director
Peter H. Blitzer, M.D............    47     Director
James H. Rubenstein, M.D.........    43     Secretary and Director
Howard M. Sheridan, M.D..........    54     Director
Graciela R. Garton, M.D..........    42     Director
John A. Kraeutler................    50     Nominee for Director*
Wilfred T. O'Gara................    40     Nominee for Director*
James W. Moore...................    54     Nominee for Director*
G. David Schiering...............    58     Executive Vice President and Chief Operating Officer
David M. Koeninger...............    45     Vice President and Chief Financial Officer
Herbert L. Ort...................    67     Vice President-Corporate Development and Treasurer
Joseph Biscardi..................    29     Controller and Chief Accounting Officer

---------------

* Upon the consummation of the Offering, these nominees are expected to be appointed to the Company's Board of Directors.

     Michael J. Katin, M.D., F.A.C.P., F.A.C.R., co-founded the Company in 1983 and has served as a director of the Company or its principal predecessor since 1988 and as Chairman of the Board of Directors of the Company since May 1998. Prior to joining the Company, Dr. Katin served as a clinical instructor in medicine at the State University of New York, Buffalo, School of Medicine and as a clinical fellow in Radiation Therapy at Harvard Medical School. He graduated from the University of Pennsylvania Medical School. He then completed a residency in Radiation Medicine at the Massachusetts General Hospital. Dr. Katin is board certified in Therapeutic Radiology by the American Board of Radiology and is board certified by the American Board of Medicine in Internal Medicine and in the subspecialties of Medical Oncology, Hematology and Geriatric Medicine.

     Daniel E. Dosoretz, M.D., F.A.C.R., F.A.C.R.O., co-founded the Company in 1983 and has served as a director of the Company or its principal predecessor since 1988 and as President and Chief Executive Officer of the Company since April 1997. Prior to joining the Company, Dr. Dosoretz served as attending physician at the Massachusetts General Hospital. He also was an Instructor and Assistant Professor of Radiation Medicine at Harvard Medical School and Research Fellow of the American Cancer Society. Upon moving to Fort Myers, Florida, he was appointed to the Clinical Faculty as Associate Professor at the University of Miami School of Medicine. He also has been a visiting Professor at Duke University Medical School. Dr. Dosoretz graduated from the University of Buenos Aires School of Medicine and served his residency in Radiation Oncology at the Department of Radiation Medicine at the Massachusetts General Hospital, Harvard Medical School, where he was selected Chief Resident of the department. Dr. Dosoretz is board certified in Therapeutic Radiology by the American Board of Radiology. He is a Fellow of the American College of Radiation Oncology and of the American College of Radiology and is a member of the International Stereotactic Radiosurgery Society, the American Society for Therapeutic Radiology and Oncology and the American Society of Clinical Oncology.

     Peter H. Blitzer, M.D., F.A.C.R., joined the Company in 1986 as a physician and has served as a director of the Company or its principal predecessor since 1991. Prior to joining the Company, Dr. Blitzer served as Assistant Professor in Radiation Oncology at the University of Pennsylvania. He graduated from the Medical College of Wisconsin and served his residency in Radiation Medicine at the Massachusetts General Hospital, Harvard Medical School, where he served as Chief Resident in 1982. Dr. Blitzer is board certified in Therapeutic Radiology and is President of the American College of Radiation Oncology. He also is on the Board of Chancellors of the American College of Radiation Oncology and has served on a variety of committees for the American College of Radiology.

     James H. Rubenstein, M.D., joined the Company in 1989 as a physician and has served as a director of the Company or its principal predecessor since 1993 and as Secretary of the Company since May 1998. Prior to joining the Company, Dr. Rubenstein served as Assistant Professor of Radiation Oncology at the University of Pennsylvania and later became Co-Director of the Radiation Oncology Residency Program. He also served as Chairman of the Department of Medicine for Columbia Regional Medical Center in Southwest Florida and became a Clinical Assistant Professor at the University of Miami School of Medicine's Department of Radiology. He graduated from New York University School of Medicine and served his internship and residency in internal medicine at Beth Israel Hospital in Boston, at the same time working as an Assistant Instructor in internal medicine for Harvard University's School of Medicine. He is board certified in Internal Medicine by the American Board of Internal Medicine and in Radiation Oncology by the American Board of Radiology.

     Howard M. Sheridan, M.D., co-founded the Company in 1983 and has served as a director of the Company or its principal predecessor since 1988. Dr. Sheridan planned and developed the first radiation therapy center for the Company. Prior to joining the Company, Dr. Sheridan served as President of the medical staff at Southwest Florida Regional Medical Center as well as chairman of the Department of Radiology. He graduated from Tulane Medical School and completed his residency at the University of Colorado Medical Center. Dr. Sheridan is board certified by the American Board of Radiology and the American Board of Nuclear Medicine.

     Graciela R. Garton, M.D., joined the Company in 1995 as a physician and has served as a director of the Company since April 1998. Prior to joining the Company, Dr. Garton was a consultant in Radiation Oncology and held a faculty position at the Mayo Clinic Medical School from 1988 to 1995. Dr. Garton is the chairwoman for the Cancer Committee at Doctors Hospital in Sarasota. She graduated from the University of Buenos Aires School of Medicine and served her residency at the Mayo Clinic. Dr. Garton is board certified by the American Board of Radiology.

     John A. Kraeutler is President, Chief Operating Officer and a director of Meridian Diagnostics, Inc., which develops, manufactures and markets a broad range of diagnostic test kits and related diagnostics products used for the rapid diagnosis of infectious diseases. He has over 20 years of experience in the medical diagnostics industry and joined Meridian Diagnostics as Executive Vice President and Chief Operating Officer in January 1992. In July 1992, Mr. Kraeutler was named President of Meridian Diagnostics.

     Wilfred T. O'Gara is President, Chief Operating Officer and a director of The Kroll-O'Gara Company, a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. Mr. O'Gara has been associated with Kroll-O'Gara, its subsidiaries and its predecessors since 1983 and has held numerous executive officer and director positions, including serving as Chief Executive Officer of its vehicle armoring subsidiary from January 1996 until December 1997 and as President and Chief Operating Officer of that subsidiary from 1991 through 1995.

     James W. Moore has been President and Chief Executive Officer of Gulf Utility Company of Fort Myers, Florida, a water and sewer utility company, since 1982. Mr. Moore was Chairman and Chief Executive Officer of Coastland Corporation of Florida, a real estate development company, from 1980 until 1982. Mr. Moore served as Vice President, Finance and Operations, of The Charter Company, a diversified business with operations including oil refining, publishing, banking and real estate, from 1972 until 1980. Mr. Moore has also served as a member of the Federal Reserve Bank of Atlanta, Miami branch, since January 1997.

     G. David Schiering joined the Company in 1995 as its Chief Operating Officer. Prior to joining the Company, Mr. Schiering had been a partner at Taft, Stettinius & Hollister LLP in Cincinnati, Ohio and Washington D.C., since 1977, where he focused first on antitrust litigation and subsequently on healthcare law, including representation of the Company.

     David M. Koeninger joined the Company in July 1998 as Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Koeninger had served since 1986 in a variety of management and executive positions with Anthem Blue Cross and Blue Shield, a Cincinnati, Ohio-based health insurance company, including as Vice President and Corporate Controller (1990-1995), Vice President, Finance, National Business Division (1995-1996) and Vice President, National Business Division (1996-1997). From 1983-1986, Mr. Koeninger was a Senior Manager with Ernst & Young LLP, an accounting firm. Mr. Koeninger is a Certified Public Accountant in Kentucky.

     Herbert L. Ort joined the Company's principal predecessor in 1996 and has served as Vice President-Corporate Development or its equivalent since that date. Prior to joining the Company, Mr. Ort owned a private accounting practice where he performed both accounting and tax services for a variety of clients, including the Company since 1982. Mr. Ort is a Certified Public Accountant in Florida.

     Joseph Biscardi joined the Company in 1997 as its Controller and Chief Accounting Officer. Prior to joining the Company, Mr. Biscardi worked for PricewaterhouseCoopers LLP as a Senior Associate from 1993 to 1997. Mr. Biscardi is a Certified Public Accountant in New York.

SIGNIFICANT EMPLOYEES

     Set forth below is information concerning other significant employees of the Company:

     Daniel H. Galmarini, age 43, joined the Company in 1990 as the Director of Physics. Prior to joining the Company, Mr. Galmarini acted as the director of physics for the Espanol Hospital of Buenos Aires, the Radiosurgery Center at the Antartida Hospital of Buenos Aires and the Jose M. Mainetti Foundation in Gonnet, Buenos Aires. He is Adjunct Professor at the University of Miami School of Medicine, Sylvester Comprehensive Cancer Center. Mr. Galmarini is board certified in Therapeutical Radiology Physics by the American Board of Radiology.

     Gabriel M. Patrich, age 33, joined the Company in 1998 as Assistant Vice President, Senior Financial Analyst and Assistant Treasurer. Mr. Patrich was a Global Investment Specialist for Republic National Bank of New York (Suisse), an international banking company, in Buenos Aires, Argentina, from 1995 to 1998, and an International Investment Advisor for Bank Hapoalim, an international banking company, in Buenos Aires, Argentina, from 1993 to 1995. Mr. Patrich is the brother-in-law of Dr. Dosoretz.

     Gail E. Cummings, age 46, has been employed by the Company since 1983 and serves as its Technical Director. She is a certified and registered radiation therapy technologist.

     Victoria A. Danton, age 43, has been employed by the Company since 1983 and serves as its Director of Administration.

COMMITTEES OF THE BOARD OF DIRECTORS

     Upon completion of the Offering, the Board will establish Audit and Compensation Committees. The Audit Committee, which will consist of Messrs. Moore and O'Gara and Dr. Blitzer, will review the services provided by the Company's independent auditors, consult with such auditors on audits and proposed audits and review the need for internal auditing procedures and the adequacy of internal controls. The Compensation Committee, which will consist of Messrs. Moore and Kraeutler and Dr. Dosoretz, will establish, review and approve compensation programs of the Company generally and will set salaries and bonuses for officers and certain other salaried employees of the Company.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company will receive $10,000 per year for serving as directors and members of committees, plus $1,500 for each Board of Directors meeting attended (including Board meetings held by telephone). For their services as committee members, non-employee directors will receive $1,000 per meeting attended, unless the meeting occurs on the same day as a Board meeting, in which case no separate fee will be paid. All non-employee directors also will receive nonqualified options under the Company's 1997 Stock Option Plan each year at the time of the annual shareholders' meeting to purchase 1,500 shares of Common Stock at the fair market value at such time. Employee directors will not be separately compensated for their services as directors.

     The Company's physicians who are directors own the professional corporations with which subsidiaries of the Company have Administrative Services Agreements and have the potential to benefit from this ownership. See "Certain Relationships and Related Party Transactions -- Administrative Services Agreements."

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation paid by the Company during fiscal year 1997 for services in all capacities to the Company's Chief Executive Officer and to each of the other executive officers whose compensation exceeded $100,000 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                           ANNUAL         COMPENSATION
                                                       COMPENSATION(1)       AWARDS
                                                       ---------------    ------------
                                                                           SECURITIES
                                                                           UNDERLYING
                                                                          STOCK OPTION       ALL OTHER
         NAME AND PRINCIPAL POSITION           YEAR        SALARY            GRANTS       COMPENSATION(2)
         ---------------------------           ----    ---------------    ------------    ---------------
Daniel E. Dosoretz, M.D......................  1997       $513,453               --           $ 3,237
  President and Chief Executive Officer
G. David Schiering...........................  1997       $234,115          123,846           $ 3,237
  Executive Vice President and Chief
  Operating Officer
Herbert L. Ort...............................  1997       $190,077           38,465           $    37
  Vice President-Corporate Development and
  Treasurer

---------------

(1) Effective April 1, 1998, compensation for each named executive officer is determined by the terms of his employment agreement. These agreements set annual base salaries of $380,000, $185,000 and $185,000 for Dr. Dosoretz, Mr. Schiering and Mr. Ort, respectively. See " Employment Agreements."

(2) Comprised of 401(k) plan matching contributions of $3,200 for each of Dr. Dosoretz and Mr. Schiering and term life insurance premiums of $37 for each person.

STOCK OPTIONS

     The Company had long-standing commitments with certain of its key employees to grant them stock options in the Company. Prior to the Exchange Transaction, this was not practicable since the Company was operating with more than thirty separate corporations and partnerships and no single corporate entity was available for uniform and comprehensive equity participation. Following the Exchange Transaction, the Company adopted its 1997 Stock Option Plan (as subsequently amended and restated, the "1997 Plan") and, effective August 1, 1997, granted options for a total of 558,076 shares of Common Stock to key employees and an advisor. Each option is exercisable at a price per share equal to 100% of the fair market value of the Common Stock at the date of grant, which was determined by the Board of Directors based upon a valuation received from an independent appraiser and other factors to be $3.50 per share.

     The following table presents information on option grants during 1997 to the named executive officers. The 1997 Plan does not provide for the grant of stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS(1)                  POTENTIAL REALIZABLE
                                -------------------------------------------------     VALUE AT ASSUMED
                                NUMBER OF                                               ANNUAL RATES
                                SECURITIES    % OF TOTAL                               OF STOCK PRICE
                                UNDERLYING     OPTIONS      EXERCISE                  APPRECIATION FOR
                                 OPTIONS      GRANTED TO    OR BASE                      OPTION TERM
                                 GRANTED     EMPLOYEES IN    PRICE     EXPIRATION   ---------------------
NAME                               (#)       FISCAL YEAR     ($/SH)       DATE       5% ($)      10% ($)
----                            ----------   ------------   --------   ----------   ---------   ---------
Daniel E. Dosoretz, M.D......      --           --            --          --           --          --
G. David Schiering...........    123,846         23.8%       $3.50      7/31/07
Herbert L. Ort...............     38,465          7.4%       $3.50      7/31/07

---------------

(1) All options vest at the rate of 20% per year beginning August 1, 1998. Each option becomes exercisable in full (i) if any person becomes, or commences a tender offer which could result in the person becoming, the beneficial owner of more than 50% of the outstanding shares of the Company's Common Stock or
    (ii) in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which the Company is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company.

     In addition, on August 1, 1997, Dr. Garton, a director of the Company, was granted an option to purchase 71,400 shares of Common Stock at an exercise price of $3.50 per share and having the same terms as the options described in Note
(1) above.

     The following table provides information on options held at December 31, 1997. No options were exercised or exercisable during 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                                                                               NUMBER OF        VALUE OF
                                                                              SECURITIES       UNEXERCISED
                                                                              UNDERLYING      IN-THE-MONEY
                                                          VALUE REALIZED      UNEXERCISED      OPTIONS AT
                                                               ($)            OPTIONS AT        FY-END(1)
                                                         ----------------     FY-END (#)      -------------
                                                         (MARKET PRICE ON    -------------         ($)
                                   SHARES ACQUIRED ON     EXERCISE LESS      EXERCISABLE/     EXERCISABLE/
NAME                                  EXERCISE (#)       EXERCISE PRICE)     UNEXERCISABLE    UNEXERCISABLE
----                               ------------------    ----------------    -------------    -------------
Daniel E. Dosoretz, M.D..........             --                   --                -/-           -/-
G. David Schiering...............             --                   --          -/123,846
Herbert L. Ort...................             --                   --           -/38,465

---------------

(1) Based upon an assumed initial public offering price of $     per share.

     The 1997 Plan provides for the grant of both incentive and nonqualified stock options to purchase up to 2,000,000 shares of Common Stock. Grants may be made to the Company's employees, nonemployee directors and consultants and advisors. The 1997 Plan is administered by the Board of Directors of the Company. The 1997 Plan provides that all option exercise prices must equal at least 85% of market value of the Common Stock on the date of grant. Options expire no later than ten years after grant. At the time of the Offering, the Company will grant additional options to purchase approximately shares of Common Stock, at the initial public offering price, including options to certain executive officers to purchase the following numbers of shares: Mr. Ort, 40,000 shares and Mr. Koeninger, 90,000 shares (including a 20,000 share grant contingent on the closing of the Offering).

EMPLOYMENT AGREEMENTS

     Physician-Shareholders. The Company has both an Executive Employment Agreement ("Executive Agreement") and a Physician Employment Agreement ("Physician Agreement") with each of Drs. Katin, Dosoretz, Blitzer, Garton and Rubenstein. Each agreement is for a five-year term, commencing on April 1, 1998 and, at the expiration, renewing automatically for successive one-year terms unless prior notice is given by either party. Dr. Dosoretz's Executive Agreement provides for an annual base salary of $320,000 and contemplates that he will devote approximately 80% of his time to duties under that Agreement; his Physician Agreement provides for an annual base salary of $60,000. Drs. Katin, Blitzer, Garton and Rubenstein receive annual base salaries of $60,000 under their Executive Agreements and annual base salaries of $240,000 under their Physician Agreements. If Dr. Dosoretz's Physician Agreement is terminated but his Executive Agreement is not, his annual base salary under the latter Agreement will be increased to $380,000. In similar circumstances, the annual base salaries of each of Drs. Katin, Blitzer, Garton and Rubenstein under their Executive Agreements will be increased to $300,000. Conversely, if any person's Executive Agreement is terminated, but his or her Physician Agreement is not, the annual base salary under the person's Physician Agreement will be increased to $300,000. Prior to the Offering, each person has been entitled to receive bonuses based upon objective standards which have been established by the Board of Directors and which are being paid on a monthly basis. Subsequent to the Offering, each person may be awarded such bonuses and/or salary increases as the Board of Directors determines in its sole discretion. The Executive and Physician Agreements restrict each person from competing with the Company during the term of the Agreement and for two years thereafter (a) as an executive, in any state or state adjacent to a state where a Company center or other business is located and (b) as a physician, within 25 miles of any Company center.

     Other Executive Employees. The Company has entered into employment agreements, for terms commencing on April 1, 1998 and expiring on March 31, 2003, with Messrs. Schiering, Ort and Biscardi, providing for annual base salaries of $185,000, $185,000 and $100,000, respectively, subject to increase from time to time. Mr. Koeninger also has an employment agreement with the Company for a five year term, which began on July 13, 1998, with a base salary of $145,000 for the first 12 months and of $170,000 thereafter, subject to increase from time to time. At the expiration of its initial term, each agreement renews automatically for successive one-year terms unless prior notice is given by either party. Prior to the Offering, Messrs. Schiering and Ort have been entitled to receive bonuses based upon objective standards which have been established by the Board of Directors and which are being paid on a monthly basis. Mr. Koeninger's agreement provides for an escalating bonus of up to $25,000 for the first year of employment, plus an additional bonus of $10,000 and an option grant for 20,000 shares of Common Stock contingent on closing of the Offering. Subsequent to the Offering, each person will be eligible for bonuses and other employee benefits in accordance with the programs that may be established at the sole discretion of the Board of Directors. Each of the employment agreements restricts the named executive employee from competing with the Company during the term of the agreement and, under most circumstances, for two (2) years after termination of the agreement in any state, or state adjacent to a state, where there is a center or other business operated by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has never had a Compensation Committee or other committee of the Board of Directors performing similar functions. Historically, decisions concerning compensation of executive officers of the Company were made by the Company's Board of Directors. Following the Offering, the Company will establish a Compensation Committee composed of Messrs. Moore and Kraeutler and Dr. Dosoretz.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Described below are certain transactions and relationships between the Company and certain of its officers, directors and shareholders which have occurred during the last three fiscal years. The Company believes that the material terms of the various transactions were as favorable as could have been obtained from unrelated third parties.

     The Board of Directors of the Company has adopted a policy requiring that after the Offering any transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Company's Board of Directors.

ADMINISTRATIVE SERVICES AGREEMENTS

     In order to comply with state laws prohibiting the corporate practice of medicine in New York and Nevada, radiation therapy services at the Company's centers in those states are not provided by employees of the Company, but rather by radiation oncologists who are employees of professional corporations organized under the laws of those states. Pursuant to the Administrative Services Agreements, the Company receives monthly fees for management services rendered to the professional corporations. The Company has Administrative Services Agreements with YRM and Riverhill in New York, and with MJK in Nevada. Each of the professional corporations is owned by current shareholders of the Company. Each of Drs. Katin, Dosoretz, Blitzer, Rubenstein, Sheridan and Garton own equal interests in Riverhill. Each of Drs. Katin, Dosoretz, Blitzer, Rubenstein and Garton own equal interests in YRM. Dr. Katin owns 100% of MJK. To the extent that a professional corporation is profitable, its shareholders have the potential to benefit, either through distributions or increases in the professional corporation's equity value. During 1997 and the first six months of 1998, these professional corporations made total payments in the amounts of $347,000 and $656,557, respectively, to the Company. See "The Company" and "Business -- Administrative Services Agreements."

EXCHANGE TRANSACTION

     Pursuant to various agreements among the Company, the Predecessor Companies and the Initial Shareholders, the operations of the Company were reorganized and combined effective August 1, 1997. As a result of the Exchange Transaction, the Initial Shareholders received the following numbers of shares of Common Stock:
Dr. Katin, 1,670,436 shares; Dr. Dosoretz, 1,893,846 shares; Dr. Blitzer, 1,601,388 shares; Dr. Rubenstein, 1,470,590 shares; Dr. Sheridan, 1,316,090 shares; and Dr. Garton, 47,650 shares. See "The Company."

TRANSACTIONS

     The Company had long-standing commitments with certain of its key employees that they would be provided an opportunity to purchase equity interests in the Company. Prior to the Exchange Transaction, this was not practicable since the Company was operating with more than thirty separate corporations and partnerships and no single corporate entity was available for uniform and comprehensive equity participation. Following the Exchange Transaction, the Company entered into Stock Purchase Agreements with three employees, including Dr. Garton for 313,215 shares and Mr. Schiering for 30,000 shares. The purchase price for the shares was equal to their fair market value, which was determined by the Board of Directors based upon a valuation received from an independent appraiser to be $3.50 per share. The Stock Purchase Agreements provided for payment to be made no later than August 14, 1998. Mr. Schiering made payment for his shares prior to August 14, 1998. As of August 14, 1998, the Company made a loan, bearing interest at 8.5%, to Dr. Garton in the amount, after certain offsets, of $755,250 to enable her to satisfy the purchase price obligation for her shares. Dr. Garton repaid $100,000 of the note on September 18, 1998. The remaining $655,250 due the Company is payable on or before December 31, 1999.

     Drs. Katin, Dosoretz, Rubenstein, Sheridan and Garton have entered into an agreement under which each will purchase 32,028 shares of Common Stock from Dr. Blitzer. The purchases will occur upon the closing of the Offering at a purchase price equal to the initial public offering price.

     Mr. Patrich, the Company's Assistant Vice President, Senior Financial Analyst and Assistant Treasurer, receives a salary of $75,000 per year and, at the time of the Offering, will be granted options to purchase 20,000 shares of Common Stock at the initial public offering price. Mr. Patrich is the brother-in-law of Dr. Dosoretz.

     Mr. Paul Rubenstein, the manager of the Company's New York regional networks, receives a salary of $70,000 per year and, at the time of the Offering will be granted an option to purchase 20,000 shares of Common Stock at the initial public offering price. Mr. Rubenstein is the brother of Dr. Rubenstein.

     NUC-PHAR, Inc. ("NUC-PHAR"), which was formed in March 1996, is a provider of nuclear medical and pharmacological supplies to hospitals and other radiation therapy practices, including the Company. Each of the Initial Shareholders other than Dr. Garton owns a 13% interest in NUC-PHAR; Dr. Garton and Messrs. Schiering and Galmarini each own a 5% interest. Purchases by the Company from NUC-PHAR were approximately $52,000, $422,000 and $348,000 during 1996, 1997 and the six months ended June 30, 1998, respectively. The premises occupied by NUC-PHAR are owned by 21st Century Oncology, Inc. and, since June 12, 1997, have been leased to NUC-PHAR for a term expiring in June 2002, with one five-year renewal option, at a rate of $1,696 per month, net. Rental payments to the Company by NUC-PHAR were $10,176 in 1997 and $10,176 for the six months ended June 30, 1998.

     The Company employs the individuals who operate NUC-PHAR and charges NUC-PHAR for the salaries and fringe benefit costs of these individuals plus a service fee. Charges to NUC-PHAR were $74,052, $141,525 and $103,700 for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, respectively.

     The Company has a Software Development Agreement with AlphaWave Internet Development Center ("AlphaWave") for software development services with respect to an Internet-based image and text storage and retrieval system of patient records known as the Oncology Wide Area Network ("OWAN"). AlphaWave is owned by Geoffrey D. Schiering, the son of G. David Schiering, Chief Operating Officer of the Company. The agreement may be terminated by the Company at any time. A maximum of $51,445, plus specified expenses, is payable pursuant to the software development agreement. AlphaWave has agreed not to develop or assist potential competitors of the Company in developing similar systems for two years after the expiration or termination of the agreement. OWAN also will be marketed to third parties by the Company and AlphaWave pursuant to a joint marketing agreement between the parties. The Company paid AlphaWave fees of approximately $10,830, $35,250 and $40,750 during 1996, 1997 and the six months ended June 30, 1998, respectively, for both the software development and joint marketing agreements.

     The Company leases the space for its 3680 Broadway, Ft. Myers, Florida radiation therapy center from 3680 Broadway Building Partnership, a Florida general partnership in which Dr. Sheridan has an 18% interest and each of Drs. Katin, Dosoretz, Blitzer and Rubenstein has a 13% interest. The current lease extends through August 2002 and provides for annual rent of approximately $365,000 plus insurance, taxes and assessments. Rental payments by the Company under the lease were approximately $389,000, $374,000 and $382,000 during 1995, 1996 and 1997, respectively, and approximately $193,700 for the six months ended June 30, 1998.

     The Company owes Cape Expansion Partnership $41,692, which represents the balance outstanding on a debt of approximately $117,500 incurred in 1988 to finance the expansion of the Cape Coral, Florida radiation therapy center. The note bears interest of 11.5% per annum and matures March 1, 2001. Cape Expansion Partnership is a Florida general partnership owned by Drs. Katin, Dosoretz and Blitzer.

     In December 1997, the Company borrowed approximately $301,000 from the Edison Bank, of which Drs. Dosoretz and Sheridan serve as directors and of which Drs. Dosoretz and Sheridan and Messrs. Schiering and Galmarini hold an aggregate of approximately 25% of the common stock. The loan bears interest at the higher of the prime rate or 8.5% per annum, is due November 15, 1998 and is personally guaranteed by the Initial Shareholders other than Dr. Garton. The Company intends to repay the debt upon the closing of the $45.0 million revolving credit facility with First Union National Bank (an affiliate of Wheat First Union).

     Drs. Dosoretz and Sheridan were directors, and together held approximately 25% of the stock, of Heritage Bank until its acquisition by another company in June, 1996. During 1994, 1995 and 1996, the Company was indebted to Heritage Bank in a maximum amount of $342,500 under mortgage loans relating to certain of the Company's facilities.

     On June 5, 1998, the Company entered into a joint venture relationship with Faxton Hospital for the delivery of radiation oncology services at two centers in Utica, New York. The Company's New York subsidiary, NYRT, owns 40% of the joint venture, and Faxton Hospital owns the remainder. YRM, a New York practice group owned by certain of the Initial Shareholders and a party to other agreements with the Company, provides professional medical services for the centers. One of the physicians employed by YRM, John S. Crawford, M.D., is a brother-in-law of Dr. Blitzer. In connection with this arrangement, the Company agreed to issue to this physician shares of Common Stock in the Company equal to $700,000. If an initial public offering of the Common Stock is completed prior to January 1, 2000, the number of shares shall be calculated by using the initial public offering price. If an initial public offering has not occurred by that date, interest at the prime rate shall be paid and the number of shares to be issued shall be calculated on the basis of an appraisal of the shares as of January 1, 1999. These shares are subject to certain piggyback registration rights.

INDEBTEDNESS TO RELATED PARTIES

     At June 30, 1998, the Company was indebted to certain of its shareholders and their relatives in the amount of $2,373,686, representing principal of $2,182,152 and accrued interest of $191,534 on the promissory notes listed below. Except as noted, all of this indebtedness will be repaid with a portion of the proceeds of this Offering.

     Mildred Sheridan, Dr. Sheridan's mother, holds a promissory note dated February 8, 1993 in the principal amount of $200,000, which bears interest at the prime rate (8.5% at June 30, 1998) and is due on demand. At June 30, 1998, $201,025 in principal and accrued interest was outstanding under this note.

     Dr. Howard M. Sheridan, trustee under the will of his father, holds promissory notes dated April 15, 1994 and November 10, 1993 in the principal amounts of $99,000 and $80,000, respectively, which bear interest at the prime rate and are due on demand. At June 30, 1998, $179,718 in principal and accrued interest was outstanding under these notes.

     Dr. Howard M. Sheridan holds promissory notes of various dates in principal amounts totalling $345,631. The notes bear interest at the rate of 8% per annum and are due on demand. At June 30, 1998, $395,648 in principal and accrued interest was outstanding under these notes.

     Natalie Driggers, Dr. Sheridan's wife's aunt, holds promissory notes in the principal amounts of $100,000 and $90,000, dated May 1, 1993 and September 16, 1993, respectively. The notes bear interest at the prime rate and are due on demand. At June 30, 1998, $190,899 in principal and accrued interest was outstanding under these notes.

     Dr. Daniel E. Dosoretz holds promissory notes of various dates in principal amounts totalling $218,196. The notes bear interest at the rate of 8% per annum and are due on demand. At June 30, 1998, $260,837 in principal and accrued interest was outstanding under these notes.

     Dr. Peter H. Blitzer holds promissory notes of various dates in principal amounts totalling $265,996. The notes bear interest at the rate of 8% per annum and are due on demand. At June 30, 1998, $288,122 in principal and accrued interest was outstanding under these notes.

     Dr. Michael J. Katin holds promissory notes of various dates in principal amounts totalling $254,996. The notes bear interest at the rate of 8% per annum and are due on demand. At June 30, 1998, $308,031 in principal and accrued interest was outstanding under these notes.

     Dr. James H. Rubenstein holds promissory notes of various dates in principal amounts totalling $300,354. The notes bear interest at the rate of 8% per annum and are due on demand. At June 30, 1998, $337,715 in principal and accrued interest was outstanding under these notes.

     Dr. Graciela R. Garton held promissory notes of various dates in principal amounts totalling $194,980. The notes bore interest at the rate of 8% per annum and were due on demand. At June 30, 1998, $211,691 in principal and accrued interest was outstanding under these notes. These notes were repaid in full as of August 14, 1998 in connection with her purchase of certain shares of Common Stock (see "Transactions" above).

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock on September 1, 1998 (on an actual basis and as adjusted to reflect the sale of shares offered hereby) by (i) each beneficial owner of more than five percent of the Common Stock immediately prior to the Offering, (ii) each director, nominee for director and named executive officer and (iii) all directors, nominees and executive officers of the Company as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect thereto.

                                                                 BENEFICIAL OWNERSHIP(1)
                                                 -------------------------------------------------------
                                                  NUMBER OF SHARES
           NAME OF BENEFICIAL OWNER              BENEFICIALLY OWNED      PERCENTAGE BENEFICIALLY OWNED
           ------------------------              ------------------    ---------------------------------
                                                                       BEFORE OFFERING    AFTER OFFERING
                                                                       ---------------    --------------
Michael J. Katin(2)(3).........................      1,702,464              19.9%
Daniel E. Dosoretz(2)(3).......................      1,925,874              22.6
Peter H. Blitzer(2)(3).........................      1,441,248              16.9
James H. Rubenstein(2)(3)......................      1,502,618              17.6
Howard M. Sheridan(2)(3).......................      1,348,118              15.8
Graciela R. Garton(3)..........................        407,173               4.8
John A. Kraeutler..............................             --                --                      --
Wilfred T. O'Gara..............................             --                --                      --
James W. Moore.................................             --                --                      --
G. David Schiering.............................         54,769                 *                       *
Herbert L. Ort.................................          7,693                 *                       *
All directors, nominees and executive officers
as a group (13 persons)........................      8,413,957              97.7%

---------------

  * Less than 1% of the outstanding Common Stock.

(1) All percentages have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares of Common Stock which the person or group has the right to acquire within 60 days after the date of this Prospectus. Includes options to purchase shares of Common Stock which are currently exercisable or become exercisable within 60 days of the date of this Prospectus as follows: Dr. Garton, 14,280 shares; Mr. Schiering, 24,769 shares; Mr. Ort, 7,693 shares; and all directors, nominees and executive officers as a group, 70,742 shares.

(2) The address of each of Drs. Katin, Dosoretz, Blitzer, Rubenstein and Sheridan is 1850 Boy Scout Drive, Suite A-101, Fort Myers, Florida 33907.

(3) Upon the closing of the Offering, Dr. Blitzer has agreed to sell at the initial public offering price 32,028 shares of Common Stock to each of the following existing shareholders: Dr. Katin, Dr. Dosoretz, Dr. Rubenstein, Dr. Sheridan and Dr. Garton (for a total of 160,140 shares). See "Certain Relationships and Related Party Transactions." These shares are excluded from those shown above as beneficially owned by Dr. Blitzer and included in those shares shown as beneficially owned by Drs. Katin, Dosoretz, Rubenstein, Sheridan and Garton.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $.0001 par value per share, and 1,000,000 shares of undesignated preferred stock, $.0001 par value per share. The following description of certain matters relating to the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws and by the provisions of the Florida Business Corporation Act.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders do not have the right to cumulate their votes in the election of directors.

     Subject to any preferences granted to holders of preferred stock, holders of Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of Common Stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferred stock liquidation preferences.

     Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of the Company. There are no redemption or sinking fund provisions with regard to the Common Stock.

     The vote of holders of a majority of all outstanding shares of Common Stock is required to amend the Articles of Incorporation and to approve mergers, reorganizations and similar transactions.

PREFERRED STOCK

     Up to 1,000,000 authorized shares of preferred stock may be issued from time to time in series having such designations, preferences and rights, qualifications and limitations as the Board of Directors may determine without any approval of shareholders. Preferred stock could be given rights which would adversely affect the equity of holders of Common Stock and could have preference to Common Stock with respect to dividend and liquidation rights. Issuance of preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of the Company.

PROVISIONS AFFECTING BUSINESS COMBINATIONS AND CHANGES IN CONTROL

     After the Offering, the Company will be subject to several anti-takeover provisions under Florida law. The FBCA prohibits the voting of shares of an "issuing public corporation" (which the Company will be after the Offering) that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors and the acquiring party) approve the granting of voting rights as to those shares or unless the acquisition is approved by the corporation's board of directors prior to the acquisition. A "control share acquisition" is an acquisition of shares that immediately thereafter entitles the acquiring party to vote in the election of directors within any of the following ranges of voting power: (i) one-fifth but less than one-third of such voting power, (ii) one-third, but less than a majority of such voting power, and
(iii) more than a majority of such voting power.

     The FBCA also contains an "affiliated transaction provision" that prohibits a Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless, among other things, the transaction is approved by a majority of disinterested directors, the corporation has not had more than 300 shareholders of record at any time during the three preceding years, the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of the corporation's outstanding voting shares.

TRANSFER AGENT AND REGISTRAR

     The registrar and transfer agent for the Company's Common Stock is
                              .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding
               shares of Common Stock. The                shares sold in the
Offering, and any of the up to                shares sold upon exercise of the
Underwriters' over-allotment option, will be freely tradeable without restriction or registration under the Securities Act. The remaining
               shares (of which                are held by affiliates) are
"restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). The Restricted Shares may not be sold unless they are registered under the Act or sold pursuant to an applicable exemption from
registration, including an exemption pursuant to Rule 144.                of the
Restricted Shares will be eligible for resale in the public market under Rule 144 beginning 90 days after the date of this Prospectus. An additional 30,000 Restricted Shares will be eligible for resale under Rule 144 beginning in May 1999. The remaining Restricted Shares will not be eligible for resale pursuant to Rule 144 until at least one year after the date of the Offering.

     Rule 144 imposes certain restrictions and limitations on the public market of restricted securities and of securities owned by affiliates. In general, under Rule 144 as currently in effect, if a holding period of at least one year has elapsed since the date the restricted securities were acquired from the Company (or an affiliate of the Company), then the holder of such restricted securities (either an affiliate or non-affiliate of the Company) is entitled, subject to certain conditions, to sell within any three-month period a number of shares which does not exceed the greater of (i) 1% of the Company's then outstanding shares of Common Stock or (ii) the shares' average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale restrictions and notice requirements and to the availability of current public information about the Company.

     The Company has reserved up to 2,000,000 shares of its Common Stock for issuance under the 1997 Plan, of which options to purchase 558,076 shares have been granted and options for 116,615 shares currently are exercisable. Upon the completion of the Offering the Company will grant additional options to purchase shares of Common Stock under the 1997 Plan. See
"Management -- Stock Options." The Company currently intends to register the shares of Common Stock reserved for issuance under the 1997 Plan on Form S-8 under the Securities Act shortly after the Offering. The Form S-8 is expected to become effective immediately upon its filing and shares covered by such registration statement will be eligible for sale in the public market when issued upon the exercise of options, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements. If the Company does not file such a registration statement, holders of shares issuable upon the exercise of options granted prior to the Offering will be able to rely on the exemption from registration under Rule 701. Securities issued in reliance on Rule 701 are restricted securities and at the expiration of the lock-up period may be sold by non-affiliates subject only to the manner of sale provisions under Rule 144 and by affiliates subject to all Rule 144 provisions except its one-year minimum holding period requirement.

     The Company and its shareholders and optionees prior to the Offering have agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock, including the Restricted Shares, and any shares issued upon option exercise, for a period of 180 days from the date of this Prospectus, without the prior written consent of Robert W. Baird & Co. Incorporated.

     Since there has been no public market for the Common Stock prior to the Offering, no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and the Company's ability to raise capital at favorable prices. Application has been made for listing of Common Stock for quotation on the Nasdaq National Market under the symbol "RTSI."

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters listed below, and the Underwriters for whom Robert W. Baird & Co. Incorporated and Wheat First Union, a division of Wheat First Securities, Inc. (an affiliate of First Union National Bank), are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock set forth opposite their names below.

                        UNDERWRITERS                            NUMBER OF SHARES
                        ------------                            ----------------
Robert W. Baird & Co. Incorporated..........................
Wheat First Securities, Inc. ...............................

                                                                    --------
  Total.....................................................
                                                                    ========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this
Prospectus, and at such price less a concession not in excess of $     per share
of Common Stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such
dealers may reallow, concessions not in excess of $     per share to certain
other dealers. After the Offering, the offering price, concessions and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted a 30-day over-allotment option to the Underwriters to purchase, at the public offering price less the underwriting discount, up to
an aggregate of                additional shares of Common Stock. If the
Underwriters exercise such over-allotment option, then each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities under the Securities Act or will contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company's current shareholders holding an aggregate of shares of Common Stock have agreed pursuant to lock-up agreements not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them, any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Robert W. Baird & Co. Incorporated, other than as gifts or transfers by will or the laws of descent and distribution or sales to the Company.

     In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Robert
W. Baird & Co. Incorporated, offer, sell or otherwise dispose of any shares of Common Stock except for shares of Common Stock offered hereby, shares issued and options granted pursuant to the 1997 Plan and shares issued or to be issued in acquisitions, if any.

     Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial offering price for the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations are the results of operations of the Company in recent periods, estimates of the prospects of the Company and the industry in which the Company competes, an assessment of the Company's management, the general state of the securities markets at the time of the offering and the prices of similar securities of generally comparable companies. The Company has submitted an application for approval of its Common Stock for quotation on the Nasdaq Stock Market's National Market under the symbol "RTSI." There can be no assurance, however, that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public markets subsequent to the Offering at or above the initial public offering price.

     In the ordinary course of their business, First Union National Bank, an affiliate of Wheat First Union, has engaged, and may in the future engage, in commercial banking transactions with the Company and its subsidiaries. On August 21, 1998, First Union National Bank entered into a commitment to provide a $45.0 million revolving credit facility to the Company. To the extent proceeds are available, amounts drawn on the credit facility prior to the Offering, which are
expected to be approximately $     million, will be repaid from the net proceeds
of the Offering. Under the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), because more than ten percent of the net proceeds from the Offering are intended to be used to repay the loan made by the affiliate of Wheat First Union, the public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Robert W. Baird & Co. Incorporated will serve in such role and will recommend a price in compliance with the requirements of the NASD Conduct Rules. Robert W. Baird & Co. Incorporated, in its role as qualified independent underwriter, will perform a due diligence investigation and has reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In accordance with the NASD Conduct Rules, no NASD member participating in the distribution is permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written consent. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

     In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, the Underwriters may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid also may affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio. In the past, Taft, Stettinius & Hollister LLP served as underwriter counsel for a public offering co-managed by Robert W. Baird & Co. Incorporated. Certain legal matters will be passed upon for the Underwriters by Shumaker, Loop & Kendrick, LLP, Tampa, Florida.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1996 and 1997 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997 and the Combined Statement of Revenues, Direct Operating Expenses and Allocated Expenses for the year ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered by the Company has been filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549. This Prospectus does not contain all of the information set forth in the Registration Statement and in its exhibits. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and its exhibits. A copy of the Registration Statement may be inspected without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of certain fees prescribed by the Commission. Additionally, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information, including the Company's Registration Statement, filed electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by its independent auditors.

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                   PAGES
                                                                   -----
                     CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Accountants.........................        F-2
  Consolidated Balance Sheets at December 31, 1996 and 1997
     and June 30, 1998 (Unaudited)..........................        F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 1995, 1996 and 1997 and for the Six Months
     Ended June 30, 1997 and 1998 (Unaudited)...............        F-4
  Consolidated Statements of Shareholders' Equity for the
     Years Ended December 31, 1995, 1996 and 1997 and for
     the Six Months Ended June 30, 1998 (Unaudited).........        F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1995, 1996 and 1997 and for the Six Months
     Ended June 30, 1997 and 1998 (Unaudited)...............        F-6
  Notes to Consolidated Financial Statements................    F-7 - F-20

   UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
  Combined and Consolidated Balance Sheets as of December
     31, 1996 and 1997 and June 30, 1998....................       F-22
  Combined and Consolidated Statements of Operations for the
     Years Ended December 31, 1995 and 1996, and for the
     Seven Months Ended July 31, 1997 and for the Five
     Months Ended December 31, 1997, and for the Six Months
     Ended June 30, 1997 and 1998...........................       F-23
  Combined and Consolidated Statements of Owners' Equity for
     the Years Ended December 31, 1995 and 1996, and for the
     Seven Months Ended July 31, 1997 and for the Five
     Months Ended December 31, 1997, and for the Six Months
     Ended June 30, 1998....................................       F-24
  Combined and Consolidated Statements of Cash Flows for the
     Years Ended December 31, 1995 and 1996, and for the
     Seven Months Ended July 31, 1997 and for the Five
     Months Ended December 31, 1997, and for the Six Months
     Ended June 30, 1997 and 1998...........................    F-25 - F-26
  Notes to Supplemental Combined and Consolidated Financial
     Statements.............................................    F-27 - F-41

                  ACQUIRED COMPANIES FINANCIAL STATEMENT
  Report of Independent Accountants.........................       F-42
  Combined Statement of Revenues, Direct Operating Expenses
     and Allocated Expenses.................................       F-43
  Notes to Financial Statement..............................    F-44 - F-46

                       REPORT OF INDEPENDENT ACCOUNTANTS

February 20, 1998

To the Shareholders
Radiation Therapy Services, Inc.
Fort Myers, Florida

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Radiation Therapy Services, Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Notes 1 and 8 to the consolidated financial statements, prior to August 1, 1997, the Company's business was operated through various affiliated corporations and partnerships under common management. On August 1, 1997, these corporations and partnerships were combined and became wholly-owned subsidiaries of the Company in a stock exchange transaction accounted for as a purchase.

/s/ PricewaterhouseCoopers LLP

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

            DECEMBER 31, 1996 AND 1997 AND JUNE 30, 1998 (UNAUDITED)

                                                    DECEMBER 31,
                                              -------------------------                     PRO FORMA
                                                 1996          1997       JUNE 30, 1998   JUNE 30, 1998
                                              -----------   -----------   -------------   -------------

                                                                           (UNAUDITED)      (UNAUDITED)
                                                                                           (SEE NOTE 16)
                    ASSETS
Current Assets
  Cash......................................  $   178,229   $ 1,131,207    $   940,326    $     940,326
  Accounts receivable, net..................    5,107,158     7,263,845      8,613,557        8,613,557
  Inventory.................................      609,006       622,969        667,177          667,177
  Other.....................................      295,377       661,073      1,503,997        1,503,997
                                              -----------   -----------    -----------    -------------
         Total current assets...............    6,189,770     9,679,094     11,725,057       11,725,057
Property and equipment, net.................   12,722,054    30,240,125     33,392,575       33,392,575
Goodwill, net of accumulated amortization of
  $1,062,826 and $1,507,430, at December 31,
  1996 and 1997, respectively...............    4,898,112     6,546,152      9,730,030        9,730,030
Other assets................................    1,416,374     2,387,068      4,390,595        4,390,595
                                              -----------   -----------    -----------    -------------
         Total assets.......................  $25,226,310   $48,852,439    $59,238,257    $  59,238,257
                                              ===========   ===========    ===========    =============

    LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued expenses.....  $ 3,811,236   $ 4,227,924    $ 3,994,865    $   6,494,865
  Current portion of long-term debt.........    3,919,372    10,096,607     14,031,092       14,031,092
                                              -----------   -----------    -----------    -------------
         Total current liabilities..........    7,730,608    14,324,531     18,025,957       20,525,957
Long-term debt, less current portion........   11,181,492    18,677,216     22,110,829       22,110,829
Other long-term liabilities.................            0             0        870,000        1,100,000
                                              -----------   -----------    -----------    -------------
         Total liabilities..................   18,912,100    33,001,747     41,006,786       43,736,786
                                              -----------   -----------    -----------    -------------
Commitments and contingencies (Notes 11, 13
  and 17)
Shareholders' Equity
  Preferred stock, $.0001 par value,
    1,000,000 shares authorized, none
    issued..................................            0             0              0                0
  Common stock, $.0001 par value, 20,000,000
    shares authorized, 5,781,464, 8,538,822
    and 8,538,822 shares issued at December
    31, 1996 and 1997 and June 30, 1998
    (unaudited), respectively...............          578           854            854              854
  Additional paid-in capital................    1,860,739    11,511,215     11,511,215       17,281,494
  Retained earnings.........................    4,452,893     6,224,500      8,500,279                0
  Notes receivable from shareholders........            0    (1,885,877)    (1,780,877)      (1,780,877)
                                              -----------   -----------    -----------    -------------
         Total shareholders' equity.........    6,314,210    15,850,692     18,231,471       15,501,471
                                              -----------   -----------    -----------    -------------
         Total liabilities and shareholders'
           equity...........................  $25,226,310   $48,852,439    $59,238,257    $  59,238,257
                                              ===========   ===========    ===========    =============

   The accompanying notes are an integral part of these financial statements.

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)

                                                                                      SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                      JUNE 30,
                                    -----------------------------------------    --------------------------
                                       1995           1996           1997           1997           1998
                                    -----------    -----------    -----------    -----------    -----------
                                                                                        (UNAUDITED)
Net service revenues..............  $20,966,345    $22,166,459    $29,349,113    $12,453,993    $21,077,775
Direct costs of therapy
  services........................   11,078,162     10,937,038     13,786,989      5,727,346     10,177,915
                                    -----------    -----------    -----------    -----------    -----------
         Treatment center
           contribution...........    9,888,183     11,229,421     15,562,124      6,726,647     10,899,860
General and administrative........    6,329,585      7,633,957     10,412,324      4,018,810      6,825,309
                                    -----------    -----------    -----------    -----------    -----------
         Operating income.........    3,558,598      3,595,464      5,149,800      2,707,837      4,074,551
Interest expense..................    1,100,390      1,114,131      1,775,228        630,814      1,396,489
Other income......................      106,051        122,265        130,342         48,034        151,717
                                    -----------    -----------    -----------    -----------    -----------
         Net income...............  $ 2,564,259    $ 2,603,598    $ 3,504,914    $ 2,125,057    $ 2,829,779
                                    ===========    ===========    ===========    ===========    ===========
Pro forma income data (unaudited--
  see Note 16):
  Income before income taxes......                                $ 3,504,914                   $ 2,829,779
  Pro forma provision for income
    taxes.........................                                  1,367,000                     1,104,000
                                                                  -----------                   -----------
  Pro forma net income............                                $ 2,137,914                   $ 1,725,779
                                                                  ===========                   ===========
  Pro forma basic net income per
    share.........................                                $      0.26                   $      0.20
                                                                  ===========                   ===========
  Pro forma diluted net income per
    share.........................                                $      0.25                   $      0.19
                                                                  ===========                   ===========
  Pro forma weighted average
    common stock shares
    outstanding...................                                  8,205,195                     8,538,822
                                                                  ===========                   ===========
  Pro forma weighted average
    common stock shares and
    equivalent shares
    outstanding...................                                  8,585,701                     8,919,328
                                                                  ===========                   ===========

   The accompanying notes are an integral part of these financial statements.

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
             AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)

                                                                                              NOTES
                                        COMMON STOCK         ADDITIONAL                     RECEIVABLE         TOTAL
                                   ----------------------      PAID-IN       RETAINED          FROM        SHAREHOLDERS'
                                     SHARES       AMOUNT       CAPITAL       EARNINGS      SHAREHOLDERS       EQUITY
                                   ----------    --------    -----------    -----------    ------------    -------------
Balance, January 1, 1995.........   3,461,464    $    346    $ 1,263,707    $ 4,255,764    $         0      $ 5,519,817
  Issuance of common stock.......           0           0              0              0              0                0
  Shareholder contributions......           0           0         66,544              0              0           66,544
  Distribution to shareholders...           0           0              0     (2,164,849)             0       (2,164,849)
  Net income.....................           0           0              0      2,564,259              0        2,564,259
                                   ----------    --------    -----------    -----------    -----------      -----------
Balance, December 31, 1995.......   3,461,464         346      1,330,251      4,655,174              0        5,985,771
  Issuance of common stock.......   2,320,000         232          2,088              0              0            2,320
  Shareholder contributions......           0           0        528,400              0              0          528,400
  Distribution to shareholders...           0           0              0     (2,805,879)             0       (2,805,879)
  Net income.....................           0           0              0      2,603,598              0        2,603,598
                                   ----------    --------    -----------    -----------    -----------      -----------
Balance, December 31, 1996.......   5,781,464         578      1,860,739      4,452,893              0        6,314,210
  Distribution to shareholders...           0           0              0     (1,733,307)             0       (1,733,307)
  Issuance of common stock.......     538,822          54      1,885,823              0     (1,885,877)               0
  Acquisition of related
    entities.....................   2,218,536         222      7,764,653              0              0        7,764,875
  Net income.....................           0           0              0      3,504,914              0        3,504,914
                                   ----------    --------    -----------    -----------    -----------      -----------
Balance, December 31, 1997.......   8,538,822    $    854     11,511,215      6,224,500     (1,885,877)      15,850,692
  Distribution to shareholders
    (unaudited)..................           0           0              0       (554,000)             0         (554,000)
  Payment of notes receivable
    from shareholders
    (unaudited)..................           0           0              0              0        105,000          105,000
  Net income (unaudited).........           0           0              0      2,829,779              0        2,829,779
                                   ----------    --------    -----------    -----------    -----------      -----------
Balance, June 30,
  1998 -- (unaudited)............   8,538,822    $    854    $11,511,215    $ 8,500,279    $(1,780,877)     $18,231,471
                                   ==========    ========    ===========    ===========    ===========      ===========

   The accompanying notes are an integral part of these financial statements.

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)

                                                                                                    SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                   ----------------------------------------    --------------------------
                                                      1995          1996           1997           1997           1998
                                                   ----------    -----------    -----------    -----------    -----------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $2,564,259    $ 2,603,598    $ 3,504,914    $ 2,125,057    $ 2,829,779
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation.................................   1,616,574      1,380,679      1,816,669        646,260      1,479,706
    Amortization.................................     880,283        788,164      1,033,999        370,133        744,971
    Provision for bad debts......................     244,177        299,865        825,522        404,647        597,914
    Gain on the sale of property and equipment...      (1,425)        (1,574)             0              0              0
    Changes in assets and liabilities
      (Increase) decrease in:
      Accounts receivable........................     (85,573)    (1,638,789)    (2,970,794)      (851,046)    (1,250,836)
      Inventory..................................         275       (141,845)       (13,963)        (7,055)       (44,208)
      Other......................................     178,849        (50,088)      (213,165)        77,309       (791,146)
      Increase (decrease) in:
        Accounts payable and accrued expenses....    (299,191)       910,448      1,346,717     (1,102,275)      (261,527)
                                                   ----------    -----------    -----------    -----------    -----------
          Net cash provided by operating
            activities...........................   5,098,228      4,150,458      5,329,899      1,663,030      3,304,653
                                                   ----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.............    (868,447)      (450,641)    (2,251,280)      (302,773)      (929,273)
  Payments of organizational and other costs.....        (618)      (372,378)      (100,939)          (613)       (43,965)
  Proceeds from sale of property and equipment...      16,927         37,357        149,737              0          9,259
  Deposits on equipment..........................     (85,800)      (143,591)       (23,817)       (18,905)       (94,687)
                                                   ----------    -----------    -----------    -----------    -----------
        Net cash used in investing activities....    (937,938)      (929,253)    (2,226,299)      (322,291)    (1,058,666)
                                                   ----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt.................     367,550        793,440      3,841,354      1,174,779      2,745,177
  Payments on redemption payable.................  (1,102,138)             0              0              0              0
  Repayment of debt..............................  (5,351,642)    (2,531,926)    (3,985,687)    (1,197,784)    (4,850,167)
  Shareholders' contributions....................      66,544        528,400              0              0              0
  Proceeds from shareholder loans................      24,295        146,878        692,182        277,024        191,000
  Proceeds from sale of stock....................           0          2,320              0              0        105,000
  Distributions to shareholders..................  (2,164,849)    (1,905,879)    (2,633,307)      (805,577)      (554,000)
  Payments of loan costs.........................     (20,091)      (150,832)       (65,164)       (14,355)       (73,878)
                                                   ----------    -----------    -----------    -----------    -----------
        Net cash used in financing activities....  (8,180,331)    (3,117,599)    (2,150,622)      (565,913)    (2,436,868)
                                                   ----------    -----------    -----------    -----------    -----------
        Net (decrease) increase in cash..........  (4,020,041)       103,606        952,978        774,826       (190,881)
        Cash, beginning of period................   4,094,664         74,623        178,229        178,229      1,131,207
                                                   ----------    -----------    -----------    -----------    -----------
        Cash, end of period......................  $   74,623    $   178,229    $ 1,131,207    $   953,055    $   940,326
                                                   ==========    ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid..................................  $  977,392    $ 1,417,295    $   948,947
                                                   ==========    ===========    ===========
  Purchase of property and equipment from loan
    proceeds.....................................  $1,209,936    $ 2,238,950    $ 5,553,100
                                                   ==========    ===========    ===========
  Recorded capital lease obligations related to
    the acquisition of leasehold improvements and
    equipment....................................  $        0    $ 1,220,744    $ 1,446,028
                                                   ==========    ===========    ===========
  Refinancing of debt............................  $        0    $ 4,949,132    $   250,299
                                                   ==========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Radiation Therapy Services, Inc. and its wholly owned subsidiaries, collectively referred to herein as the "Company," design, construct, own or lease, and operate radiation therapy centers which provide radiation treatment to cancer patients principally in Florida.

     The Company began operations in the early 1980s as Katin Dosoretz Radiation Therapy Associates, P.A., which was formed to own and operate a radiation therapy center in Fort Myers, Florida. As additional radiation therapy centers were opened, separate corporations were generally used to operate the centers with correlating land partnerships formed to own the land on which the centers are located (the "Predecessor Companies"). The Predecessor Companies were operated under common management. In April 1997, the Company was incorporated as a Florida corporation for the purpose of combining the Predecessor Companies which existed at that time. In August 1997, the Company issued eight million shares of its common stock ($.0001 par value from $1 par value) to the original shareholders/partners of the Predecessor Companies in exchange for the ownership interests in the entities. The change in par value has been reflected for all periods presented. The following subsidiaries of the Company resulted from the exchange:

           21st Century Oncology, Inc.
           Financial Services of Southwest Florida, Inc.
           Radiation Therapy School for Radiation Therapy Technology, Inc. Radiation Therapy Payroll Services, Inc.
           Nevada Radiation Therapy Management Services, Incorporated
           New York Radiation Therapy Management Services, Incorporated

     For accounting purposes, the Predecessor Companies that were substantially identically owned by the Five Initial Shareholders (as defined in Note 7) were combined in a recapitalization and treated as the acquiror of the remaining entities. As a result, the net assets of the Predecessor Companies that were substantially identically owned were carried forward at historical basis while the net assets of the remaining entities were recorded at fair market value using the purchase method of accounting (see Note 8).

     All material intercompany balances and transactions have been eliminated.

  SIGNIFICANT ACCOUNTING POLICIES

     Unaudited Interim Financial Information: The unaudited consolidated balance sheet as of June 30, 1998, and the unaudited consolidated statements of operations and cash flows for the six month periods ended June 30, 1997 and 1998 (interim financial information) have been prepared by the Company. In the opinion of management, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations, and cash flows of the interim periods.

     Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial information. The results of operations for the six month periods ended June 30, 1997 and 1998 are not necessarily indicative of the results to be expected for the full year.

     Accounts Receivable: Accounts receivable are stated net of all contractual adjustments and estimated uncollectible amounts.

     Inventories: Inventories consist of parts and supplies used for repairs and maintenance of equipment owned or leased by the Company. Inventories are valued at the lower of cost or market. The cost of parts and supplies is determined using the first-in, first-out method (FIFO).

     Property and Equipment: Property and equipment are stated at cost and depreciated over their estimated useful lives utilizing the straight-line method. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is recognized in the statement of operations.

     Capitalization of Interest Costs: The Company capitalizes interest in connection with the construction of various facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. The Company incurred interest costs of approximately $1,195,000, $1,417,000 and $1,907,000 in 1995, 1996 and 1997,
respectively. Interest capitalized in 1995, 1996 and 1997 was approximately $0, $55,000 and $52,000, respectively.

     Goodwill: Goodwill represents the excess purchase price over the estimated fair market value of net assets acquired by the Company and is amortized on a straight-line basis over twenty-five years. At each balance sheet date after acquisition, the Company assesses the carrying value of goodwill in order to determine whether an impairment has occurred, taking into account both historical and forecasted cash flows.

     Net Service Revenues: Net service revenues are reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. During 1995, 1996 and 1997, approximately 45%, 50% and 45%, respectively, of net service revenues were received under the Medicare and Medicaid programs. These programs pay for physician services based on fee schedules which are determined by the related government agency. The Company also has agreements with managed care organizations to provide physician services based on negotiated fee schedules. No individual managed care contract is material to the Company.

     For radiation centers which the Company operates pursuant to management agreements, the Company receives management services fee revenue which is included with net service revenues in the accompanying statements of operations. The amount of management services fee revenue is set by the terms of each management agreement. The Company recognized $195,000 in management service fee revenue in 1997. There was no management service fee revenue in 1995 and 1996.

     The Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on Issue 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements," on November 20, 1997. EITF Issue 97-2 covers financial reporting matters related to the consolidation of professional corporation revenue and expenses, the accounting for business combinations and the treatment of stock options for physicians as employee options. The Company's accounting policies in these areas are consistent with the consensus reached in EITF Issue 97-2.

     Direct Costs of Therapy Services: The Company considers all costs associated with providing care to its patients as direct costs of therapy services. These costs consist mainly of salaries and benefits for the professionals providing the treatments, medical supplies associated with treatments, occupancy costs and depreciation associated with the medical equipment and facilities used in the treatments.

     Income Taxes: The Company elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the Company's taxable income and tax credits, if applicable, are generally reportable by the shareholders on their individual tax returns. The Company intends to make an initial public offering (the "Offering") of shares of its authorized but unissued common stock, par value $.0001 per share, and upon completion thereof, the Company's S corporation status will terminate and the Company will become responsible for federal and state income taxes. The Company also will change its method of accounting for income taxes from the cash basis to the accrual method, and the corresponding adjustment will be included in taxable income over a period not to exceed four years.

     Professional Liability Coverage: The Company maintains professional liability coverage which indemnifies the Company on a claims made basis. The Company records an estimate of its liabilities for claims incurred but not reported. Such liabilities are not discounted.

     Management's Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and disclosure of comprehensive income and its components in a full set of financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not expect the standard to have a significant impact on its reporting practices.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and interim financial reports issued to shareholders. Generally, certain financial information is required to be reported on the basis that is used internally for evaluating performance of and allocation of resources to operating segments. The Company has not previously issued formal interim financial reports to its shareholders, but intends to implement SFAS No. 131 when it becomes a public company.

     SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," was issued in February 1998 and is effective for periods ending after December 15, 1998. This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," were issued. The Company does not expect the standard to have a significant impact on its reporting practices.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998 and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect the standard to have a significant impact on its reporting practices.

     Reclassifications: Certain amounts from the prior years have been reclassified to conform with the current year presentation. Such reclassification had no impact on the consolidated total assets, shareholders' equity, net income or total cash flow balances previously reported.

2. PRO FORMA PER SHARE DATA:

     In February 1997, SFAS No. 128, "Earnings Per Share" was issued, which establishes new standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaces the current presentation of primary EPS and requires a dual presentation of basic and diluted EPS on the face of the statements of operations. The Company has presented earnings per share information for the year ended December 31, 1997 and for the six months ended June 30, 1998 in accordance with SFAS No. 128 on the face of the consolidated statements of operations on a pro forma basis after giving effect to the provision for income taxes which will result upon the termination of the Company's S corporation status (see Note 16). For 1997, diluted earnings per share includes the effect of the weighted average number of stock options issued totaling 380,506 shares, using the treasury stock method, based on the estimated initial public offering price.

3. ACCOUNTS RECEIVABLE:

     Accounts receivable consisted of the following:

                                                                  DECEMBER 31,
                                                           --------------------------
                                                              1996           1997
                                                           -----------    -----------
Accounts receivable......................................  $ 6,107,158    $ 8,853,250
Less allowance for uncollectible accounts................   (1,000,000)    (1,589,405)
                                                           -----------    -----------
                                                           $ 5,107,158    $ 7,263,845
                                                           ===========    ===========

     The activity in the allowance for uncollectible accounts was as follows:

                                                            DECEMBER 31,
                                               --------------------------------------
                                                  1995          1996          1997
                                               ----------    ----------    ----------
Balance at beginning of period...............  $  815,000    $1,055,000    $1,000,000
Addition to provision........................     244,177       299,865       825,522
Accounts receivable written off (net of
  recoveries)................................      (4,177)     (354,865)     (236,117)
                                               ----------    ----------    ----------
Balance at end of period.....................  $1,055,000    $1,000,000    $1,589,405
                                               ==========    ==========    ==========

4. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                     DECEMBER 31,
                                             ----------------------------
                                                 1996            1997        USEFUL LIFE
                                             ------------    ------------    -----------
Land.......................................  $  1,015,464    $  4,920,723           N/A
Buildings and leasehold improvements.......     5,755,880      15,942,662      39 years
Office, computer and telephone equipment...     2,432,052       3,631,854     5-7 years
Medical and medical testing equipment......    11,077,305      16,557,416     5-7 years
Automobiles and vans.......................       508,877         750,172       5 years
                                             ------------    ------------
                                               20,789,578      41,802,827
Less accumulated depreciation and
  amortization.............................    (9,283,042)    (12,569,133)
                                             ------------    ------------
                                               11,506,536      29,233,694
Construction in progress...................     1,215,518       1,006,431           N/A
                                             ------------    ------------
                                             $ 12,722,054    $ 30,240,125
                                             ============    ============

     Capital Lease Obligations: The Company leases certain equipment and leasehold improvements under agreements which are classified as capital leases. These leases have bargain purchase options at the end of the original lease term. Leased capital assets included in property and equipment at December 31, 1996 and 1997 are as follows:

                                                                  DECEMBER 31,
                                                            ------------------------
                                                               1996          1997
                                                            ----------    ----------
Leasehold improvements....................................  $  788,744    $  915,000
Equipment.................................................     432,000     1,751,772
                                                            ----------    ----------
                                                             1,220,744     2,666,772
Less: accumulated amortization............................           0      (133,864)
                                                            ----------    ----------
                                                            $1,220,744    $2,532,908
                                                            ==========    ==========

5. ACQUISITION:

     In July 1997, the Company acquired certain assets and assumed certain liabilities of two radiation therapy treatment facilities in Las Vegas, Nevada. The acquisition was accounted for as a purchase with the operating results of the facilities included in the consolidated operating results from the acquisition date. The fair value of the net assets acquired, including goodwill, was $2,450,000 and liabilities assumed totaled approximately $985,000. Goodwill recorded in connection with the transaction of $750,000 is being amortized over 25 years on a straight-line basis.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consisted of the following:

                                                                  DECEMBER 31,
                                                            ------------------------
                                                               1996          1997
                                                            ----------    ----------
Accounts payable..........................................  $1,522,208    $1,846,970
Accrued expenses..........................................   1,389,028     2,380,954
Distributions payable to shareholders.....................     900,000             0
                                                            ----------    ----------
                                                            $3,811,236    $4,227,924
                                                            ==========    ==========

7. LONG-TERM DEBT:

     Long-term debt consisted of the following:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------    -----------
$2,000,000 revolving line of credit, payable in monthly       $  1,852,771    $ 1,672,056
  installments with various maturity dates from May 1998 to
  April 2001, interest at prime. Collateralized by specific
  equipment and personally guaranteed by Five Initial
  Shareholders
Notes payable to financial institution, interest at prime          111,255              0
  with monthly payments ranging from $8,578 to $12,364, due
  at various maturity dates through November 1997.
  Collateralized by specific equipment and personally
  guaranteed by Five Initial Shareholders
Note payable to financial institution, due $63,487 monthly       4,236,024      3,586,825
  for twelve months, increasing approximately 10% per annum
  thereafter, plus interest at prime, due December 2001.
  Collateralized by certain real property, inventory and
  certain other fixed assets and accounts receivable

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------    -----------
7. LONG-TERM DEBT: -- (CONTINUED)
Notes payable to unrelated entities, due $36,111 monthly      $  1,625,003    $ 1,217,465
  plus interest at prime, due August 2000. Collateralized by certain real property, equipment, and other property at
  its Coral Springs and Deerfield Beach facilities
$2,000,000 mortgage note payable to a financial institution,             0      1,666,667
  due $16,667 monthly plus interest at prime, due April
  2006. Collateralized by certain real property and
  personally guaranteed by Five Initial Shareholders
Notes payable to financial institution, interest at prime          125,795         64,035
  with monthly payments ranging from $1,545 to $5,000, due
  at various maturity dates through February 1999.
  Collateralized by specific equipment and personally
  guaranteed by Five Initial Shareholders
Notes payable to financial institution, interest at prime          134,750        152,096
  with monthly payments ranging from $636 to $1,070, due at
  various maturity dates through December 2008.
  Collateralized by specific equipment and personally
  guaranteed by Five Initial Shareholders
Note payable, due $35,320 monthly including interest at             70,640              0
  7.25%, due February 1997. Collateralized by certain
  accounts receivable and specific assets and personally
  guaranteed by Five Initial Shareholders
Other notes payable, with various monthly payments plus                  0        380,269
  interest at 10%, due at various maturity dates through
  August 2000. Personally guaranteed by Five Initial
  Shareholders
Note payable to financial institution, due $4,470 monthly          153,877        135,557
  including interest at prime, due August 2000.
  Collateralized by specific equipment and personally
  guaranteed by Five Initial Shareholders
Note payable to related parties, uncollateralized, interest        569,000        569,000
  payable monthly at prime, due on demand with sixty days
  notice
Notes payable to shareholders, uncollateralized, interest at       680,670      1,422,153
  rates ranging from 8.25% to 10%, due at various maturity
  dates through December 2001
Notes payable to financial institution, due $6,185 monthly         824,931        253,214
  payments plus interest at prime, due at various maturity
  dates through July 2001. Collateralized by specific
  equipment and personally guaranteed by Five Initial
  Shareholders
Note payable to financial institution, due $20,000 monthly         620,000        380,000
  plus interest at 7.75%, due July 1999. Uncollateralized
  but personally guaranteed by Five Initial Shareholders
$250,000 revolving line of credit, interest at prime, due          244,234        250,000
  May 1998. Collateralized by specific equipment and
  personally guaranteed by Five Initial Shareholders

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------    -----------
7. LONG-TERM DEBT: -- (CONTINUED)
$2,500,000 medical equipment loan payable to a financial      $     32,000    $ 1,649,479
  institution of which $1,649,479 has been drawn, monthly
  payments of $29,751 including interest at one-half
  percentage point below prime, due February 2003.
  Collateralized by specific equipment and personally
  guaranteed by Five Initial Shareholders
Notes payable to financial institution, with various monthly       260,345         64,673
  payments including interest at prime, due at various
  maturity dates through December 2002. Uncollateralized but personally guaranteed by Five Initial Shareholders
Notes payable to financial institution, with various monthly       202,952        408,323
  payments including interest at prime, due at various
  maturity dates through January 1999. Uncollateralized but
  personally guaranteed by Five Initial Shareholders
Note payable to financial institution, due $3,733 monthly          229,118        188,515
  plus interest at prime, due November 2001. Collateralized
  by specific equipment and personally guaranteed by Five
  Initial Shareholders
Capital leases payable to financial institution, with            1,200,667      1,837,750
  various monthly payments including interest at 10%, due at various maturity dates through June 2002
Notes payable to financial institutions, interest rates          1,626,832      5,110,045
  ranging from 7.5% to 10% with various monthly payments,
  due at various maturities through December 2006.
  Collateralized by specific real estate and personally
  guaranteed by Five Initial Shareholders
Note payable to affiliated partnership with various monthly              0         47,960
  payments plus interest at 11.5%. Collateralized by real
  estate
Non-interest bearing note payable to unrelated entity, due         300,000              0
  and paid following the opening of the Yonkers facility,
  which opened in July 1997
Note payable to unrelated entity, due $18,333 monthly                    0        454,154
  including interest at 13%, due May 2000
Notes payable to financial institution, interest rates at                0        151,462
  .50% below prime, with various monthly payments due at
  various maturity dates through December 2002.
  Collateralized by specific real estate, autos and
  personally guaranteed by Five Initial Shareholders
Note payable to financial institution, interest at prime due             0        301,054
  March 1998. Uncollateralized but personally guaranteed by
  Five Initial Shareholders
Note payable to financial institution, interest at 7.6%, due             0      1,600,000
  May 1998. Uncollateralized but personally guaranteed by
  Five Initial Shareholders
$3,130,000 acquisition/expansion loan payable to a financial             0      2,325,294
  institution of which $2,325,294 has been drawn, monthly
  payments of $21,867 plus interest at one half of 1% less
  than the prime lending rate, due September 2005.
  Collateralized by real estate and specific equipment and
  personally guaranteed by Five Initial Shareholders

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------    -----------
7. LONG-TERM DEBT: -- (CONTINUED)
$3,000,000 medical equipment loan payable to a financial      $          0    $ 1,016,075
  institution, of which $1,016,075 has been drawn, interest
  at one-half percentage point below prime, with monthly
  payments of $18,124 due at various maturity dates through
  December 2004. Collateralized by specific equipment and
  personally guaranteed by Five Initial Shareholders
$1,000,000 construction loan payable to a financial                      0      1,000,000
  institution due $8,333 monthly plus interest at one-half
  percentage point below prime, due March 2008.
  Collateralized by certain real property
$5,000,000 revolving line of credit from a financial                     0        869,702
  institution, interest at one-half percentage point below
  prime due March 1998. Collateralized by accounts
  receivable
                                                              ------------    -----------
                                                                15,100,864     28,773,823
Less current maturities                                         (3,919,372)   (10,096,607)
                                                              ------------    -----------
                                                              $ 11,181,492    $18,677,216
                                                              ============    ===========

     "Five Initial Shareholders," as defined, consist of Drs. Daniel Dosoretz, Michael Katin, Peter Blitzer, James Rubenstein, and Howard Sheridan.

     Principal payments for each of the next five years and thereafter on obligations described above are as follows:

  1998......................................................    $10,096,607
  1999......................................................      4,612,151
  2000......................................................      4,263,944
  2001......................................................      3,483,060
  2002......................................................      2,525,749
Thereafter..................................................      3,792,312
                                                                -----------
                                                                $28,773,823
                                                                ===========

     At December 31, 1996 and 1997, the prime interest rate was 8.25% and 8.5%, respectively.

     The weighted average interest rate on current maturities of long-term debt was 8.3% and 8.6% on December 31, 1996 and 1997, respectively.

     Certain notes payable contain various covenants, the more restrictive of which relate to net worth ratios, cash flow and debt service ratios which the Company did not meet. The Company obtained waivers for covenants which were not complied with at December 31, 1996 and 1997.

8. SHAREHOLDERS' EQUITY:

     For 1995 and 1996, the common stock share presentation has been adjusted for the recapitalization of the common stock from $1 par value per share to $.0001 per share as of August 1, 1997.

     In 1995, 500,000 shares of common stock (adjusted for the recapitalization of the common stock from $1 par value per share to $.0001 per share as of August 1, 1997) were issued related to the establishment of the Lauderdale Lakes, Florida facilities.

     In 1996, 2,420,000 shares of common stock (adjusted for the recapitalization of the common stock from $1 par value per share to $.0001 per share as of August 1, 1997) were issued for the establishment of various facilities and the billing and payroll subsidiaries of the Company.

     Recapitalization: As discussed in Note 1, prior to August 1, 1997, the Predecessor Companies were under common management. As a result of the recapitalization, the Predecessor Companies became wholly-owned subsidiaries of the Company. The recapitalization consisted of the issuance of eight million shares of the Company's common stock. For accounting purposes, the combination of the Predecessor Companies that were substantially identically owned by the Five Initial Shareholders has been treated as a recapitalization and these Predecessor Companies have been treated as the acquiror of the remaining entities. As a result, the net assets of the acquiror were carried forward at historical basis while the net assets of the acquired Predecessor Companies were recorded at fair market value using the purchase method of accounting.

     For accounting purposes, the purchase price of the acquired corporations and partnerships was calculated at approximately $7.8 million and the acquired corporations and partnerships were deemed to have been acquired through the issuance of 2,218,536 shares of the Company's common stock to the shareholders of the acquired corporations and partnerships. The purchase price was allocated as follows:

Net tangible asset value....................................    $6,300,000
Goodwill....................................................     1,300,000
Other intangible assets.....................................       200,000
                                                                ----------
                                                                $7,800,000
                                                                ==========

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1996 and 1997 assume the acquisition of the acquired corporations and partnerships occurred as of January 1, 1996:

                                                                 1996          1997
                                                              -----------   -----------
Net service revenues........................................  $27,990,000   $33,626,000
Net income after pro forma provision for income taxes.......  $ 2,102,000   $ 2,336,000
Earnings per share:
Basic net income per share..................................  $      0.32   $      0.28
Diluted net income per share................................  $      0.32   $      0.27

9. DIRECT COSTS OF THERAPY SERVICES:

     Direct costs of therapy services consisted of the following:

                                                            DECEMBER 31,
                                              -----------------------------------------
                                                 1995           1996           1997
                                              -----------    -----------    -----------
Salaries and fringe benefits................  $ 7,895,148    $ 7,905,379    $ 9,425,171
Medical supplies............................      501,035        618,572      1,064,932
Depreciation and amortization...............    1,395,007      1,177,127      1,595,756
Occupancy costs.............................    1,033,070      1,019,282        998,994
Other.......................................      253,902        216,678        702,136
                                              -----------    -----------    -----------
                                              $11,078,162    $10,937,038    $13,786,989
                                              ===========    ===========    ===========

10. GENERAL AND ADMINISTRATIVE EXPENSES:

     General and administrative expenses consisted of the following:

                                                                     DECEMBER 31,
                                                        ---------------------------------------
                                                           1995          1996          1997
                                                        ----------    ----------    -----------
Salaries and fringe benefits..........................  $2,285,864    $2,904,100    $ 4,096,797
Depreciation and amortization.........................   1,101,850       991,718      1,254,912
Accounting and legal professional fees................     402,218       394,289        217,167
Provision for bad debts...............................     244,177       299,865        825,522
Billing and collection fees...........................     333,422       456,885        244,760
Consultant fees.......................................     390,563       548,604        383,551
Insurance.............................................     113,997       284,640        421,827
Office supplies expense...............................     445,947       606,456        917,267
Repairs and maintenance...............................     143,257       196,683        380,226
Other taxes...........................................     424,507       650,628        740,529
Other.................................................     443,783       300,089        929,766
                                                        ----------    ----------    -----------
                                                        $6,329,585    $7,633,957    $10,412,324
                                                        ==========    ==========    ===========

11. COMMITMENTS AND CONTINGENCIES:

  LETTER OF CREDIT

     The Company has issued to the lessor of one of its treatment centers an unconditional and irrevocable letter of credit in the amount of $300,000 to serve as security for the performance of the assignee's (21st Century Oncology, Inc.) obligations under the lease. As of December 31, 1997, the lessor had not utilized this letter of credit.

  LEASE COMMITMENTS

     The Company is obligated under various operating leases for office space. Total lease expense incurred under these leases was approximately $560,000, $635,000 and $561,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Future fixed minimum annual lease commitments are as follows:

  1998......................................................    $  814,000
  1999......................................................       820,000
  2000......................................................       836,000
  2001......................................................       838,000
  2002......................................................       860,000
                                                                ----------
                                                                $4,168,000
                                                                ==========

  OTHER

     In May 1996, the Company purchased the entire interest in a radiation therapy center under development in Yonkers, New York. As part of the transaction, the Company entered into a turnkey license agreement and a fifteen-year option agreement allowing the Company to participate as an equity owner in future transactions of a similar nature. The aggregate costs for these respective agreements totalled $1.0 million. Such amounts were payable upon the Yonkers center surpassing $9.5 million in aggregate cash collections. At December 31, 1997, total cash collections were approximately $135,000. See Note 17.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash in bank accounts with highly-rated financial institutions. These accounts may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. Concentrations of credit risk with respect to accounts receivable relate principally to third party payors, including managed care contracts, whose ability to pay for services rendered is dependent on their financial condition.

  LEGAL PROCEEDINGS

     The Company is involved in certain legal actions and claims arising in the ordinary course of its business. It is the opinion of management (based on advice of legal counsel) that such litigation and claims will be resolved without material adverse effect on the Company's financial position, results of operations, or cash flows.

  LETTER OF INTENT

     In January 1998, the Company signed a letter of intent to acquire the land, building and equipment of a radiation therapy center in Berlin, Maryland. Purchase price of the acquisition is approximately $3.9 million. The Company is performing its due diligence and the final acquisition agreement has not been completed.

12. EMPLOYEE BENEFIT PLAN:

     The Company has a retirement plan under Section 401(k) of the Internal Revenue Code (the "Benefit Plan"). The Benefit Plan allows all full-time employees after one year of service to defer a portion of their compensation on a pre-tax basis through contributions to the Benefit Plan. The Company matches a portion of these contributions based upon the employee's length of service. The Company's matching contributions for the years ended December 31, 1995, 1996 and 1997 were $118,000, $95,000 and $114,000, respectively.

13. STOCK PURCHASE AND OPTION PLANS:

  STOCK PURCHASE AGREEMENTS

     In August 1997, the Company entered into stock purchase agreements with two key employees and an officer. The Company issued a total of 538,822 shares of common stock and received non-interest bearing notes in the amount of $1,885,877 due August 15, 1998. The notes are presented in the equity section of the balance sheet as a reduction in shareholders' equity.

  STOCK OPTION PLAN

     In August 1997, the Board of Directors approved and adopted the 1997 Stock Option Plan (the "Plan"). The Plan authorizes the issuance of options to purchase up to 1,300,000 shares of the Company's common stock. Options granted under the Plan may be either "Incentive Stock Options" or "Non-qualified Stock Options."

     Incentive Stock Options may be granted to key employees, including officers, directors and other selected employees. The exercise price of each option must be 100% of the fair market value of the common stock on the date of grant (110% in the case of 10% shareholders). During 1997, the Board of Directors approved the issuance of Incentive Stock Options for an aggregate of 519,616 shares of common stock, at an exercise price of $3.50 per share. The options become exercisable 20% per year over a five-year period and expire ten years after the date of grant. No options were exercisable at December 31, 1997.

     Non-qualified Stock Options may be granted under the Plan or otherwise to officers, directors, consultants, advisors and key employees. The exercise price of each option must be at least 85% of the fair market value of the common stock on the date of grant. During 1997, the Board of Directors approved the issuance of Non-qualified Stock Options for an aggregate of 38,460 shares of common stock, at an exercise price of $3.50 per share, which was the fair market value of the stock on the date of grant. The options become exercisable 20% per year over a five-year period and expire ten years after the date of grant. No options were exercisable at December 31, 1997.

     A summary of changes in outstanding options is summarized as follows:

                                                WEIGHTED                         WEIGHTED
                                                 AVERAGE                         AVERAGE
                                                REMAINING    NUMBER OF SHARES    EXERCISE
                                                  LIFE         UNDER OPTION       PRICE
                                                ---------    ----------------    --------
Outstanding December 31, 1996.................                         0
Options granted:
  Incentive Stock Options.....................    9.58           519,616          $3.50
  Non-qualified Stock Options.................    9.58            38,460           3.50
                                                                 -------
Outstanding December 31, 1997.................    9.58           558,076           3.50
                                                                 =======
Shares available for future grants............                   741,924
                                                                 =======

     No options were exercised, expired or forfeited during 1997.

     In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. SFAS No. 123 gives entities a choice of recognizing related compensation expense by adopting the new fair value method or continuing to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. The Company has adopted the measurement prescribed by APB Opinion No. 25. Accordingly, no compensation cost has been recognized for the Incentive Stock Options issued under the Plan. Had compensation cost for these options been determined based on their fair value at the grant date according to the provision of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                DECEMBER 31,
                                                                    1997
                                                                ------------
Net income -- pro forma after taxes.........................     $2,137,914
Net income -- pro forma after taxes and SFAS No. 123........     $2,100,514
Basic earnings per share -- pro forma after taxes...........     $     0.26
Basic earnings per share -- pro forma after taxes and SFAS
  No. 123                                                        $     0.26
Diluted earnings per share -- pro forma after taxes.........     $     0.25
Diluted earnings per share -- pro forma after taxes and SFAS
  No. 123                                                        $     0.24
Weighted average fair value of options granted..............     $     1.20

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.02%; no dividend yield; expected life of 7 years; and volatility of 0%.

14. RELATED PARTY TRANSACTIONS:

     The Company purchases nuclear medical and pharmacological supplies from a company which is majority owned by the Five Initial Shareholders. Purchases by the Company from this company were approximately $52,000 and $422,000 in 1996 and 1997, respectively.

     The Company leases the space for its Fort Myers, Florida radiation therapy center from a partnership which is majority owned by the Five Initial Shareholders. The current lease extends through August 2002 and provides for annual rent of approximately $365,000 plus insurance, taxes, and assessments. Rental payments by the Company under the lease were approximately $389,000, $374,000 and $382,500 during 1995, 1996 and 1997, respectively.

     In December 1997, the Company borrowed approximately $301,000 from a financial institution in which certain shareholders of the Company own stock and of which two of the Five Initial Shareholders are members of the Board of Directors (see Note 7).

15. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amounts of cash, accounts receivable, accounts payable, short-term and demand notes payable reported in the December 31, 1996 and 1997 balance sheets approximate fair value. Substantially all of the Company's long-term debt has a floating interest rate; and, therefore, the liability approximates fair value at December 31, 1996 and 1997.

16. PRO FORMA DISCLOSURE (UNAUDITED):

     The following pro forma disclosures are included as the Company intends to file a registration statement with the Securities and Exchange Commission for an offering of shares of its Common Stock.

     Pro Forma Taxes: The Company had elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. In connection with the closing of the Offering, the S corporation election will terminate and, accordingly, the Company will become subject to U.S. federal and state income taxes. Upon termination of the S corporation election, current and deferred income taxes reflecting the tax effects of temporary differences between the Company's financial statement and tax bases of certain assets and liabilities will become liabilities of the Company. These liabilities will be reflected on the consolidated balance sheet with a corresponding non-recurring expense in the consolidated statement of operations at the completion of the Offering.

     Deferred income taxes relate primarily to accounts receivable, fixed assets, accounts payable, accrued expenses and deferred income, primarily attributable to the use of the cash method of accounting for income tax purposes. The amount of the deferred income tax liability computed using the asset and liability method of accounting for income taxes approximated $413,000 at December 31, 1997.

     The following unaudited pro forma information reflects the reconciliation between the total statutory provision for income taxes and the total actual provision relating to the income tax expenses that would have been incurred if the S corporation was subject to U.S. federal and state income taxes:

                                                                DECEMBER 31,
                                                                    1997
                                                                ------------
Pro forma statutory tax provision...........................     $1,220,000
State income taxes, net.....................................        140,000
Nondeductible expenses......................................          7,000
                                                                 ----------
  Pro forma total provision for income taxes................     $1,367,000
                                                                 ==========

     Prior to the consummation of the Offering, it is anticipated that the Company will enter into S Corporation Tax Allocation and Indemnification Agreements (the Tax Agreements) with its current shareholders relating to their respective income tax liabilities. Because the Company will be fully subject to corporate income taxation after the consummation of the Offering, the reallocation of income and deductions between the periods during which the Company was treated as an S corporation and the periods during which the Company will be subject to corporate income taxation may increase the taxable income of one party while decreasing that of another party. Accordingly, the Tax Agreements are intended to include provision such that taxes are borne by the Company, on the one hand, and the shareholder, on the other, only to the extent that such parties were required to report the related shareholder income for tax purposes.

     Pro Forma Net Income Per Share: Weighted average common shares outstanding includes the common share equivalents applying the treasury stock method for determining common stock equivalents. Pursuant to the requirements of the Securities and Exchange Commission (SEC), common stock issued by the Company during the 12 months immediately preceding the initial filing of the registration statement with the SEC, plus common share equivalents relating to the grant of stock options during the same period, have been included in the calculation of pro forma weighted average number of common and common share equivalents outstanding for all periods presented, using the treasury stock method, based on the estimated initial public offering price.

     Pro Forma Shareholders' Equity: The Company's presentation of unaudited pro forma shareholders' equity at June 30, 1998 reflect the effects on historical retained earnings of a planned distribution to the Company's shareholders currently estimated to be $2.5 million attributable to previously taxed earnings and the recording of a deferred tax liability of approximately $230,000 referred to above as if the S corporation election had terminated immediately prior to that date. Additionally, the retained earnings of the Company, after recording the estimated dividends and deferred income taxes referred to above, will be reclassified to additional paid-in capital in connection with the termination of the Company's S corporation election. The unaudited pro forma shareholders' equity at June 30, 1998 gives effect to these items, but does not give effect to the proceeds from the Offering.

17. SUBSEQUENT EVENTS (UNAUDITED):

     In March 1998, the Company acquired certain assets of a radiation oncology center located in Yonkers, New York. The acquisition was accounted for as a purchase. The fair value of the assets acquired, including goodwill, was $6.0 million and liabilities assumed totaled approximately $4.2 million. Goodwill of $2.8 million is being amortized over 25 years.

     In May 1998, the Company entered into an agreement with an unrelated entity which resulted in the prepayment or cancellation of approximately $1.5 million of the Company's outstanding commitments to another unrelated entity (including the Company's $1.0 million obligation related to the Yonkers, New York facility discussed in Note 11) and the grant to the Company of purchase options on three radiation centers and the right of first refusal on any center or equipment on which the unrelated entity receives an offer to purchase.

     In June 1998, the Company entered into a joint venture with a hospital for the delivery of radiation oncology services at both a freestanding center and an in-hospital center in Utica, New York. The Company owns 40% of the joint venture entity (which in turn owns the assets of these two centers) and provides certain administrative services to the centers. The Company has accounted for this joint venture using the equity method of accounting. The Company's initial investment in the joint venture of approximately $1.2 million is included in other assets.

     In July 1998, the Company amended its 1997 Stock Option Plan to increase the aggregate number of authorized shares to 2,000,000.

     UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES

        UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED BALANCE SHEETS

                  DECEMBER 31, 1996 AND 1997 AND JUNE 30, 1998

                                                  DECEMBER 31,
                                           ---------------------------                       PRO FORMA
                                              1996            1997        JUNE 30, 1998    JUNE 30, 1998
                                           -----------    ------------    -------------    -------------
                                            COMBINED      CONSOLIDATED    CONSOLIDATED     CONSOLIDATED
                                                                                           (SEE NOTE 16)
                    ASSETS
Current Assets
  Cash...................................  $   377,359    $ 1,131,207      $   940,326     $     940,326
  Accounts receivable, net...............    5,328,297      7,263,845        8,613,557         8,613,557
  Inventory..............................      609,006        622,969          667,177           667,177
  Other..................................      347,381        661,073        1,503,997         1,503,997
                                           -----------    -----------      -----------     -------------
         Total current assets............    6,662,043      9,679,094       11,725,057        11,725,057
Property and equipment, net..............   21,736,301     30,240,125       33,392,575        33,392,575
Goodwill, net of accumulated amortization
  of $1,062,826 and $1,507,430, at
  December 31, 1996 and 1997,
  respectively...........................    4,908,245      6,546,152        9,730,030         9,730,030
Other assets.............................    2,289,464      2,387,068        4,390,595         4,390,595
                                           -----------    -----------      -----------     -------------
         Total assets....................  $35,596,053    $48,852,439      $59,238,257     $  59,238,257
                                           ===========    ===========      ===========     =============

     LIABILITIES AND OWNERS' EQUITY
Current Liabilities
  Accounts payable and accrued
    expenses.............................  $ 4,734,714    $ 4,227,924      $ 3,994,865     $   6,494,865
  Current portion of long-term debt......    4,967,201     10,096,607       14,031,092        14,031,092
                                           -----------    -----------      -----------     -------------
         Total current liabilities.......    9,701,915     14,324,531       18,025,957        20,525,957
Long-term debt, less current portion.....   15,473,822     18,677,216       22,110,829        22,110,829
Other long-term liabilities..............            0              0          870,000         1,100,000
                                           -----------    -----------      -----------     -------------
         Total liabilities...............   25,175,737     33,001,747       41,006,786        43,736,786
                                           -----------    -----------      -----------     -------------
Commitments and contingencies (Notes 11,
  13 and 17)
Owners' Equity
  Partners' capital......................    5,636,787              0                0                 0
  Preferred stock, $.0001 par value,
    1,000,000 shares authorized, none
    issued...............................            0              0                0                 0
  Common stock, $1 par value 20,500
    shares authorized, 7,348, 0, and 0
    shares issued at December 31, 1996
    and 1997 and June 30, 1998...........        7,348              0                0                 0
  Common stock, $.0001 par value,
    20,000,000 shares authorized, 0,
    8,538,822 and 8,538,822 shares issued
    at December 31, 1996 and 1997 and
    June 30, 1998........................            0            854              854               854
  Additional paid-in capital.............    4,186,649     12,635,607       12,635,607        17,281,494
  Retained earnings......................    1,789,884      5,100,108        7,375,887                 0
  Treasury stock, $1 par value, held at
    December 31, 1996 and 1997 and June
    30, 1998, 188, 0 and 0 shares, at
    cost.................................   (1,200,352)             0                0                 0
  Notes receivable from shareholders.....            0     (1,885,877)      (1,780,877)       (1,780,877)
                                           -----------    -----------      -----------     -------------
         Total owners' equity............   10,420,316     15,850,692       18,231,471        15,501,471
                                           -----------    -----------      -----------     -------------
         Total liabilities and owners'
           equity........................  $35,596,053    $48,852,439      $59,238,257     $  59,238,257
                                           ===========    ===========      ===========     =============

   The accompanying notes are an integral part of these financial statements.

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES

   UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
FOR THE SEVEN MONTHS ENDED JULY 31, 1997 AND FOR THE FIVE MONTHS ENDED DECEMBER
                                    31, 1997
              AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998

                                                              SEVEN
                                      YEAR ENDED             MONTHS       FIVE MONTHS                      PRO FORMA
                                     DECEMBER 31,             ENDED          ENDED                        YEAR ENDED
                               -------------------------    JULY 31,     DECEMBER 31,                    DECEMBER 31,
                                  1995          1996          1997           1997         ADJUSTMENTS        1997
                               -----------   -----------   -----------   -------------   -------------   -------------
                                COMBINED      COMBINED      COMBINED     CONSOLIDATED    (SEE NOTE 16)   (SEE NOTE 1)
Net service revenues.........  $25,436,011   $27,989,563   $18,494,315    $15,132,068      $              $33,626,383
Direct costs of therapy
  services...................   12,321,120    13,539,148     8,842,531      7,783,385         80,293       16,706,209
                               -----------   -----------   -----------    -----------      ---------      -----------
    Treatment center
      contribution...........   13,114,891    14,450,415     9,651,784      7,348,683        (80,293)      16,920,174
General and administrative...    8,446,013     9,430,880     5,935,927      5,149,262         31,092       11,116,281
                               -----------   -----------   -----------    -----------      ---------      -----------
      Operating income.......    4,668,878     5,019,535     3,715,857      2,199,421       (111,385)       5,803,893
Interest expense.............    1,460,537     1,563,222     1,099,452        965,602                       2,065,054
Other income.................      212,664       125,168        88,495         70,940                         159,435
                               -----------   -----------   -----------    -----------      ---------      -----------
      Net income.............  $ 3,421,005   $ 3,581,481   $ 2,704,900    $ 1,304,759      $(111,385)     $ 3,898,274
                               ===========   ===========   ===========    ===========      =========      ===========
Pro forma income data
  (unaudited -- see Note 16):
  Income before income
    taxes....................                                                                             $ 3,898,274
  Pro forma provision for
    income taxes.............                                                                               1,563,000
                                                                                                          -----------
  Pro forma net income.......                                                                             $ 2,335,274
                                                                                                          ===========
  Pro forma basic net income
    per share................                                                                             $      0.28
                                                                                                          ===========
  Pro forma diluted net
    income per share.........                                                                             $      0.27
                                                                                                          ===========
  Pro forma weighted average
    common stock shares
    outstanding..............                                                                               8,205,195
                                                                                                          ===========
  Pro forma weighted average
    common stock shares and
    equivalent shares
    outstanding..............                                                                               8,585,701
                                                                                                          ===========


                                    SIX MONTHS ENDED
                                        JUNE 30,
                               --------------------------
                                  1997           1998
                               -----------   ------------
                                COMBINED     CONSOLIDATED
Net service revenues.........  $16,481,275   $21,077,775
Direct costs of therapy
  services...................    7,547,587    10,177,915
                               -----------   -----------
    Treatment center
      contribution...........    8,933,688    10,899,860
General and administrative...    5,057,970     6,825,309
                               -----------   -----------
      Operating income.......    3,875,718     4,074,551
Interest expense.............      869,552     1,396,489
Other income.................       49,264       151,717
                               -----------   -----------
      Net income.............  $ 3,055,430   $ 2,829,779
                               ===========   ===========
Pro forma income data
  (unaudited -- see Note 16):
  Income before income
    taxes....................                $ 2,829,779
  Pro forma provision for
    income taxes.............                  1,104,000
                                             -----------
  Pro forma net income.......                $ 1,725,779
                                             ===========
  Pro forma basic net income
    per share................                $      0.20
                                             ===========
  Pro forma diluted net
    income per share.........                $      0.19
                                             ===========
  Pro forma weighted average
    common stock shares
    outstanding..............                  8,538,822
                                             ===========
  Pro forma weighted average
    common stock shares and
    equivalent shares
    outstanding..............                  8,919,328
                                             ===========

   The accompanying notes are an integral part of these financial statements.

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES

 UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED STATEMENTS OF OWNERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
FOR THE SEVEN MONTHS ENDED JULY 31, 1997 AND FOR THE FIVE MONTHS ENDED DECEMBER
                                    31, 1997
                   AND FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                                                                                      NOTES
                                            COMMON STOCK       ADDITIONAL                    TREASURY STOCK         RECEIVABLE
                            PARTNERS'    -------------------     PAID-IN      RETAINED    ---------------------        FROM
                             CAPITAL      SHARES     AMOUNT      CAPITAL      EARNINGS    SHARES      AMOUNT       SHAREHOLDERS
                            ----------   ---------   -------   -----------   ----------   -------   -----------   --------------
Balance, January 1,
  1995 -- combined........  $5,634,753       4,428   $4,428    $ 2,770,977   $2,169,433     188     $(1,200,352)   $         0
  Issuance of common
    stock.................           0         500      500              0            0       0               0              0
  Shareholder
    contributions.........           0           0        0        519,041            0       0               0              0
  Partner
    draws/distribution....  (1,318,980)          0        0              0   (1,804,516)      0               0              0
  Net income..............   1,086,421           0        0              0    2,334,584       0               0              0
                            ----------   ---------   -------   -----------   ----------    ----     -----------    -----------
Balance, December 31,
  1995 -- combined........   5,402,194       4,928    4,928      3,290,018    2,699,501     188      (1,200,352)             0
  Issuance of common
    stock.................           0       2,420    2,420              0            0       0               0              0
  Shareholder
    contributions.........           0           0        0        896,631            0       0               0              0
  Partner
    draws/distribution....    (879,299)          0        0              0   (3,377,206)      0               0              0
  Net income..............   1,113,892           0        0              0    2,467,589       0               0              0
                            ----------   ---------   -------   -----------   ----------    ----     -----------    -----------
Balance, December 31,
  1996 -- combined........   5,636,787       7,348    7,348      4,186,649    1,789,884     188      (1,200,352)             0
  Issuance of common
    stock.................           0         600      600              0            0       0               0              0
  Partner
    draws/distribution....    (570,356)          0        0              0   (1,080,679)      0               0              0
  Net income..............     521,994           0        0              0    2,182,906       0               0              0
                            ----------   ---------   -------   -----------   ----------    ----     -----------    -----------
Balance, July 31, 1997  --
  combined................   5,588,425       7,948    7,948      4,186,649    2,892,111     188      (1,200,352)             0
  Recapitalization
    (See Note 8)..........  (5,588,425)  7,992,052   (7,148)     6,563,135    1,708,236    (188)      1,200,352              0
  Distribution to
    shareholders..........           0           0        0              0     (804,999)      0               0              0
  Issuance of common
    stock.................           0     538,822       54      1,885,823            0       0               0     (1,885,877)
  Net income..............           0           0        0              0    1,304,760       0               0              0
                            ----------   ---------   -------   -----------   ----------    ----     -----------    -----------
Balance, December 31,
  1997 -- consolidated....           0   8,538,822   $  854     12,635,607    5,100,108       0               0     (1,885,877)
  Distribution to
    shareholders..........           0           0        0              0     (554,000)      0               0              0
      Payment of notes
        receivable from
        shareholders......           0           0        0              0            0       0               0        105,000
      Net income..........           0           0        0              0    2,829,779       0               0              0
                            ----------   ---------   -------   -----------   ----------    ----     -----------    -----------
Balance, June 30, 1998 --
  consolidated............  $        0   8,538,822   $  854    $12,635,607   $7,375,887       0     $         0    $(1,780,877)
                            ==========   =========   =======   ===========   ==========    ====     ===========    ===========


                               TOTAL
                              OWNERS'
                              EQUITY
                            -----------
Balance, January 1,
  1995 -- combined........  $ 9,379,239
  Issuance of common
    stock.................          500
  Shareholder
    contributions.........      519,041
  Partner
    draws/distribution....   (3,123,496)
  Net income..............    3,421,005
                            -----------
Balance, December 31,
  1995 -- combined........   10,196,289
  Issuance of common
    stock.................        2,420
  Shareholder
    contributions.........      896,631
  Partner
    draws/distribution....   (4,256,505)
  Net income..............    3,581,481
                            -----------
Balance, December 31,
  1996 -- combined........   10,420,316
  Issuance of common
    stock.................          600
  Partner
    draws/distribution....   (1,651,035)
  Net income..............    2,704,900
                            -----------
Balance, July 31, 1997  --
  combined................   11,474,781
  Recapitalization
    (See Note 8)..........    3,876,150
  Distribution to
    shareholders..........     (804,999)
  Issuance of common
    stock.................            0
  Net income..............    1,304,760
                            -----------
Balance, December 31,
  1997 -- consolidated....   15,850,692
  Distribution to
    shareholders..........     (554,000)
      Payment of notes
        receivable from
        shareholders......      105,000
      Net income..........    2,829,779
                            -----------
Balance, June 30, 1998 --
  consolidated............  $18,231,471
                            ===========

   The accompanying notes are an integral part of these financial statements.

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES

   UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
FOR THE SEVEN MONTHS ENDED JULY 31, 1997 AND FOR THE FIVE MONTHS ENDED DECEMBER
                                    31, 1997
              AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998

                                                                SEVEN
                                          YEAR ENDED            MONTHS      FIVE MONTHS                      PRO FORMA
                                         DECEMBER 31,           ENDED          ENDED                        YEAR ENDED
                                   ------------------------    JULY 31,    DECEMBER 31,                    DECEMBER 31,
                                      1995         1996          1997          1997         ADJUSTMENTS        1997
                                   ----------   -----------   ----------   -------------   -------------   -------------
                                    COMBINED     COMBINED      COMBINED    CONSOLIDATED    (SEE NOTE 16)   (SEE NOTE 1)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income.....................  $3,421,005   $ 3,581,481   $2,704,900    $ 1,304,759      $(111,385)     $ 3,898,274
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
    Depreciation.................   2,085,600     1,853,500    1,041,397      1,026,195         80,293        2,147,885
    Amortization.................     961,465       872,999      532,319        554,677         31,092        1,118,088
    Provision for bad debts......     326,226       402,631      608,700        456,168                       1,064,868
    Gain on the sale of property
      and equipment..............      (1,425)       (1,574)           0              0                               0
    Changes in assets and
      liabilities (Increase)
      decrease in:
      Accounts receivable........     (93,180)   (1,888,252)    (456,748)    (2,543,667)                     (3,000,415)
      Inventory..................         275      (141,845)     (36,942)        22,979                         (13,963)
      Other......................    (259,850)      122,433     (344,842)        31,667                        (313,175)
      Increase (decrease) in:
        Accounts payable and
          accrued expenses.......    (120,497)      433,928     (945,035)     2,038,249                       1,093,214
                                   ----------   -----------   ----------    -----------      ---------      -----------
          Net cash provided by
            operating
            activities...........   6,319,619     5,235,301    3,103,749      2,891,027              0        5,994,776
                                   ----------   -----------   ----------    -----------      ---------      -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of property and
    equipment....................    (868,447)     (669,783)    (569,840)    (2,054,569)                     (2,624,409)
  Payments of organizational and
    other costs..................        (618)     (372,378)     (25,933)       (75,006)                       (100,939)
  Proceeds from sale of property
    and equipment................      16,927        37,357                     149,736                         149,736
  Deposits on equipment..........     (85,800)     (153,489)     (26,172)         2,355                         (23,817)
                                   ----------   -----------   ----------    -----------      ---------      -----------
          Net cash used in
            investing
            activities...........    (937,938)   (1,158,293)    (621,945)    (1,977,484)                     (2,599,429)
                                   ----------   -----------   ----------    -----------      ---------      -----------
Continued


                                        SIX MONTHS ENDED
                                            JUNE 30,
                                   --------------------------
                                      1997           1998
                                   -----------   ------------
                                    COMBINED     CONSOLIDATED
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income.....................  $ 3,055,430   $ 2,829,799
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
    Depreciation.................      861,305     1,479,706
    Amortization.................      404,642       744,971
    Provision for bad debts......      528,351       597,914
    Gain on the sale of property
      and equipment..............            0             0
    Changes in assets and
      liabilities (Increase)
      decrease in:
      Accounts receivable........   (1,108,554)   (1,250,836)
      Inventory..................       (7,055)      (44,208)
      Other......................     (422,496)     (791,146)
      Increase (decrease) in:
        Accounts payable and
          accrued expenses.......     (447,611)     (261,527)
                                   -----------   -----------
          Net cash provided by
            operating
            activities...........    2,864,012     3,304,653
                                   -----------   -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of property and
    equipment....................     (354,759)     (929,273)
  Payments of organizational and
    other costs..................         (613)      (43,965)
  Proceeds from sale of property
    and equipment................                      9,259
  Deposits on equipment..........      (28,803)      (94,687)
                                   -----------   -----------
          Net cash used in
            investing
            activities...........     (384,175)   (1,058,666)
                                   -----------   -----------
Continued

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES

   UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS,
                                   CONTINUED

              FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996, AND
FOR THE SEVEN MONTHS ENDED JULY 31, 1997 AND FOR THE FIVE MONTHS ENDED DECEMBER
                                    31, 1997
              AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998

                                                                SEVEN
                                         YEAR ENDED             MONTHS      FIVE MONTHS                      PRO FORMA
                                        DECEMBER 31,            ENDED          ENDED                        YEAR ENDED
                                  -------------------------    JULY 31,    DECEMBER 31,                    DECEMBER 31,
                                     1995          1996          1997          1997         ADJUSTMENTS        1997
                                  -----------   -----------   ----------   -------------   -------------   -------------
                                   COMBINED      COMBINED      COMBINED    CONSOLIDATED    (SEE NOTE 16)   (SEE NOTE 1)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of
    debt........................  $   367,550   $   885,992   $3,159,876    $ 2,281,478      $              $ 5,441,354
  Payments on redemption
    payable.....................   (1,102,138)            0   0.........              0                               0
  Repayment of debt.............   (5,963,949)   (3,067,021)  (2,492,061)    (2,161,775)                     (4,653,836)
  Shareholders' contributions...      519,041       896,631   600.......              0                             600
  Proceeds from shareholder
    loans.......................       24,295       146,878      557,196        134,986                         692,182
  Proceeds from sale of stock...          500         2,420            0              0                               0
  Distributions to
    shareholders................   (3,123,496)   (2,656,505)  (3,251,036)      (804,999)                     (4,056,035)
  Payments of loan costs........      (20,091)     (150,832)     (17,814)       (47,950)                        (65,764)
                                  -----------   -----------   ----------    -----------      ---------      -----------
          Net cash used in
            financing
            activities..........   (9,298,288)   (3,942,437)  (2,043,239)      (598,260)                     (2,641,499)
                                  -----------   -----------   ----------    -----------      ---------      -----------
          Net (decrease)
            increase in cash....   (3,916,607)      134,571      438,565        315,283                         753,848
          Cash, beginning of
            period..............    4,159,395       242,788      377,359        815,924                         377,359
                                  -----------   -----------   ----------    -----------      ---------      -----------
          Cash, end of period...  $   242,788   $   377,359   $  815,924    $ 1,131,207      $              $ 1,131,207
                                  ===========   ===========   ==========    ===========      =========      ===========
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Interest paid.................  $ 1,512,355   $ 1,602,793   $  988,633    $   966,354      $              $ 1,954,987
                                  ===========   ===========   ==========    ===========      =========      ===========
  Purchase of property and
    equipment from loan
    proceeds....................  $ 1,874,488   $ 2,903,502   $3,679,273    $ 1,873,827      $              $ 5,553,100
                                  ===========   ===========   ==========    ===========      =========      ===========
  Recorded capital lease
    obligations related to the
    acquisition of leasehold
    improvements and
    equipment...................  $         0   $ 1,220,744   $1,383,399..  $    62,629      $              $ 1,446,028
                                  ===========   ===========   ==========    ===========      =========      ===========
  Refinancing of debt...........  $         0   $ 4,949,132   $  250,299    $         0      $              $   250,299
                                  ===========   ===========   ==========    ===========      =========      ===========


                                       SIX MONTHS ENDED
                                           JUNE 30,
                                  --------------------------
                                     1997           1998
                                  -----------   ------------
                                   COMBINED     CONSOLIDATED
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of
    debt........................  $ 2,774,779   $ 2,745,177
  Payments on redemption
    payable.....................            0             0
  Repayment of debt.............   (1,797,428)   (4,850,167)
  Shareholders' contributions...            0             0
  Proceeds from shareholder
    loans.......................      277,024       191,000
  Proceeds from sale of stock...            0       105,000
  Distributions to
    shareholders................   (3,006,028)     (554,000)
  Payments of loan costs........      (14,355)      (73,878)
                                  -----------   -----------
          Net cash used in
            financing
            activities..........   (1,766,008)   (2,436,868)
                                  -----------   -----------
          Net (decrease)
            increase in cash....      713,829      (190,881)
          Cash, beginning of
            period..............      377,359     1,131,207
                                  -----------   -----------
          Cash, end of period...  $ 1,091,188   $   940,326
                                  ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Interest paid.................
  Purchase of property and
    equipment from loan
    proceeds....................
  Recorded capital lease
    obligations related to the
    acquisition of leasehold
    improvements and
    equipment...................
  Refinancing of debt...........

   The accompanying notes are an integral part of these financial statements.

               RADIATION THERAPY SERVICES, INC. AND SUBSIDIARIES
 NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Radiation Therapy Services, Inc. and its wholly-owned subsidiaries, collectively referred to herein as the "Company," design, construct, own or lease, and operate radiation therapy centers which provide radiation treatment to cancer patients principally in Florida.

     The Company began operations in the early 1980s as Katin Dosoretz Radiation Therapy Associates, P.A., which was formed to own and operate a radiation therapy center in Fort Myers, Florida. As additional radiation therapy centers were opened, separate corporations were generally used to operate the centers with correlating land partnerships formed to own the land on which the centers are located (the "Predecessor Companies"). In April 1997, the Company was incorporated as a Florida corporation for the purpose of combining the Predecessor Companies which existed at that time. In August 1997, the Company issued eight million shares of its common stock to the original shareholders/partners of the Predecessor Companies in exchange for the ownership interests in the entities. The following subsidiaries of the Company resulted from the exchange:

           21st Century Oncology, Inc.
           Financial Services of Southwest Florida, Inc.
           Radiation Therapy School for Radiation Therapy Technology, Inc. Radiation Therapy Payroll Services, Inc.
           Nevada Radiation Therapy Management Services, Incorporated
           New York Radiation Therapy Management Services, Incorporated

     For accounting purposes, the Predecessor Companies that were substantially identically owned by the Five Initial Shareholders (as defined in Note 7) were combined in a recapitalization and treated as the acquiror of the remaining entities. As a result, the net assets of the Predecessor Companies that were substantially identically owned were carried forward at historical basis while the net assets of the remaining entities were recorded at fair market value using the purchase method of accounting (see Note 8). The combined results of the Predecessor Companies have been presented for the years ended December 31, 1995 and 1996 and for the seven months ended July 31, 1997, since the entities operated under common management for these periods. The consolidated results of the Company for the five months ended December 31, 1997 reflect the acquisition of the remaining entities, the change in basis for the Predecessor Companies and the corresponding depreciation and amortization since July 31, 1997.

     All material intercompany balances and transactions have been eliminated.

  SIGNIFICANT ACCOUNTING POLICIES

     Unaudited Interim Financial Information: The unaudited consolidated balance sheet as of June 30, 1998, and the unaudited combined statements of operations and cash flows for the six month period ended June 30, 1997 and the unaudited consolidated statements of operations and cash flows for the six month period ended June 30, 1998 (interim financial information) have been prepared by the Company. In the opinion of management, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations, and cash flows of the interim periods.

     Certain information and footnote disclosures normally included in the supplemental combined and consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial information. The results of operations for the six month period ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

     Accounts Receivable: Accounts receivable are stated net of all contractual adjustments and estimated uncollectible amounts.

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
     Inventories: Inventories consist of parts and supplies used for repairs and maintenance of equipment owned or leased by the Company. Inventories are valued at the lower of cost or market. The cost of parts and supplies is determined using the first-in, first-out method (FIFO).

     Property and Equipment: Property and equipment are stated at cost and depreciated over their estimated useful lives utilizing the straight-line method. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is recognized in the statement of operations.

     Capitalization of Interest Costs: The Company capitalizes interest in connection with the construction of various facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. The Company incurred interest costs of approximately $1,556,000, $1,651,000 and $2,144,000 in 1995, 1996 and 1997,
respectively. Interest capitalized in 1995, 1996 and 1997 was approximately $87,000, $79,000 and $52,000, respectively.

     Goodwill: Goodwill represents the excess purchase price over the estimated fair market value of net assets acquired by the Company and is amortized on a straight-line basis over twenty-five years. At each balance sheet date after acquisition, the Company assesses the carrying value of goodwill in order to determine whether an impairment has occurred, taking into account both historical and forecasted cash flows.

     Net Service Revenues: Net service revenues are reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. During 1995, 1996 and 1997, approximately 45%, 50% and 45%, respectively, of net service revenues were received under the Medicare and Medicaid programs. These programs pay physician services based on fee schedules which are determined by the related government agency. The Company also has agreements with managed care organizations to provide physician services based on negotiated fee schedules. No individual managed care contract is material to the Company.

     For radiation centers which the Company operates pursuant to management agreements, the Company receives management services fee revenue which is included with net service revenues in the accompanying statements of operations. The amount of management services fee revenue is set by the terms of each management agreement. The Company recognized $195,000 in management service fee revenue in 1997. There was no management service fee revenue in 1995 and 1996.

     The Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on Issue 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements," on November 20, 1997. EITF Issue 97-2 covers financial reporting matters related to the consolidation of professional corporation revenue and expenses, the accounting for business combinations and the treatment of stock options for physicians as employee options. The Company's accounting policies in these areas are consistent with the consensus reached in EITF Issue 97-2.

     Direct Costs of Therapy Services: The Company considers all costs associated with providing care to its patients as direct costs of therapy services. These costs consist mainly of salaries and benefits for the professionals providing the treatments, medical supplies associated with treatments, occupancy costs and depreciation associated with the medical equipment and facilities used in the treatments.

     Income Taxes: The Company elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the Company's taxable income and tax credits, if applicable, are generally reportable by

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) the shareholders on their individual tax returns. The Company intends to make an initial public offering (the "Offering") of shares of its authorized but unissued common stock, par value $.0001 per share. Upon completion of the Offering, the Company's S corporation status will terminate and the Company will become responsible for federal and state income taxes. The Company also will change its method of accounting for income taxes from the cash basis to the accrual method, and the corresponding adjustment will be included in taxable income over a period not to exceed four years.

     Professional Liability Coverage: The Company maintains professional liability coverage which indemnifies the Company on a claims made basis with a portion of self insurance retention. The Company records an estimate of its liabilities for claims incurred but not reported. Such liabilities are not discounted.

     Management's Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and disclosure of comprehensive income and its components in a full set of financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not expect the standard to have a significant impact on its reporting practices.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and interim financial reports issued to shareholders. Generally, certain financial information is required to be reported on the basis that is used internally for evaluating performance of and allocation of resources to operating segments. The Company has not previously issued formal interim financial reports to its shareholders, but intends to implement SFAS No. 131 when it becomes a public company.

     SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," was issued in February 1998 and is effective for periods ending after December 15, 1998. This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," were issued. The Company does not expect the standard to have a significant impact on its reporting practices.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998 and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) instruments at fair value. The Company does not expect the standard to have a significant impact on its reporting practices.

     Reclassifications: Certain amounts from the prior years have been reclassified to conform with the current year presentation. Such reclassification had no impact on the combined or consolidated total assets, owners' equity, net income or total cash flow balances previously reported.

2.  PRO FORMA PER SHARE DATA:

     In February 1997, SFAS No. 128, "Earnings Per Share" was issued, which establishes new standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaces the current presentation of primary EPS and requires a dual presentation of basic and diluted EPS on the face of the statements of operations. The Company has presented earnings per share information for the year ended December 31, 1997 and for the six months ended June 30, 1998 in accordance with SFAS No. 128 on the face of the consolidated statements of operations on a pro forma basis after giving effect to the provision for income taxes which will result upon the termination of the Company's S corporation status (see Note 16). For 1997, diluted earnings per share includes the effect of the weighted average number of stock options issued totaling 380,506 shares, using the treasury stock method, based on the estimated initial public offering price.

3.  ACCOUNTS RECEIVABLE:

     Accounts receivable consisted of the following:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996           1997
                                                            -----------    -----------
Accounts receivable.......................................  $ 6,368,297    $ 8,853,250
  Less allowance for uncollectible accounts...............   (1,040,000)    (1,589,405)
                                                            -----------    -----------
                                                            $ 5,328,297    $ 7,263,845
                                                            ===========    ===========

     The activity in the allowance for uncollectible accounts was as follows:

                                                              DECEMBER 31,
                                                 --------------------------------------
                                                    1995          1996          1997
                                                 ----------    ----------    ----------
Balance at beginning of period.................  $  850,000    $1,110,000    $1,040,000
Addition to provision..........................     326,226       402,631     1,064,868
Accounts receivable written off (net of
  recoveries)..................................     (66,226)     (472,631)     (515,463)
                                                 ----------    ----------    ----------
Balance at end of period.......................  $1,110,000    $1,040,000    $1,589,405
                                                 ==========    ==========    ==========

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                     DECEMBER 31,
                                             ----------------------------
                                                 1996            1997        USEFUL LIFE
                                             ------------    ------------    -----------
Land.......................................  $  3,505,158    $  4,920,723        N/A
Buildings and leasehold improvements.......    13,105,989      17,483,263     39 years
Office, computer and telephone equipment...     3,146,206       3,631,854    5 - 7 years
Medical and medical testing equipment......    13,656,813      17,975,766    5 - 7 years
Automobiles and vans.......................       623,556         750,172      5 years
                                             ------------    ------------
                                               34,037,722      44,761,778
Less accumulated depreciation and
  amortization.............................   (13,516,942)    (15,528,084)
                                             ------------    ------------
                                               20,520,780      29,233,694
Construction in progress...................     1,215,521       1,006,431        N/A
                                             ------------    ------------
                                             $ 21,736,301    $ 30,240,125
                                             ============    ============

     Capital Lease Obligations: The Company leases certain equipment and leasehold improvements under agreements which are classified as capital leases. These leases have bargain purchase options at the end of the original lease term. Leased capital assets included in property and equipment at December 31, 1996 and 1997 are as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
Leasehold improvements....................................    $  788,744    $  915,000
Equipment.................................................       432,000     1,751,772
                                                              ----------    ----------
                                                               1,220,744     2,666,772
Less: accumulated amortization............................             0      (133,864)
                                                              ----------    ----------
                                                              $1,220,744    $2,532,908
                                                              ==========    ==========

5. ACQUISITION:

     In July 1997, the Company acquired certain assets and assumed certain liabilities of two radiation therapy treatment facilities in Las Vegas, Nevada. The acquisition was accounted for as a purchase with the operating results of the facilities included in the consolidated operating results from the acquisition date. The fair value of assets acquired, including goodwill, was $2,450,000 and liabilities assumed totaled approximately $985,000. Goodwill recorded in connection with the transaction of $750,000 is being amortized over 25 years on a straight-line basis.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consisted of the following:

                                                                  DECEMBER 31,
                                                            ------------------------
                                                               1996          1997
                                                            ----------    ----------
Accounts payable..........................................  $1,677,132    $1,846,970
Accrued expenses..........................................   1,457,582     2,380,954
Distributions payable to shareholders.....................   1,600,000             0
                                                            ----------    ----------
                                                            $4,734,714    $4,227,924
                                                            ==========    ==========

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

7. LONG-TERM DEBT:

     Long-term debt consisted of the following:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------    -----------
$2,000,000 revolving line of credit, payable in monthly       $  1,852,771    $ 1,672,056
  installments with various maturity dates from May 1998 to
  April 2001, interest at prime. Collateralized by specific
  equipment and personally guaranteed by Five Initial
  Shareholders
Notes payable to financial institution, interest at prime          111,255              0
  with monthly payments ranging from $8,578 to $12,364, due
  at various maturity dates through November 1997.
  Collateralized by specific equipment and personally
  guaranteed by Five Initial Shareholders
Note payable to financial institution, due $63,487 monthly       4,236,024      3,586,825
  for twelve months, increasing approximately 10% per annum
  thereafter, plus interest at prime, due December 2001.
  Collateralized by certain real property, inventory and
  certain other fixed assets and accounts receivable
Notes payable to unrelated entities, due $36,111 monthly         1,625,003      1,217,465
  plus interest at prime, due August 2000. Collateralized by certain real property, equipment, and other property at
  its Coral Springs and Deerfield Beach facilities
$2,000,000 mortgage note payable to a financial institution,     1,866,667      1,666,667
  due $16,667 monthly plus interest at prime, due April
  2006. Collateralized by certain real property and
  personally guaranteed by Five Initial Shareholders
Notes payable to financial institution, interest at prime          160,845         64,035
  with monthly payments ranging from $1,545 to $5,000, due
  at various maturity dates through February 1999.
  Collateralized by specific equipment and personally
  guaranteed by Five Initial Shareholders
Notes payable to financial institution, interest at prime          170,396        152,096
  with monthly payments ranging from $636 to $1,070, due at
  various maturity dates through December 2008.
  Collateralized by specific equipment and personally
  guaranteed by Five Initial Shareholders
Note payable to financial institution, due $5,000 monthly           65,000              0
  plus interest at prime, due January 1998. Uncollateralized but personally guaranteed by Five Initial Shareholders
Note payable, due $35,320 monthly including interest at             70,640              0
  7.25%, due February 1997. Collateralized by certain
  accounts receivable and specific assets and personally
  guaranteed by Five Initial Shareholders
Other notes payable, with various monthly payments plus            504,209        380,269
  interest at 10%, due at various maturity dates through
  August 2000. Personally guaranteed by Five Initial
  Shareholders
Note payable to financial institution, due $4,470 monthly          153,877        135,557
  including interest at prime, due August 2000.
  Collateralized by specific equipment and personally
  guaranteed by Five Initial Shareholders
Note payable to related parties, uncollateralized, interest        569,000        569,000
  payable monthly at prime, due on demand with sixty days
  notice

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

7. LONG-TERM DEBT: -- (CONTINUED)

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------    -----------
Notes payable to shareholders, uncollateralized, interest at  $    729,974    $ 1,422,153
  rates ranging from 8.25% to 10%, due at various maturity
  dates through December 2001
Notes payable to financial institution, due $6,185 monthly         835,172        253,214
  payments plus interest at prime, due at various maturity
  dates through July 2001. Collateralized by specific
  equipment and personally guaranteed by Five Initial
  Shareholders
Note payable to financial institution, due $20,000 monthly         620,000        380,000
  plus interest at 7.75%, due July 1999. Uncollateralized
  but personally guaranteed by Five Initial Shareholders
$250,000 revolving line of credit, interest at prime, due          244,234        250,000
  May 1998. Collateralized by specific equipment and
  personally guaranteed by Five Initial Shareholders
$2,500,000 medical equipment loan payable to a financial            32,000      1,649,479
  institution of which $1,649,479 has been drawn, monthly
  payments of $29,751 including interest at one-half
  percentage point below prime, due February 2003.
  Collateralized by specific equipment and personally
  guaranteed by Five Initial Shareholders
Notes payable to financial institution, with various monthly       277,766         64,673
  payments including interest at prime, due at various
  maturity dates through December 2002. Uncollateralized but personally guaranteed by Five Initial Shareholders
Notes payable to financial institution, with various monthly       502,952        408,323
  payments including interest at prime, due at various
  maturity dates through January 1999. Uncollateralized but
  personally guaranteed by Five Initial Shareholders
Note payable to financial institution, due $3,733 monthly          229,118        188,515
  plus interest at prime, due November 2001. Collateralized
  by specific equipment and personally guaranteed by Five
  Initial Shareholders
Capital leases payable to financial institution, with            1,200,667      1,837,750
  various monthly payments including interest at 10%, due at various maturity dates through June 2002
Notes payable to financial institutions, interest rates          4,023,982      5,110,045
  ranging from 7.5% to 10% with various monthly payments,
  due at various maturities through December 2006.
  Collateralized by specific real estate and personally
  guaranteed by Five Initial Shareholders
Note payable to affiliated partnership with various monthly         59,471         47,960
  payments plus interest at 11.5%. Collateralized by real
  estate
Non-interest bearing note payable to unrelated entity, due         300,000              0
  and paid following the opening of the Yonkers facility,
  which opened in July 1997
Note payable to unrelated entity, due $18,333 monthly                    0        454,154
  including interest at 13%, due May 2000

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

7. LONG-TERM DEBT: -- (CONTINUED)

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------    -----------
Notes payable to financial institution, interest rates at     $          0    $   151,462
  .50% below prime, with various monthly payments due at
  various maturity dates through December 2002.
  Collateralized by specific real estate, autos and
  personally guaranteed by Five Initial Shareholders
Note payable to financial institution, interest at prime due             0        301,054
  March 1998. Uncollateralized but personally guaranteed by
  Five Initial Shareholders
Note payable to financial institution, interest at 7.6%, due             0      1,600,000
  May 1998. Uncollateralized but personally guaranteed by
  Five Initial Shareholders
$3,130,000 acquisition/expansion loan payable to a financial             0      2,325,294
  institution of which $2,325,294 has been drawn, monthly
  payments of $21,867 plus interest at one half of 1% less
  than the prime lending rate, due September 2005.
  Collateralized by real estate and specific equipment and
  personally guaranteed by Five Initial Shareholders
$3,000,000 medical equipment loan payable to a financial      $          0    $ 1,016,075
  institution, of which $1,016,075 has been drawn, interest
  at one-half percentage point below prime, with monthly
  payments of $18,124 due at various maturity dates through
  December 2004. Collateralized by specific equipment and
  personally guaranteed by Five Initial Shareholders
$1,000,000 construction loan payable to a financial                      0      1,000,000
  institution due $8,333 monthly plus interest at one-half
  percentage point below prime, due March 2008.
  Collateralized by certain real property
$5,000,000 revolving line of credit from a financial                     0        869,702
  institution, interest at one-half percentage point below
  prime due March 1998. Collateralized by accounts
  receivable
                                                              ------------    -----------
                                                                20,441,023     28,773,823
Less current maturities                                         (4,967,201)   (10,096,607)
                                                              ------------    -----------
                                                              $ 15,473,822    $18,677,216
                                                              ============    ===========

     "Five Initial Shareholders," as defined, consist of Drs. Daniel Dosoretz, Michael Katin, Peter Blitzer, James Rubenstein, and Howard Sheridan.

     Principal payments for each of the next five years and thereafter on obligations described above are as follows:

1998........................................................    $10,096,607
1999........................................................      4,612,151
2000........................................................      4,263,944
2001........................................................      3,483,060
2002........................................................      2,525,749
Thereafter..................................................      3,792,312
                                                                -----------
                                                                $28,773,823
                                                                ===========

     At December 31, 1996 and 1997, the prime interest rate was 8.25% and 8.5%, respectively.

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

7. LONG-TERM DEBT: -- (CONTINUED)
     The weighted average interest rate on current maturities of long-term debt was 8.3% and 8.6% on December 31, 1996 and 1997, respectively.

     Certain notes payable contain various covenants, the more restrictive of which relate to net worth ratios, cash flow and debt service ratios which the Company did not meet. The Company obtained waivers for covenants which were not complied with at December 31, 1996 and 1997.

8. OWNERS' EQUITY:

     In 1995, 500 shares of common stock were issued related to the establishment of the Lauderdale Lakes, Florida facilities.

     In 1996, 2,420 shares of common stock were issued for the establishment of various facilities and the billing and payroll subsidiaries of the Company.

     Recapitalization: As discussed in Note 1, prior to August 1, 1997, the Predecessor Companies were under common management. As a result of the recapitalization, the Predecessor Companies became wholly-owned subsidiaries of the Company. The recapitalization consisted of the issuance of eight million shares of the Company's common stock. For accounting purposes, the combination of the Predecessor Companies that were substantially identically owned by the Five Initial Shareholders has been treated as a recapitalization and these Predecessor Companies have been treated as the acquiror of the remaining entities. As a result, the net assets of the acquiror were carried forward at historical basis while the net assets of the acquired Predecessor Companies were recorded at fair market value using the purchase method of accounting.

     The following table displays the components of the recapitalization transaction:

                                           COMMON STOCK       ADDITIONAL                    TREASURY STOCK
                           PARTNERS'    -------------------     PAID-IN      RETAINED    --------------------
                            CAPITAL      SHARES     AMOUNT      CAPITAL      EARNINGS    SHARES      AMOUNT        TOTAL
                          -----------   ---------   -------   -----------   ----------   -------   ----------   -----------
Recapitalization of
  acquiror companies and
  partnerships and
  issuance of $.0001 par
  value common stock....  $(1,785,075)  5,775,216   $(5,670)  $(1,194,104)  $1,784,497     (188)   $1,200,352   $         0
Elimination of partner's
  capital and common
  stock for entities
  being acquired and
  issuance of $.0001 par
  value common stock to
  acquired group........   (3,803,350)  2,216,836    (1,478)    3,881,089      (76,261)                                   0
Write-up of assets to
  fair market value and
  goodwill..............                                        3,876,150                                         3,876,150
                          -----------   ---------   -------   -----------   ----------    -----    ----------   -----------
                          $(5,588,425)  7,992,052   $(7,148)  $ 6,563,135   $1,708,236     (188)   $1,200,352   $ 3,876,150
                          ===========   =========   =======   ===========   ==========    =====    ==========   ===========

     For accounting purposes, the purchase of the acquired corporations and partnerships was approximately $7.8 million and the acquired corporations and partnerships were deemed to have been acquired through the issuance of 2,218,536 shares of the Company's common stock to the shareholders of the acquired corporations and partnerships. The purchase price was allocated as follows:

Net tangible asset value....................................    $6,300,000
Goodwill....................................................     1,300,000
Other intangible assets.....................................       200,000
                                                                ----------
                                                                $7,800,000
                                                                ==========

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

9. DIRECT COSTS OF THERAPY SERVICES:

     Direct costs of therapy services consisted of the following:

                                                                    DECEMBER 31,
                                                      -----------------------------------------
                                                         1995           1996           1997
                                                      -----------    -----------    -----------
Salaries and fringe benefits........................  $ 8,482,444    $ 9,426,995    $11,402,584
Medical supplies....................................      634,028        854,685      1,243,049
Depreciation and amortization.......................    1,815,145      1,606,249      1,823,667
Occupancy costs.....................................      561,034        553,504        732,696
Other...............................................      828,469      1,097,715      1,423,920
                                                      -----------    -----------    -----------
                                                      $12,321,120    $13,539,148    $16,625,916
                                                      ===========    ===========    ===========

10. GENERAL AND ADMINISTRATIVE EXPENSES:

     General and administrative expenses consisted of the following:

                                                                    DECEMBER 31,
                                                      -----------------------------------------
                                                         1995           1996           1997
                                                      -----------    -----------    -----------
Salaries and fringe benefits........................  $ 3,225,449    $ 3,475,878    $ 4,107,847
Depreciation and amortization.......................    1,231,920      1,120,250      1,330,921
Accounting and legal professional fees..............      475,540        468,020        250,628
Provision for bad debts.............................      326,226        402,631      1,064,868
Billing and collection fees.........................      336,810        460,131        244,760
Consultant fees.....................................      398,184        548,604        385,426
Insurance...........................................      214,901        343,580        461,625
Office supplies expense.............................      548,411        779,215      1,027,514
Repairs and maintenance.............................      210,692        277,057        402,084
Other taxes.........................................      596,411        744,580        784,721
Other...............................................      881,469        810,934      1,024,795
                                                      -----------    -----------    -----------
                                                      $ 8,446,013    $ 9,430,880    $11,085,189
                                                      ===========    ===========    ===========

11. COMMITMENTS AND CONTINGENCIES:

  LETTER OF CREDIT

     The Company has issued to the lessor of one of its treatment centers an unconditional and irrevocable letter of credit in the amount of $300,000 to serve as security for the performance of the assignee's (21st Century Oncology, Inc.) obligations under the lease. As of December 31, 1997, the lessor had not utilized this letter of credit.

  LEASE COMMITMENTS

     The Company is obligated under various operating leases for office space. Total lease expense incurred under these leases was approximately $560,000, $635,000 and $561,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Future fixed minimum annual lease commitments are as follows:

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES: -- (CONTINUED)

1998....................................    $  814,000
1999....................................       821,000
2000....................................       836,000
2001....................................       838,000
2002....................................       859,000
                                            ----------
                                            $4,168,000
                                            ==========

  OTHER

     In May 1996, the Company purchased the entire interest in a radiation therapy center under development in Yonkers, New York. As part of the transaction, the Company entered into a turnkey license agreement and a fifteen-year option agreement allowing the Company to participate as an equity owner in future transactions of a similar nature. The aggregate costs for these respective agreements totalled $1.0 million. Such amounts were payable upon the Yonkers center surpassing $9.5 million in aggregate cash collections. At December 31, 1997, total cash collections were approximately $135,000. See Note 17.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash in bank accounts with highly-rated financial institutions. These accounts may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. Concentrations of credit risk with respect to accounts receivable relate principally to third party payors, including managed care contracts, whose ability to pay for services rendered is dependent on their financial condition.

  LEGAL PROCEEDINGS

     The Company is involved in certain legal actions and claims arising in the ordinary course of its business. It is the opinion of management (based on advice of legal counsel) that such litigation and claims will be resolved without material adverse effect on the Company's financial position, results of operations, or cash flows.

  LETTER OF INTENT

     In January 1998, the Company signed a letter of intent to acquire the land, building and equipment of a radiation therapy center in Berlin, Maryland. Purchase price of the acquisition is approximately $3.9 million. The Company is performing its due diligence and the final acquisition agreement has not been completed.

12. EMPLOYEE BENEFIT PLAN:

     The Company has a retirement plan under Section 401(k) of the Internal Revenue Code (the "Benefit Plan"). The Benefit Plan allows all full-time employees after one year of service to defer a portion of their compensation on a pre-tax basis through contributions to the Benefit Plan. The Company matches a portion of these contributions based upon the employee's length of service. The Company's matching contributions for the years ended December 31, 1995, 1996 and 1997 were $128,000, $106,000 and $123,000, respectively.

13. STOCK PURCHASE AND OPTION PLANS:

  STOCK PURCHASE AGREEMENTS

     In August 1997, the Company entered into stock purchase agreements with two key employees and an officer. The Company issued a total of 538,822 shares of common stock and received non-interest bearing notes in the amount of $1,885,877 due August 15, 1998. The notes are presented in the equity section of the balance sheet as a reduction in shareholders' equity.

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

13. STOCK PURCHASE AND OPTION PLANS: -- (CONTINUED)
  STOCK OPTION PLAN

     In August 1997, the Board of Directors approved and adopted the 1997 Stock Option Plan (the "Plan"). The Plan authorizes the issuance of options to purchase up to 1,300,000 shares of the Company's common stock. Options granted under the Plan may be either "Incentive Stock Options" or "Non-qualified Stock Options."

     Incentive Stock Options may be granted to key employees, including officers, directors and other selected employees. The exercise price of each option must be 100% of the fair market value of the common stock on the date of grant (110% in the case of 10% shareholders). During 1997, the Board of Directors approved the issuance of Incentive Stock Options for an aggregate of 519,616 shares of common stock, at an exercise price of $3.50 per share. The options become exercisable 20% per year over a five-year period and expire ten years after the date of grant. No options were exercisable at December 31, 1997.

     Non-qualified Stock Options may be granted under the Plan or otherwise to officers, directors, consultants, advisors and key employees. The exercise price of each option must be at least 85% of the fair market value of the common stock on the date of grant. During 1997, the Board of Directors approved the issuance of Non-qualified Stock Options for an aggregate of 38,460 shares of common stock, at an exercise price of $3.50 per share, which was the fair market value of the stock on the date of grant. The options become exercisable 20% per year over a five-year period and expire ten years after the date of grant. No options were exercisable at December 31, 1997.

     A summary of changes in outstanding options is summarized as follows:

                                               WEIGHTED                         WEIGHTED
                                                AVERAGE                         AVERAGE
                                               REMAINING    NUMBER OF SHARES    EXERCISE
                                                 LIFE         UNDER OPTION       PRICE
                                               ---------    ----------------    --------
Outstanding December 31, 1996................      --                 0             --
Options granted:
  Incentive Stock Options....................    9.58           519,616          $3.50
  Non-qualified Stock Options................    9.58            38,460           3.50
                                                                -------
Outstanding December 31, 1997................    9.58           558,076           3.50
                                                                =======
Shares available for future grants...........                   741,924
                                                                =======

     No options were exercised, expired or forfeited during 1997.

     In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. SFAS No. 123 gives entities a choice of recognizing related compensation expense by adopting the new fair value method or continuing to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. The Company has adopted the measurement prescribed by APB Opinion No. 25. Accordingly, no compensation cost has been recognized for the Incentive Stock Options issued under the Plan. Had compensation cost for these options been determined based on their fair value at the grant date according to the provision of

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

13. STOCK PURCHASE AND OPTION PLANS: -- (CONTINUED)
SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                DECEMBER 31,
                                                                    1997
                                                                ------------
Net income -- pro forma after taxes.........................     $2,335,274
Net income -- pro forma after taxes and SFAS No. 123........     $2,297,874
Basic earnings per share -- pro forma after taxes...........     $     0.28
Basic earnings per share -- pro forma after taxes and SFAS
  No. 123...................................................     $     0.28
Diluted earnings per share -- pro forma after taxes.........     $     0.27
Diluted earnings per share -- pro forma after taxes and SFAS
  No. 123...................................................     $     0.27
Weighted average fair value of options granted..............     $     1.20

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.02%; no dividend yield; expected life of 7 years; and volatility of 0%.

14. RELATED PARTY TRANSACTIONS:

     The Company purchases nuclear medical and pharmacological supplies from a company which is majority owned by the Initial Shareholders. Purchases by the Company from this company were approximately $52,000 and $422,000 in 1996 and 1997, respectively.

     The Company leases the space for its Ft. Myers, Florida radiation therapy center from a partnership which is majority owned by the Initial Shareholders. The current lease extends through August 2002 and provides for annual rent of approximately $365,000 plus insurance, taxes, and assessments. Rental payments by the Company under the lease were approximately $389,000, $374,000 and $382,500 during 1995, 1996 and 1997, respectively.

     In December 1997, the Company borrowed approximately $301,000 from a financial institution in which certain shareholders of the Company own stock and of which two of the Initial Shareholders are members of the Board of Directors (see Note 7).

15. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amounts of cash, accounts receivable, accounts payable, short-term and demand notes payable reported in the December 31, 1996 and 1997 balance sheets approximate fair value. Substantially all of the Company's long-term debt has a floating interest rate; and, therefore, the liability approximates fair value at December 31, 1996 and 1997.

16. PRO FORMA DISCLOSURE:

     The unaudited 1997 pro forma results of operations and cash flows represent the combined results of the Predecessor Companies for the seven months ended July 31, 1997 and the consolidated results of the Company for the five months ended December 31,1997. The unaudited 1997 pro forma results of operations and cash flows have been presented, since all of the entities were under common management and operated as one company for all of the years presented. The pro forma supplemental combined and consolidated statements of operations and cash flows for the year ended December 31, 1997, have been adjusted by $111,385 to reflect a full year of depreciation and amortization of the acquired companies' assets as if the acquisition had occurred on January 1, 1997.

     The following pro forma disclosures are included as the Company intends to file a registration statement with the Securities and Exchange Commission for an offering of shares of its common stock.

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

16. PRO FORMA DISCLOSURE: -- (CONTINUED)
     Pro Forma Taxes: The Company had elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. In connection with the closing of the Offering, the S corporation election will terminate and, accordingly, the Company will become subject to U.S. federal and state income taxes. Upon termination of the S corporation election, current and deferred income taxes reflecting the tax effects of temporary differences between the Company's financial statement and tax bases of certain assets and liabilities will become liabilities of the Company. These liabilities will be reflected on the consolidated balance sheet with a corresponding non-recurring expense in the consolidated statement of operations at the completion of the Offering.

     Deferred income taxes relate primarily to accounts receivable, fixed assets, accounts payable, accrued expenses and deferred income, primarily attributable to the use of the cash method of accounting for income tax purposes. The amount of the deferred income tax liability computed using the asset and liability method of accounting for income taxes approximated $413,000 at December 31, 1997.

     The following unaudited pro forma information reflects the reconciliation between the total statutory provision for income taxes and the total actual provision relating to the income tax expenses that would have been incurred if the S corporation was subject to U.S. federal and state income taxes:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Pro forma statutory tax provision...........................   $1,390,000
State income taxes, net.....................................      164,000
Nondeductible expenses......................................        9,000
                                                               ----------
  Pro forma total provision for income taxes................   $1,563,000
                                                               ==========

     Prior to the consummation of the Offering, it is anticipated that the Company will enter into S Corporation Tax Allocation and Indemnification Agreements (the Tax Agreements) with its current shareholders relating to their respective income tax liabilities. Because the Company will be fully subject to corporate income taxation after the consummation of the Offering, the reallocation of income and deductions between the periods during which the Company was treated as an S corporation and the periods during which the Company will be subject to corporate income taxation may increase the taxable income of one party while decreasing that of another party. Accordingly, the Tax Agreements are intended to include provision such that taxes are borne by the Company, on the one hand, and the shareholder, on the other, only to the extent that such parties were required to report the related shareholder income for tax purposes.

     Pro Forma Net Income Per Share: Weighted average common shares outstanding includes the common share equivalents applying the treasury stock method for determining common stock equivalents. Pursuant to the requirements of the Securities and Exchange Commission (SEC), common stock issued by the Company during the 12 months immediately preceding the initial filing of the registration statement with the SEC, plus common share equivalents relating to the grant of stock options during the same period, have been included in the calculation of pro forma weighted average number of common and common share equivalents outstanding for all periods presented, using the treasury stock method, based on the estimated initial public offering price.

     Pro Forma Shareholders' Equity: The Company's presentation of unaudited pro forma shareholders' equity at June 30, 1998 reflect the effects on historical retained earnings of a planned distribution to the Company's shareholders currently estimated to be $2.5 million attributable to previously taxed earnings and the recording a deferred tax liability of approximately $230,000 referred to above as if the S corporation election had terminated immediately prior to that date. Additionally, the retained earnings of the Company, after recording the estimated dividends and deferred income taxes referred to above, will be reclassified to additional paid-in capital in connection with the termination of the Company's S corporation election. The unaudited pro forma shareholders' equity at June 30, 1998 gives effect to these items, but does not give effect to the proceeds from the Offering.

      NOTES TO UNAUDITED SUPPLEMENTAL COMBINED AND CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

17. SUBSEQUENT EVENTS:

     In March 1998, the Company acquired certain assets of a radiation oncology center located in Yonkers, New York. The acquisition was accounted for as a purchase. The fair value of the assets acquired, including goodwill, was $6.0 million and liabilities assumed totaled approximately $4.2 million. Goodwill of $2.8 million is being amortized over 25 years.

     In May 1998, the Company entered into an agreement with an unrelated entity which resulted in the prepayment or cancellation of approximately $1.5 million of the Company's outstanding commitments to another unrelated entity (including the Company's $1.0 million obligation related to the Yonkers, New York facility discussed in Note 11) and the grant to the Company of purchase options on three radiation centers and the right of first refusal on any center or equipment on which the unrelated entity receives an offer to purchase.

     In June 1998, the Company entered into a joint venture with a hospital for the delivery of radiation oncology services at both a freestanding center and an in-hospital center in Utica, New York. The Company owns 40% of the joint venture entity (which in turn owns the assets of these two centers) and provides certain administrative services to the centers. The Company has accounted for this joint venture using the equity method of accounting. The Company's initial investment in the joint venture of approximately $1.2 million is included in other assets.

     In July 1998, the Company amended its 1997 Stock Option Plan to increase the aggregate number of authorized shares to 2,000,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

February 20, 1998

To the Shareholders and Partners of the Acquired Companies
Fort Myers, Florida

     In our opinion, the accompanying combined statement of revenues, direct operating expenses and allocated expenses presents fairly, in all material respects, the excess of revenues over direct operating expenses and allocated expenses of the Acquired Companies for the year ended December 31, 1996, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Acquired Companies' management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     As discussed in Note 1, the financial statement presents the operating results of certain entities that were under common management, but were not identically owned. Certain management and administrative costs have been charged to the Acquired Companies by other common managed entities. However, various other services and indirect charges are provided without charge.

/s/ PricewaterhouseCoopers LLP

                               ACQUIRED COMPANIES

                        COMBINED STATEMENTS OF REVENUES,
                DIRECT OPERATING EXPENSES AND ALLOCATED EXPENSES
                  FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR
                       THE SIX MONTHS ENDED JUNE 30, 1997

                                                                              SIX MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1996           1997
                                                              ------------    ----------
                                                                              (UNAUDITED)
Revenues....................................................   $6,090,310     $4,251,161
Direct costs................................................    3,045,485      2,060,652
                                                               ----------     ----------
  Treatment center contribution.............................    3,044,825      2,190,509
General and administrative..................................    2,086,529      1,263,038
                                                               ----------     ----------
     Operating income.......................................      958,296        927,471
Interest expense............................................     (449,090)      (238,739)
Other income................................................      468,677        241,641
                                                               ----------     ----------
       Excess of revenues over direct operating expenses and
        allocated expenses..................................   $  977,883     $  930,373
                                                               ==========     ==========

    The accompanying notes are an integral part of this financial statement.

          NOTES TO ACQUIRED COMPANIES' COMBINED STATEMENT OF REVENUES,
                DIRECT OPERATING EXPENSES AND ALLOCATED EXPENSES

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION:

  Nature of Business and Basis of Presentation

     Radiation Therapy Services, Inc. and its wholly-owned subsidiaries, collectively referred to herein as the "Company," design, construct, own or lease, and operate radiation therapy centers which provide radiation treatment to cancer patients principally in Florida. The Acquired Companies' Combined Statements of Revenues, Direct Operating Expenses and Allocated Expenses present the operating results of the entities which were under common management but were not substantially identically owned. These entities include three active operating entities (Englewood, Sarasota and Port Charlotte), a physician payroll entity and five real estate partnerships. As all of the entities were under common management, various costs have not been allocated or only partially allocated from the other related entities.

     The Company began operations in the early 1980s as Katin Dosoretz Radiation Therapy Associates, P.A., which was formed to own and operate a radiation therapy center in Fort Myers, Florida. As additional radiation therapy centers were opened, separate corporations were generally used to operate the centers with correlating land partnerships formed to own the land on which the centers are located (the "Predecessor Companies"). In April 1997, the Company was incorporated as a Florida corporation for the purpose of combining the Predecessor Companies which existed at that time. In August 1997, the Company issued eight million shares of its common stock to the original shareholders/partners of the Predecessor Companies in exchange for the ownership interests in the entities. The following subsidiaries of the Company resulted from the exchange:

          21st Century Oncology, Inc.
           Financial Services of Southwest Florida, Inc.
           Radiation Therapy School for Radiation Therapy Technology, Inc. Radiation Therapy Payroll Services, Inc.
           Nevada Radiation Therapy Management Services, Incorporated
           New York Radiation Therapy Management Services, Incorporated

     For accounting purposes, the Predecessor Companies that were substantially identically owned by the Five Initial Shareholders were combined in a recapitalization and treated as the acquiror of the remaining entities. As a result, the net assets of the Predecessor companies that were substantially identically owned were carried forward at a historical basis while the net assets of the remaining entities (the "Acquired Companies") were recorded at fair market value using the purchase method of accounting.

  SIGNIFICANT ACCOUNTING POLICIES

     Unaudited Interim Financial Information: The combined statement of revenues, direct operating expenses and allocated expenses for the six month period ended June 30, 1997 (interim financial information) has been prepared by the Acquired Companies. In the opinion of management, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Acquired Companies' results of operations, of the interim periods.

     Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial information. The results of operations for the six month period ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year.

     Net Service Revenues: Net service revenues are reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. During 1997, approximately 45% of net service revenues were received under the Medicare and Medicaid programs. These programs pay physician services based on fee schedules which are determined by the

          NOTES TO ACQUIRED COMPANIES' COMBINED STATEMENT OF REVENUES, DIRECT OPERATING EXPENSES AND ALLOCATED EXPENSES -- (CONTINUED)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION: -- (CONTINUED) related government agency. The Acquired Companies also have agreements with managed care organizations to provide physician services based on negotiated fee schedules. No individual managed care contract is material to the Acquired Companies.

     Direct Costs of Therapy Services: The Acquired Companies consider all costs associated with providing care to its patients as direct cost of therapy services. These costs consist mainly of salaries and benefits for the professionals providing the treatments, medical supplies associated with treatments, occupancy costs and depreciation associated with the medical equipment and facilities used in the treatments.

     Income Taxes: The Acquired Companies elected to be taxed as an S corporation for federal and state income tax purposes or are operated as partnerships. Accordingly, the Acquired Companies taxable income and tax credits, if applicable, are generally reportable by the shareholders on their individual tax returns. The Company intends to make an initial public offering (the "Offering") of shares of its authorized but unissued common stock, par value $.0001 per share. Upon completion of the Offering, the Company's S corporation status will terminate and the Company will become responsible for federal and state income taxes. The Company also will change its method of accounting for income taxes from the cash basis to the accrual method. The corresponding adjustment will be included in taxable income over a period not to exceed four years.

     Management's Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and disclosure of comprehensive income and its components in a full set of financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Acquired Companies do not expect the standard to have a significant impact on their reporting practices.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and interim financial reports issued to shareholders. Generally, certain financial information is required to be reported on the basis that is used internally for evaluating performance of and allocation of resources to operating segments. The Acquired Companies have not previously issued formal interim financial reports to their shareholders. The Company intends to implement SFAS No. 131 when it becomes a public company.

     SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," was issued in February 1998 and is effective for periods ending after December 15, 1998. This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,"

          NOTES TO ACQUIRED COMPANIES' COMBINED STATEMENT OF REVENUES, DIRECT OPERATING EXPENSES AND ALLOCATED EXPENSES -- (CONTINUED)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION: -- (CONTINUED) and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," were issued. The Acquired Companies do not expect the standard to have a significant impact on their reporting practices.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998 and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Acquired Companies do not expect the standard to have a significant impact on their reporting practices.

2.  DIRECT COSTS OF THERAPY SERVICES:

     Direct costs of therapy services consisted of the following:

                                                          YEAR ENDED     SIX MONTHS ENDED
                                                         DECEMBER 31,        JUNE 30,
                                                             1996              1997
                                                         ------------    ----------------
                                                                           (UNAUDITED)
Salaries and fringe benefits...........................   $2,046,344        $1,441,144
Medical supplies.......................................      236,113           147,583
Depreciation and amortization..........................      429,124           194,539
Other..................................................      333,904           277,386
                                                          ----------        ----------
                                                          $3,045,485        $2,060,652
                                                          ==========        ==========

3.  GENERAL AND ADMINISTRATIVE EXPENSES:

     General and administrative expenses consisted of the following:

                                                          YEAR ENDED     SIX MONTHS ENDED
                                                         DECEMBER 31,        JUNE 30,
                                                             1996              1997
                                                         ------------    ----------------
                                                                           (UNAUDITED)
Salaries and fringe benefits...........................   $  755,198        $  425,116
Depreciation and amortization..........................      128,536            63,396
Accounting and legal professional fees.................       73,731            25,945
Provision for bad debts................................      102,766           123,704
Billing and collection fees............................        3,246                 0
Management fees........................................      289,606           135,015
Insurance..............................................       58,940            36,982
Office supplies expense................................      172,759            94,689
Repairs and maintenance................................       80,374            24,588
Other taxes............................................       93,952           128,030
Other..................................................      327,421           205,573
                                                          ----------        ----------
                                                          $2,086,529        $1,263,038
                                                          ==========        ==========

------------------------------------------------------
------------------------------------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                         ------------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................   10
The Company................................   19
Use of Proceeds............................   21
Dividend Policy............................   21
Dilution...................................   22
Capitalization.............................   23
Selected Financial Data....................   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   28
Business...................................   39
Management.................................   53
Certain Relationships and Related Party
  Transactions.............................   58
Principal Shareholders.....................   62
Description of Capital Stock...............   63
Shares Eligible for Future Sale............   64
Underwriting...............................   65
Legal Matters..............................   66
Experts....................................   67
Additional Information.....................   67
Index to Financial Statements..............  F-1

    UNTIL          , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                                 SHARES

                                     [LOGO]

                                  COMMON STOCK
                             ---------------------
                                   PROSPECTUS
                             ---------------------

                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                               WHEAT FIRST UNION

                                           , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of anticipated expenses in connection with the issuance and distribution of the securities being registered. All amounts other than the SEC and NASD fees are estimated.

SEC registration fee........................................  $12,213
NASD fee....................................................    4,640
Nasdaq National Market listing fee..........................
Printing costs..............................................
Legal fees..................................................
Accounting fees.............................................
Transfer agent fees.........................................
Blue sky fees and expenses..................................
Miscellaneous...............................................

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0831 of the Florida Business Corporation Act ("FBCA") limits the liability of directors of Florida corporations. Section 607.831 provides that a director is not personally liable for monetary damages to the corporation or any other person unless the director breached or failed to perform his or her duties as a director and the director's breach of, or failure to perform, those duties constituted (1) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful, or had no reasonable cause to believe his or her conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which the liability provisions of Florida law for unlawful distributions are applicable, (4) in a proceeding by or in the right of the corporation or of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Section 607.0850 of the FBCA empowers a Florida corporation, subject to certain limitations, to indemnify its directors, officers and employees against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     The Articles of Incorporation and Bylaws of the Registrant provide that the Registrant shall indemnify any person who is or was a director, officer or employee of the Registrant to the full extent permitted by Florida law. In addition, subsequent to the Offering the Registrant will maintain director and officer liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since September 1, 1995, the Registrant has made the following sales of unregistered securities:

     Pursuant to the Exchange Transaction completed effective August 1, 1997, the Registrant issued the following shares of Common Stock in exchange for ownership interests in the Registrant's predecessor entities: Michael J. Katin, 1,670,436; Daniel E. Dosoretz, 1,893,846; Peter Blitzer, 1,601,388; James H.
Rubenstein, 1,470,590; Howard M. Sheridan, 1,316,090; and Graciela R. Garton, 47,650.

     On August 1, 1997, the Registrant granted options to purchase an aggregate of 558,076 shares of Common Stock pursuant to its 1997 Stock Option Plan. These options were granted to seven employees and one consultant and all have an exercise price of $3.50 per share.

     During August 1997, the Registrant entered into Stock Purchase Agreements with the following individuals with respect to the indicated numbers of shares:
Graciela R. Garton, 313,215; Daniel Galmarini, 195,607; and G. David Schiering, 30,000. The purchase price for these shares was equal to their fair market value, which was determined by the Board of Directors of the Registrant based upon an evaluation received from an independent appraiser to be $3.50 per share. The Agreements provide for payment to be made no later than August 14, 1998. The purchased shares are retained by the Registrant as security for payment.

     As of June 5, 1998, in connection with a joint venture arrangement, the Registrant agreed to issue to a physician shares of Common Stock having a value of $700,000, with the number of shares to be determined (i) using the initial public offering price if the Registrant's initial public offering is completed prior to January 1, 2000 or (ii) if an initial public offering is not completed prior to January 1, 2000, on the basis of an appraisal as of January 1, 1999.

     All of the securities described above were issued without registration under the Securities Act of 1933 in reliance upon the exemptions provided by
Section 4(2) or Rule 701. None of the foregoing transactions involved any underwriters, underwriting commissions or any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The list of exhibits is set forth beginning on page E-1 of this Registration Statement and is incorporated herein by reference.

     (b) Financial Statement Schedules. Not applicable.

ITEM 17.  UNDERTAKINGS.

     *(f) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     *(i) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
---------------

     *Paragraph references correspond to those of Regulation S-K, Item 512.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, as of the 25th day of September, 1998.

                                          RADIATION THERAPY SERVICES, INC.

                                          By:   /s/ DANIEL E. DOSORETZ, M.D.

                                            ------------------------------------
                                                  Daniel E. Dosoretz, M.D.
                                               President and Chief Executive
                                                           Officer

     Each person whose signature appears below and whose name is marked with an asterisk (*) hereby constitutes and appoints G. David Schiering and David M. Koeninger his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 25, 1998.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

             * /s/ MICHAEL J. KATIN, M.D                 Chairman of the Board
-----------------------------------------------------
                Michael J. Katin, M.D

             /s/ DANIEL E. DOSORETZ, M.D                 President, Chief Executive Officer and
-----------------------------------------------------    Director (principal executive officer)
               Daniel E. Dosoretz, M.D

               /s/ DAVID M. KOENINGER                    Vice President and Chief Financial Officer
-----------------------------------------------------    (principal financial officer)
                 David M. Koeninger

                 /s/ JOSEPH BISCARDI                     Controller and Chief Accounting Officer
-----------------------------------------------------    (principal accounting officer)
                   Joseph Biscardi

             * /s/ PETER H. BLITZER, M.D                 Director
-----------------------------------------------------
                Peter H. Blitzer, M.D

            * /s/ GRACIELA R. GARTON, M.D                Director
-----------------------------------------------------
               Graciela R. Garton, M.D

           * /s/ JAMES H. RUBENSTEIN, M.D                Director
-----------------------------------------------------
              James H. Rubenstein, M.D

            * /s/ HOWARD M. SHERIDAN, M.D                Director
-----------------------------------------------------
               Howard M. Sheridan, M.D

LIST OF EXHIBITS

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 1         Form of Underwriting Agreement*
 3.1       Articles of Incorporation of the Registrant
 3.2       Bylaws of the Registrant
 5         Opinion of Taft, Stettinius & Hollister LLP*
10.1       Lease, dated November 28, 1989, between Antonelli and Boinis
           Associates Limited Partnership ("Associates") and University
           Radiotherapy Associates, Ltd. ("University"); First Addendum
           to Standard Lease Agreement, dated as of November 28, 1989, between Associates and University; and Assignment of Lease, dated August 26, 1994, between Associates, CTI of West
           Broward, Inc., successor to University, and Coral Springs
           Radiation Therapy Regional Center, Inc. ("Coral Springs").
           On July 31, 1997, Coral Springs was merged into 21st Century
           Oncology, Inc.
10.2       Lease, effective July 1, 1987, between Kyle, Sheridan &
           Thorn Associates (previously 3680 Broadway Building
           Associates) and Katin, Dosoretz Radiation Therapy
           Associates, P.A.; and Extension of Lease, dated August 31,
           1997, between 3680 Broadway Building Associates and Katin,
           Dosoretz Radiation Therapy Associates, P.A.. Effective July
           31, 1997, Katin, Dosoretz Radiation Therapy Associates, P.A.
           changed its name to 21st Century Oncology, Inc.
10.3       Lease, dated August 30, 1994, between Buffalo Westcliff
           Limited Partnership ("Buffalo") and Richard Carl Small, M.D.
           Professional Corporation ("Small"); Amendment, dated August
           30, 1994, between Buffalo and Small; Assignment of Lease,
           dated July 11, 1997, between Small and Nevada Radiation
           Therapy Management Services, Inc.; Landlord Consent to
           Assignment, dated July 10, 1997, by Buffalo.
10.4       Memorandum of Lease, dated November 30, 1993, between
           Commons II Land Partnership and Naples Radiation Therapy
           Associates; Consent dated September 26, 1997, to assignment of lease to 21st Century Oncology, Inc.
10.5       Leased dated December 1, 1980, between Adventist Health
           System/Sunbelt, Inc. ("Adventist") and Oncology Associates
           at Punta Gorda, Inc. ("Oncology Associates"); Assignment of
           Lease dated August 9, 1990 between Oncology Associates and
           Consent to Assignment by Adventist; Triple Net Lease dated
           September 11, 1990 between Punta Gorda Building Associates and Charlotte County Radiation Therapy Center, Inc. On July
           31, 1997, Charlotte County Radiation Therapy Center, Inc.
           merged into 21st Century Oncology, Inc. Also on July 31,
           1997, all of the partnerships interests in Punta Gorda
           Building Associates were transferred to the Company.
10.6       Sub -- sublease, dated May 14, 1996, between CTI of New
           York, Inc. ("CTI") and Yonkers Radiation Medical Practice,
           P.C. ("Yonkers"); Assignment and Assumption Agreement, dated
           May 14, 1996, between CTI and Yonkers; Asset Transfer
           Agreement, dated August 1, 1997, between Yonkers and New
           York Radiation Therapy Management Services, Incorporated;
           Consent to transfer, dated July 26, 1997, by Cancer
           Treatment Holdings, Inc.
10.7       Lease dated August 8, 1990 and Lease Modification Agreements dated January 21, 1991 and August 1, 1994, between Riverhill
           Radiation Realty Associates ("Riverhill Realty") and Arthur
           D. Brimberg, M.D., P.C. ("Brimberg P.C."); Assignment of
           Lease dated March 20, 1998 between Riverhill Radiation
           Oncology, P.C. ("Riverhill Oncology", formerly Brimberg
           P.C.) and New York Radiation Therapy Management Services,
           Inc. and Consent to Assignment by Riverhill Realty
           Associates, LLC ("Riverhill Realty LLC", successor to
           Riverhill Realty); Guaranty dated March 20, 1998 between the
           Company and Riverhill Realty, LLC.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
10.8       Lease dated July 18, 1994, between Health Care Properties,
           Inc. ("Health Care") and Riverhill Realty; Lease
           Modification and Extension Agreement dated November 1, 1996 between Health Care and Brimberg P.C.; Assignment of Lease dated March 20, 1998 between Riverhill Oncology and New York
           Radiation Management Services, Inc. and Consent to
           Assignment by Riverhill Realty, LLC; Guaranty dated March
           20, 1998 between the Company and Riverhill Realty, LLC.
10.9       Form of Administrative Services Agreement
10.10      Amended and Restated 1997 Stock Option Plan
10.11      Executive Employment Agreement and Physician Employment
           Agreement between Daniel E. Dosoretz, M.D. and the Company and 21st Century Oncology, Inc., respectively, each dated as of April 1, 1998
10.12      Executive Employment Agreement and Physician Employment
           Agreement between Michael J. Katin, M.D. and the Company and
           21st Century Oncology, Inc., respectively, each dated as of
           April 1, 1998
10.13      Executive Employment Agreement and Physician Employment
           Agreement between Peter H. Blitzer, M.D. and the Company and
           21st Century Oncology, Inc., respectively, each dated as of
           April 1, 1998
10.14      Executive Employment Agreement and Physician Employment
           Agreement between Graciela R. Garton, M.D. and the Company and 21st Century Oncology, Inc., respectively, each dated as of April 1, 1998
10.15      Executive Employment Agreement and Physician Employment
           Agreement between James H. Rubenstein, M.D. and the Company and 21st Century Oncology, Inc., respectively, each dated as of April 1, 1998
10.16      Executive Employment Agreement between G. David Schiering
           and the Company, dated as of April 1, 1998
10.17      Executive Employment Agreement between David M. Koeninger
           and the Company, dated as of June 26, 1998
10.18      Executive Employment Agreement between Herbert L. Ort and
           the Company, dated as of April 1, 1998
10.19      Executive Employment Agreement between Joseph Biscardi and the Company, dated as of April 1, 1998
10.20      Transfer Agreement dated July 31, 1997 among Radiation
           Therapy Regional Centers, Inc., Daniel E. Dosoretz, M.D.,
           Michael J. Katin, M.D., Peter H. Blitzer, M.D., James H.
           Rubenstein, M.D., Howard M. Sheridan, M.D., and Graciela R.
           Garton, M.D.
10.21      Transfer Agreement relating to the shares of Nevada
           Radiation Therapy Management Services, Incorporated dated
           August 1, 1997 among Radiation Therapy Regional Centers,
           Inc., Daniel E. Dosoretz, M.D., Michael J. Katin, M.D.,
           Peter H. Blitzer, M.D., James H. Rubenstein, M.D., Howard M.
           Sheridan, M.D., and Graciela R. Garton, M.D.
10.22      Transfer Agreement relating to the shares of New York
           Radiation Therapy Management Services, Incorporated dated
           August 1, 1997 among Radiation Therapy Regional Centers,
           Inc., Daniel E. Dosoretz, M.D., Michael J. Katin, M.D.,
           Peter H. Blitzer, M.D., James H. Rubenstein, M.D., Howard M.
           Sheridan, M.D., and Graciela R. Garton, M.D.
10.23      Stock Purchase Agreement among Peter H. Blitzer, M.D.,
           Daniel E. Dosoretz, M.D., Michael J. Katin, M.D., James H.
           Rubenstein, M.D., Howard M. Sheridan, M.D., and Graciela R.
           Garton, M.D. *
10.24      Promissory Note dated August 14, 1998 from Graciela R.
           Garton, M.D., to the Company

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
10.25      Form of Transition Agreement and Stock Pledge
21         Subsidiaries of the Registrant
23.1       Consent of Taft, Stettinius & Hollister LLP (contained in
           Exhibit 5)*
23.2       Consent of PricewaterhouseCoopers LLP
24         Power of Attorney (contained in Signature Page)
27.1       Financial Data Schedule (EDGAR filing only)
27.2       Restated Financial Data Schedule
99.1       Consent of John A. Kraeutler, Nominee for Director
99.2       Consent of Wilfred T. O'Gara, Nominee for Director
99.3       Consent of James W. Moore, Nominee for Director

---------------

* To be filed by amendment.

The Registrant will file with the Commission on request any long term debt instruments not filed herewith.